                                PROXY STATEMENT

INTRODUCTION

    This Proxy Statement is being furnished to the stockholders of ThermoSpectra Corporation, a Delaware corporation (the "Company" or "ThermoSpectra"), in connection with the solicitation by its Board of Directors (the "Board" or the "Board of Directors") of proxies to be used at a Special Meeting of stockholders
to be held on             ,             , 1999, at 10:00 a.m., at the offices of
Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof (the "Special Meeting"). A committee
of the Board of Directors has fixed the close of business on             , 1999
as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

    The Special Meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of May 21, 1999 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, TS Acquisition Corporation (the "Merger Sub"), a newly-formed Delaware corporation, will be merged with and into ThermoSpectra (the "Merger"), with ThermoSpectra being the surviving corporation (the "Surviving Corporation"). ThermoSpectra is a majority-owned subsidiary of, and the Merger Sub is a wholly owned subsidiary of, Thermo Instrument Systems Inc., a Delaware corporation ("Thermo Instrument"), which in turn is a majority-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"). The Merger Sub was organized by Thermo Instrument solely to facilitate the Merger.

    In the Merger, each outstanding share of common stock, $.01 par value, of ThermoSpectra (the "Common Stock") (other than shares held by stockholders who are entitled to and who have perfected their Dissenters' Rights (as defined below), shares held by ThermoSpectra in treasury and shares held by Thermo Instrument and Thermo Electron) will be canceled and converted automatically into the right to receive $16.00 in cash, payable to the holder thereof, without interest. See "THE MERGER." On August 11, 1998, the last trading day prior to the date Thermo Electron first publicly announced the proposal to take ThermoSpectra private, the closing price per share of Common Stock reported in the consolidated transaction reporting system was $9.375. On May 20, 1999, the last trading day prior to the public announcement of the financial terms of the proposed Merger, the closing price per share of Common Stock reported in the
consolidated transaction reporting system was $11.50. On             , 1999, the
last trading day prior to the printing of this Proxy Statement, the closing price per share of Common Stock reported in the consolidated transaction
reporting system was $         .

    The directors and officers of ThermoSpectra immediately prior to the Merger shall be the initial directors and officers of the Surviving Corporation; however, Thermo Instrument intends to appoint a board of directors comprised solely of members of the Surviving Corporation's and Thermo Instrument's management after the Merger. All options to purchase Common Stock immediately prior to the Merger shall be assumed by Thermo Instrument and converted into options to purchase the common stock, $.10 par value, of Thermo Instrument. See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument."

    Under Delaware law, approval of the Merger Agreement at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Thermo Instrument, which owns approximately 82% of the outstanding Common Stock, and Thermo Electron, which owns approximately 10% of the outstanding Common Stock, intend to vote their shares in favor of the Merger Agreement, thus assuring that the Merger Agreement will be approved.

    The Board of Directors recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger, stockholders other than Thermo Instrument, Thermo Electron and the directors and officers of the Company, Thermo Instrument and Thermo Electron (the "Minority Stockholders"), should be aware that certain officers and directors of the Company have certain interests that are in addition to, or different from, the interests of the Minority Stockholders. See "SPECIAL FACTORS--Conflicts of Interest."

    Stockholders should read and consider carefully the information contained in this Proxy Statement. This Proxy Statement, the Notice of Special Meeting and the enclosed Proxy Card are first being mailed to stockholders of the Company on
or about             , 1999.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER................................................          6
SUMMARY...............................................................................          8
  Date, Time and Place of the Special Meeting.........................................          8
  Purpose of the Special Meeting......................................................          8
  Record Date and Quorum..............................................................          8
  Vote Required and Revocation of Proxies.............................................          8
  Parties to the Merger...............................................................          9
  The Merger..........................................................................         10
  Effective Time of the Merger and Payment for Shares.................................         10
  Assumption of ThermoSpectra Stock Options by Thermo Instrument......................         10
  The Special Committee's and the Board's Recommendation..............................         11
  Opinion of Financial Advisor........................................................         12
  Purpose and Reasons of Thermo Instrument and Thermo Electron for the Merger.........         12
  Position of Thermo Instrument and Thermo Electron as to Fairness of the Merger......         13
  Conflicts of Interest...............................................................         14
  Certain Effects of the Merger.......................................................         15
  Conditions to the Merger, Termination and Expenses..................................         15
  Federal Income Tax Consequences.....................................................         16
  Rights of Dissenting Stockholders...................................................         16
  Accounting Treatment................................................................         17
  Market Prices of Common Stock and Dividends.........................................         17
SPECIAL FACTORS.......................................................................         18
  Background of the Merger............................................................         18
  The Special Committee's and the Board's Recommendation..............................         24
  Opinion of Financial Advisor........................................................         27
  Purpose and Reasons of Thermo Instrument and Thermo Electron for the Merger.........         33
  Position of Thermo Instrument and Thermo Electron as to Fairness of the Merger......         35
  Conflicts of Interest...............................................................         35
  Certain Effects of the Merger.......................................................         37
  Conduct of ThermoSpectra's Business After the Merger................................         37
  Conduct of ThermoSpectra's Business if the Merger is Not Consummated................         37
THE SPECIAL MEETING...................................................................         38
  Proxy Solicitation..................................................................         38
  Record Date and Quorum Requirement..................................................         38
  Voting Procedures...................................................................         38
  Voting and Revocation of Proxies....................................................         39
  Effective Time......................................................................         39
THE MERGER............................................................................         40
  Conversion of Securities............................................................         40
  Assumption of ThermoSpectra Stock Options by Thermo Instrument......................         41
  Deferred Compensation Plan for Directors............................................         41
  Transfer of Shares..................................................................         42

  Conditions..........................................................................         42
  Representations and Warranties......................................................         42
  Covenants...........................................................................         43
  Indemnification and Insurance.......................................................         44
  Termination, Amendment and Waiver...................................................         44
  Source of Funds.....................................................................         45
  Expenses............................................................................         45
  Accounting Treatment................................................................         45
  Regulatory Approvals................................................................         45
RIGHTS OF DISSENTING STOCKHOLDERS.....................................................         46
FEDERAL INCOME TAX CONSEQUENCES.......................................................         48
BUSINESS OF THE COMPANY...............................................................         49
  Overview............................................................................         49
  Imaging and Inspection Instruments..................................................         49
  Temperature Control Instruments.....................................................         50
  Test and Measurement Instruments....................................................         50
  Properties..........................................................................         51
SELECTED FINANCIAL INFORMATION........................................................         52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         54
  Overview............................................................................         54
  Results of Operations...............................................................         55
  Liquidity and Capital Resources.....................................................         59
  Market Risk.........................................................................         60
  Year 2000...........................................................................         60
CERTAIN PROJECTED FINANCIAL DATA......................................................         63
  Projections.........................................................................         64
RISK FACTORS..........................................................................         65
MANAGEMENT............................................................................         68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................         70
  Principal Stockholder...............................................................         70
  Management..........................................................................         70
CERTAIN TRANSACTIONS..................................................................         72
CERTAIN INFORMATION CONCERNING THE MERGER SUB, THERMO INSTRUMENT AND THERMO
  ELECTRON............................................................................         76
  The Merger Sub......................................................................         76
  Thermo Instrument...................................................................         76
  Thermo Electron.....................................................................         76
INDEPENDENT PUBLIC ACCOUNTANTS........................................................         76
STOCKHOLDER PROPOSALS.................................................................         76
ADDITIONAL INFORMATION................................................................         77
AVAILABLE INFORMATION.................................................................         77
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................         78
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................        F-1

                                           APPENDICES
APPENDIX A--Agreement and Plan of Merger..............................................        A-1
APPENDIX B--Opinion of Tucker Anthony Cleary Gull.....................................        B-1
APPENDIX C--Text of Section 262 of the General Corporation Law of the State of
  Delaware............................................................................        C-1
APPENDIX D-- Information Concerning Directors and Executive Officers of the Company,
            Thermo Instrument, the Merger Sub and Thermo Electron.....................        D-1
APPENDIX E--Information Concerning Transactions in the Common Stock of the Company....        E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.  WHEN AND WHERE IS THE THERMOSPECTRA SPECIAL MEETING?

    The ThermoSpectra Special Meeting will take place on       ,       , 1999,
at 10:00 a.m., at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

2.  WHAT PROPOSALS ARE THERMOSPECTRA STOCKHOLDERS VOTING ON?

    ThermoSpectra stockholders are being asked to approve the Merger Agreement. The Merger Agreement provides that a wholly owned subsidiary of Thermo Instrument will merge with and into ThermoSpectra and, as a result, Thermo Instrument and Thermo Electron will collectively own all of the outstanding Common Stock of ThermoSpectra.

3.  WHAT WILL THERMOSPECTRA STOCKHOLDERS RECEIVE IN THE MERGER?


    In the Merger, ThermoSpectra stockholders will receive $16.00 in cash per share of Common Stock. The amount of cash consideration to be paid to ThermoSpectra stockholders will equal approximately $20 million in the aggregate.


    On August 11, 1998, the last trading day prior to the date Thermo Electron first publicly announced the proposal to take ThermoSpectra private, the closing price per share of Common Stock reported in the consolidated transaction reporting system was $9.375. On May 20, 1999, the last trading day prior to the public announcement of the financial terms of the proposed Merger, the closing price per share of Common Stock reported in the consolidated transaction
reporting system was $11.50. On             , 1999, the last trading day prior
to the printing of this Proxy Statement, the closing price per share of Common
Stock reported in the consolidated transaction reporting system was $         .

4.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

    For federal income tax purposes, each stockholder's receipt of $16.00 per share in the Merger will be treated as a taxable sale of the holder's Common Stock. Each stockholder's gain or loss per share will equal the difference between $16.00 and the stockholder's basis in the share of Common Stock. ThermoSpectra stockholders should consult their tax advisors for a full understanding of the tax consequences of the Merger. No gain or loss for federal income tax purposes will be recognized by ThermoSpectra, Thermo Instrument or the Merger Sub by reason of the Merger.

5. WHY IS THERMOSPECTRA'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE MERGER AGREEMENT?

    ThermoSpectra's Board of Directors believes, based on the recommendation of its Special Committee, that the proposed transaction is fair to, and in the best interests of, ThermoSpectra and its stockholders other than Thermo Instrument, Thermo Electron and the directors and officers of the Company, Thermo Instrument and Thermo Electron.

6.  WHAT RIGHTS DO STOCKHOLDERS HAVE IF THEY OPPOSE THE MERGER?


    Stockholders who wish to dissent from the Merger may seek appraisal of the fair value of their shares, but only if they strictly comply with all of the procedures under Delaware law that are summarized on pages 46-48 of this Proxy Statement.


7.  WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

    Under Delaware law, a majority of the outstanding shares of Common Stock entitled to vote must vote to approve the Merger Agreement. Thermo Instrument and Thermo Electron collectively own approximately 92% of the outstanding Common Stock and intend to vote in favor of approval of the Merger Agreement. Accordingly, the vote approving the Merger Agreement is assured.

8. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HOLDING MY SHARES AS TO HOW TO VOTE THEM OR I ABSTAIN FROM VOTING?

    If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. If your broker is unable to vote your shares or if you abstain, it will have the effect of voting against approval of the Merger Agreement; however, Thermo Instrument and Thermo Electron own sufficient shares to satisfy the voting requirement for approval of the Merger Agreement.

9.  WHO IS ENTITLED TO VOTE?

    Holders of record of Common Stock at the close of business on             ,
1999, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

10. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

    We are working to complete all aspects of the Merger as quickly as possible.
We currently expect the Merger to be completed by             , 1999.

11. WHAT DO I NEED TO DO NOW?

    After you have carefully read this Proxy Statement, please complete, sign and mail your Proxy Card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the Special Meeting. If your shares are held by a broker as nominee, you should receive a Proxy Card from your broker.

    ThermoSpectra stockholders must return their Proxy Cards before the Special Meeting in order for their votes to be counted at the Special Meeting.

12. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

    You may change your vote at any time before the vote takes place at the Special Meeting. To do so, you can attend the Special Meeting and vote in person, you can complete and send a new Proxy Card with a later date or you can send a written notice stating you would like to revoke your proxy. The notice should be sent to: ThermoSpectra Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, Attention:
Corporate Secretary.

13. SHOULD I SEND IN MY THERMOSPECTRA STOCK CERTIFICATES NOW?


    No. You should continue to hold your certificates for Common Stock. After the Merger Agreement is approved, you will receive instructions on how to exchange your shares of Common Stock for cash.


14. WHAT WILL HAPPEN TO THE THERMOSPECTRA STOCK OPTIONS?

    Options to purchase Common Stock outstanding on the effective date of the Merger, whether or not then exercisable, will be assumed by Thermo Instrument and converted into options to purchase the common stock of Thermo Instrument.

15. WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

    You should call ThermoSpectra Investor Relations at (781) 622-1111.

16. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

    We are not aware of any other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named on the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval of the Merger Agreement will not be used to vote "FOR" adjournment of the Special Meeting for the purpose of allowing additional time to solicit additional votes "FOR" the Merger Agreement.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Stockholders should read this Proxy Statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting of stockholders of ThermoSpectra Corporation, a Delaware
corporation (the "Company" or "ThermoSpectra"), will be held on       ,       ,
1999, at 10:00 a.m., at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company will consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of May 21, 1999 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. The Merger Agreement provides that TS Acquisition Corporation (the "Merger Sub"), a newly-formed Delaware corporation that is a wholly owned subsidiary of Thermo Instrument Systems Inc., a Delaware corporation ("Thermo Instrument"), would merge with and into ThermoSpectra (the "Merger"). ThermoSpectra would be the surviving corporation (the "Surviving Corporation") in the Merger, and each outstanding share of common stock, $.01 par value, of ThermoSpectra (the "Common Stock"), other than shares held by stockholders who are entitled to and who have perfected their Dissenters' Rights (as defined below), shares held by ThermoSpectra in treasury and shares held by Thermo Instrument and Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), will be converted automatically into the right to receive $16.00 in cash, payable to the holders thereof, without interest (the "Cash Merger Consideration"). See "THE MERGER."

RECORD DATE AND QUORUM

    A committee of the Board of Directors of the Company (the "Board" or the
"Board of Directors") has fixed the close of business on       , 1999 as the
record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At
the close of business on the Record Date, there were       shares of Common
Stock outstanding. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present and entitled to vote for purposes of determining a quorum; however, broker non-votes will not be counted as shares present and entitled to vote for purposes of determining a quorum. See "THE SPECIAL MEETING--Record Date and Quorum Requirement."

VOTE REQUIRED AND REVOCATION OF PROXIES

    Under Delaware law, holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must vote to approve the Merger Agreement. For the purposes of this vote, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast against approval of the Merger Agreement. Thermo Instrument, which owns approximately 82% of the outstanding Common Stock, and Thermo Electron, which owns approximately 10% of the outstanding Common Stock, own enough shares of Common Stock to vote to approve the Merger Agreement under Delaware law without the vote of any other holders of Common Stock and intend to vote their shares in favor of the Merger Agreement. See "THE SPECIAL MEETING--Voting Procedures."

    A stockholder who returns a proxy may revoke it at any time before the stockholder's shares are voted at the Special Meeting. The proxy may be revoked by written notice to the Secretary of the Company received prior to the Special Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Special Meeting. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

    If a properly executed Proxy Card is submitted and no instructions are given, the shares of Common Stock represented by that Proxy Card will be voted "FOR" the approval of the proposed Merger Agreement.

    The Board is not aware of any other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named on the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval of the Merger Agreement will not be used to vote "FOR" adjournment of the Special Meeting for the purpose of allowing additional time to solicit additional votes "FOR" the Merger Agreement. See "THE SPECIAL MEETING--Voting Procedures."

PARTIES TO THE MERGER

    THE COMPANY

    The Company develops, manufactures and markets imaging and inspection, temperature control and test and measurement instruments. These instruments are generally combined with proprietary operations and analysis software to provide industrial and research customers with integrated systems that address their specific needs. The Company's imaging and inspection products include X-ray instruments, X-ray sources and X-ray imaging systems, as well as an assortment of scanning probe and confocal laser scanning microscopes, all of which are used in a variety of analytical- and inspection-oriented applications. The imaging and inspection products also include systems that rework and repair printed circuit boards that have failed quality control inspection. The Company's temperature control instruments include temperature control systems for analytical, laboratory, industrial, research and development, laser and semiconductor applications. The Company's test and measurement instruments include data-acquisition systems, digital oscilloscopes and recording systems used primarily in product development and process monitoring settings.

    The principal executive offices of the Company are located at 8 East Forge Parkway, Franklin, Massachusetts 02038, and its telephone number is (508) 553-5155. See "BUSINESS OF THE COMPANY."

    THE MERGER SUB

    The Merger Sub is a newly-formed Delaware corporation organized at the direction of Thermo Instrument for the sole purpose of effecting the Merger and has not conducted any prior business.

    The principal executive offices of the Merger Sub are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000. See "CERTAIN INFORMATION CONCERNING THE MERGER SUB, THERMO INSTRUMENT AND THERMO ELECTRON."

    THERMO INSTRUMENT

    Thermo Instrument develops, manufactures and markets analytical instruments used to identify complex chemical compounds, toxic metals and other elements in a broad range of liquids and solids. Thermo Instrument also develops and manufactures instruments used to monitor radioactivity and air pollution; life sciences instruments and consumables; and imaging, inspection, measurement and control instruments. These products are used for multiple applications in a range of industries, including industrial processing, food and beverage production, life sciences research and medical diagnostics.

    The principal executive offices of Thermo Instrument are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000. See "CERTAIN

INFORMATION CONCERNING THE MERGER SUB, THERMO INSTRUMENT AND THERMO ELECTRON."

THE MERGER


    The Merger Agreement provides that subject to satisfaction of certain conditions, the Merger Sub will be merged with and into ThermoSpectra, and that following the Merger, the separate existence of the Merger Sub will cease and ThermoSpectra will continue as the Surviving Corporation. At the effective time of the Merger, which shall be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") (and the date on which the Effective Time occurs being the "Effective Date"), and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares as to which Dissenters' Rights (as defined below) are properly perfected and not withdrawn, shares held by ThermoSpectra in treasury and shares held by Thermo Instrument and Thermo Electron) will, by virtue of the Merger, be canceled and converted into the right to receive the Cash Merger Consideration. As a result of the Merger, ThermoSpectra's Common Stock will no longer be publicly traded and will be 100% owned by Thermo Instrument and Thermo Electron. The aggregate consideration payable in the Merger, assuming no Dissenters' Rights (as defined below) are exercised, is approximately $20 million. See "THE MERGER."


EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

    The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "--Conditions to the Merger, Termination and Expenses" and "THE MERGER--Conditions." Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to stockholders by the Company's transfer agent, American Stock Transfer & Trust Company (the "Payment Agent"), promptly following the Effective Time. Stockholders should not submit their stock certificates to the Payment Agent until they have received such materials. The Payment Agent will send payment of the Cash Merger Consideration to stockholders as promptly as practicable following receipt by the Payment Agent of their stock certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of stock certificates. See "THE MERGER--Conversion of Securities." Stockholders should not send any stock certificates to the Company or the Payment Agent at this time.

ASSUMPTION OF THERMOSPECTRA STOCK OPTIONS BY THERMO INSTRUMENT

    At the Effective Time, each outstanding option to purchase shares of Common Stock (each, a "ThermoSpectra Stock Option") under the ThermoSpectra Stock Option Plans (as defined below), whether or not exercisable, will be assumed by Thermo Instrument. Each ThermoSpectra Stock Option so assumed by Thermo Instrument will continue to have, and be subject to, the same terms and conditions set forth in the applicable ThermoSpectra Stock Option Plan immediately prior to the Effective Time, except that (i) each ThermoSpectra Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock, $.10 par value per share, of Thermo Instrument ("Thermo Instrument Common Stock") equal to the product of the number of shares of Common Stock that were issuable upon exercise of such ThermoSpectra Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Cash Merger Consideration and the denominator of which is the closing price (the "Closing Price") of Thermo Instrument Common Stock on the day immediately preceding the Effective Date as reported by the American Stock Exchange, Inc. (the "AMEX"), rounded down to the nearest whole number of shares of Thermo Instrument Common Stock, and (ii) the per share exercise price for the shares of Thermo Instrument Common Stock issuable upon exercise of each such assumed ThermoSpectra Stock Option will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such ThermoSpectra Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    At the Effective Time, each outstanding option to purchase shares of Common Stock (each a "ThermoSpectra ESPP Stock Option") under the ThermoSpectra Employees' Stock Purchase Plan (the "ThermoSpectra ESPP") will also be assumed by Thermo Instrument. Each ThermoSpectra ESPP Stock Option so assumed by Thermo Instrument will continue to have, and be subject to, the same terms and conditions as set forth in the ThermoSpectra ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Instrument Common Stock; (ii) the purchase price per share of Thermo Instrument Common Stock shall be the lower of (a) 85% of (x) the per share market value of the Common Stock on the grant date of the option divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (b) 85% of the market value of Thermo Instrument Common Stock as of the exercise date of the option; and (iii) the $25,000 limit under Section 9.2(i) of the ThermoSpectra ESPP shall be applied by taking into account Thermo Instrument's assumption of the ThermoSpectra ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

    See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument."

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    In December 1998, the Board appointed a committee (the "Special Committee") of two directors, Messrs. Joseph A. Baute and David J. Beaubien (who are not officers or employees of the Company, Thermo Instrument, the Merger Sub or Thermo Electron and who are not directors of Thermo Electron, Thermo Instrument or the Merger Sub), to act on behalf of, and in the interests of, the stockholders of the Company other than Thermo Instrument, Thermo Electron and the directors and officers of the Company, Thermo Instrument and Thermo Electron (the "Minority Stockholders") in evaluating the merits of, and negotiating the terms of, any proposed transaction with Thermo Instrument. The members of the Special Committee hold options to acquire an aggregate of 2,000 shares of Common Stock, at exercise prices of $15.33, which will be assumed by Thermo Instrument and converted into options to acquire shares of Thermo Instrument Common Stock on the same terms as all the other holders of ThermoSpectra Stock Options. See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument." Further, deferred units equal to 103 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Mr. Baute, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $1,648. See "THE MERGER--Deferred Compensation Plan for Directors."

    The members of the Special Committee unanimously recommended to the Company's Board that the Merger Agreement, with the terms and provisions they negotiated, be approved and that it be recommended to the stockholders of the Company for adoption and approval. In connection with its recommendation, the Special Committee considered the opinion of its financial advisor, Tucker Anthony Cleary Gull ("Tucker Cleary"), that the consideration of $16.00 per share in cash payable under the Merger Agreement is fair, from a financial point of view, to the Minority Stockholders. See "SPECIAL FACTORS--Opinion of Financial Advisor." As part of their deliberations, the members of the Special Committee determined that the Merger is substantively and procedurally fair to the Minority Stockholders.

    Following the unanimous recommendation of the Special Committee, the Board of Directors unanimously approved the Merger Agreement, declared its advisability and recommended that the stockholders of the Company approve the Merger Agreement. In connection with its recommendation, the Board also considered the opinion of Tucker Cleary and adopted the analysis of the Special Committee with regard to both the substantive and procedural fairness of the Merger. In reaching their respective decisions to recommend approval of the Merger Agreement, the Special Committee and the Board also considered the factors set forth elsewhere in this Proxy Statement. See "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation."

    In considering the recommendation of the Board of Directors with respect to the Merger, the Minority Stockholders should be aware that certain officers and directors of the Company have certain interests that are in addition to, or different from, the interests of the Minority Stockholders. See "SPECIAL FACTORS--Conflicts of Interest."

    The Board unanimously recommends that the ThermoSpectra stockholders vote "FOR" approval of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

    Tucker Cleary provided its oral opinion to the Special Committee on May 20, 1999, that, as of the date of such opinion, the consideration of $16.00 per share in cash payable under the Merger Agreement was fair, from a financial point of view, to the Minority Stockholders of the Company. Tucker Cleary subsequently confirmed its oral opinion in writing on May 21, 1999. The full text of the written opinion of Tucker Cleary dated May 21, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. The opinion of Tucker Cleary referred to herein does not constitute a recommendation as to how any stockholder should vote with respect to the Merger Agreement. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety. See "SPECIAL FACTORS--Opinion of Financial Advisor."

    The Special Committee retained Tucker Cleary as financial advisor to assist it in evaluating the merits of, and negotiating the terms of, any proposed transaction with Thermo Instrument. Pursuant to the terms of Tucker Cleary's engagement letter dated February 2, 1999 with the Special Committee, the Company paid Tucker Cleary a retainer fee of $50,000 and a fee of $100,000 for the preparation and delivery of its written fairness opinion dated May 21, 1999 (which fee was payable regardless of the conclusions expressed therein). In addition, the Company has agreed to pay Tucker Cleary an additional $75,000 if the Merger is consummated. The Company has also agreed to reimburse Tucker Cleary up to $10,000 for its out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify Tucker Cleary, its affiliates and their respective directors, officers, employees and agents to the fullest extent permitted by law against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement, except for liabilities found to have resulted from the bad faith, gross negligence or intentional or reckless misconduct of Tucker Cleary.

PURPOSE AND REASONS OF THERMO INSTRUMENT AND THERMO ELECTRON FOR THE MERGER


    The purpose of Thermo Instrument and Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermo Instrument to acquire all of the outstanding shares of Common Stock, other than the shares held by Thermo Electron. In determining to acquire such shares of Common Stock at this time, Thermo Instrument and Thermo Electron considered the following factors: (i) the past performance of ThermoSpectra and its future business prospects, as well as the potential benefits to ThermoSpectra's business if it were to become part of a larger business unit; (ii) the latest market trends in the markets in which the Company competes, primarily the cyclicality of the semiconductor industry; (iii) the substantial debt owed by the Company to, primarily, Thermo Electron; (iv) the reduction in the amount of public information available to competitors about ThermoSpectra's business that would result from the termination of the Company's obligations under the Securities and Exchange Commission (the "Commission") reporting requirements; (v) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations; (vi) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly and annual reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron and Thermo Instrument anticipate could result in savings of approximately $450,000 per year, which estimate includes the approximate cost of the associated legal and accounting fees; and (vii) the greater flexibility that the

Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a private company.


    Thermo Instrument and Thermo Electron also considered the advantages and disadvantages of certain alternatives to taking ThermoSpectra private, including
(i) selling their respective equity interests in the Company and (ii) leaving ThermoSpectra as a public majority-owned subsidiary of Thermo Instrument. The first alternative, that of selling their respective equity interests in the Company, was briefly considered by Thermo Electron management, but it was not an alternative that was pursued as reasonable, given that Thermo Electron did not want to sell its equity interest, and did not want Thermo Instrument to sell its equity interest, in the Company. The advantages to leaving ThermoSpectra as a majority-owned, public subsidiary that Thermo Instrument and Thermo Electron considered included (i) the ability of Thermo Instrument to invest the cash that would be required to buy the minority stockholder interest in ThermoSpectra in alternative uses and (ii) maintaining the potential access ThermoSpectra has to capital in the public markets as a public company. The disadvantages to leaving ThermoSpectra as a majority-owned, public subsidiary that Thermo Instrument and Thermo Electron considered included (i) the burden on ThermoSpectra of substantial debt owed primarily to Thermo Electron, (ii) the costs associated with being a public company and (iii) the public information available to competitors about ThermoSpectra's business as result of its filing obligations with the Commission.



    Thermo Instrument and Thermo Electron also considered the number of ThermoSpectra shares held by the Minority Stockholders, recent trends in the price of the Common Stock and the relative lack of liquidity for the Common Stock. Thermo Instrument and Thermo Electron reviewed the net overall cost of the transaction and its benefits, including its contribution to Thermo Instrument's earnings. Thermo Instrument also explored alternative uses for the cash proposed to be used for this transaction. After consideration of these various factors, Thermo Instrument and Thermo Electron decided to make a proposal to ThermoSpectra to acquire for cash, through a merger, all of the outstanding shares of Common Stock that Thermo Instrument and Thermo Electron did not own at a price of $16.00 per share, which represented a premium of (i) approximately 71% over the closing price of the Common Stock reported in the consolidated transaction reporting system on August 11, 1998, the day immediately prior to Thermo Electron's first public announcement of the proposal to take ThermoSpectra private and (ii) approximately 39% over the closing price of the Common Stock reported in the consolidated transaction reporting system on May 20, 1999, the day immediately prior to the public announcement of the financial terms of Thermo Instrument's proposal. Thermo Instrument proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the stockholders other than Thermo Instrument and Thermo Electron with prompt payment in cash in exchange for their shares. See "SPECIAL FACTORS--Background of the Merger" and "SPECIAL FACTORS--Purpose and Reasons of Thermo Instrument and Thermo Electron for the Merger."


    Thermo Electron beneficially owns, in the aggregate, directly and indirectly through Thermo Instrument, approximately 92% of the outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Principal Stockholder."

POSITION OF THERMO INSTRUMENT AND THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Instrument and Thermo Electron considered the analyses and findings of (i) Tucker Cleary with respect to the fairness, from a financial point of view, of the consideration of $16.00 per share in cash payable under the Merger Agreement to the Minority Stockholders (see "SPECIAL FACTORS--Opinion of Financial Advisor") and (ii) the Special Committee and the Board with respect to the fairness of the Merger to the Minority Stockholders (see "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation"). As of the date of the Merger Agreement, each of Thermo Instrument and Thermo Electron adopted the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger. Based on the analyses and findings of Tucker Cleary and the Special Committee, Thermo Instrument and Thermo Electron believe that the Merger is both procedurally and substantively fair to the Minority Stockholders and that the Cash Merger Consideration is fair to the Minority Stockholders from a financial point of view. Neither Thermo Instrument nor Thermo Electron attached specific weights to any factors in reaching its respective belief as to fairness. Thermo Instrument and Thermo Electron are not making any recommendation as to how the Minority Stockholders should vote on the Merger Agreement. See "SPECIAL FACTORS--Position of Thermo Instrument and Thermo Electron as to Fairness of the Merger."

    The Minority Stockholders should be aware that certain officers and directors of Thermo Instrument and Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Minority Stockholders. See "SPECIAL FACTORS-- Conflicts of Interest." Thermo Instrument and Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Instrument's proposed offer was conditioned on, among other things, the approval of the Merger by the Special Committee and the receipt by the Special Committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of ThermoSpectra have interests in connection with the Merger that present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL FACTORS--Conflicts of Interest."

    THE SPECIAL COMMITTEE


    Mr. Baute and Mr. Beaubien, members of the Special Committee, hold options to acquire an aggregate of 2,000 shares of Common Stock, at exercise prices of $15.33, which will be assumed by Thermo Instrument and converted into options to acquire shares of Thermo Instrument Common Stock on the same terms as all the other holders of ThermoSpectra Stock Options. See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument." Further, deferred units equal to 103 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Mr. Baute, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $1,648. See "THE MERGER--Deferred Compensation Plan for Directors." The Special Committee formally met 16 times, either in person or telephonically, from December 1998 through the date of this Proxy Statement and, in addition, had numerous informal discussions and consultations in person and telephonically. As compensation for serving on the Special Committee, the Board has authorized that each member of the Special Committee receive a one-time special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically. Mr. Baute is also a member of the board of directors of Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument, and Mr. Beaubien is also a member of the board of directors of ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument. See "SPECIAL FACTORS--Conflicts of Interest" and "MANAGEMENT."


    THE THERMOSPECTRA DIRECTORS AND EXECUTIVE OFFICERS


    The members of the Board of Directors, other than the members of the Special Committee, and executive officers of ThermoSpectra own in the aggregate 40,610 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $649,760 upon consummation of the Merger. In addition, such Board members and executive officers hold options to acquire an aggregate of 362,300 shares of Common Stock, with exercise prices ranging from $9.53 to $15.33, which will be assumed by Thermo Instrument and converted into options to acquire shares of Thermo Instrument Common Stock on the same terms as all the other holders of ThermoSpectra Stock Options. See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument." Further, deferred units equal to 22 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Elias P. Gyftopoulos, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $352. See "THE MERGER--Deferred Compensation Plan for Directors." Such Board members and executive officers also beneficially own shares of common stock of Thermo Instrument and Thermo Electron as set forth in more detail under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Management." Further, certain members of the Board and certain executive officers hold directorship or officer positions with Thermo Instrument and/or Thermo Electron. See "MANAGEMENT."

    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Thermo Instrument will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of ThermoSpectra, pursuant to ThermoSpectra's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, or officers of ThermoSpectra at the Effective Time. In addition, the directors and officers of the Company will be provided with continuing directors' and officers' liability insurance coverage for a period of six years following the Merger, subject to certain limitations. See "SPECIAL FACTORS--Conflicts of Interest" and "THE MERGER--Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER


    As a result of the Merger, the entire equity interest in the Company will be beneficially owned by Thermo Electron, directly and indirectly through Thermo Instrument. Thermo Electron and Thermo Instrument will have complete control over the conduct of the Company's business and will have 100% interest in the net book value and net earnings of the Company and any future increases in the value of the Company. Thermo Instrument's and Thermo Electron's combined ownership of the Company prior to the transaction contemplated herein aggregated approximately 92%. Upon completion of this transaction, Thermo Instrument's and Thermo Electron's aggregate interest in the Company's net book value of $129.7 million on July 3, 1999 and net earnings of $1.8 million and $0.6 million for the year ended January 2, 1999 and the six months ended July 3, 1999, respectively, would increase from approximately 92% of such amounts to 100% of such amounts. The Minority Stockholders will no longer have any interest in, and will not be stockholders of, ThermoSpectra and therefore will not participate in ThermoSpectra's future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. Instead, the stockholders of the Company other than Thermo Instrument, Thermo Electron and holders who perfect their Dissenters' Rights (as defined below) will have the right to receive the Cash Merger Consideration for each share held.



    In addition, the Common Stock will no longer be traded on the AMEX and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Commission and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL FACTORS--Certain Effects of the Merger."


CONDITIONS TO THE MERGER, TERMINATION AND EXPENSES

    Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, including with respect to one or both parties: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"); (ii) no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time, except as permitted by the Merger Agreement; and (iv) each of the parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed by them on or prior to the Effective Time. Certain conditions that have not been satisfied may be waived by the other party. See "THE MERGER-- Conditions." Even if the stockholders approve the Merger Agreement, there can be no assurance that the Merger will be consummated.

    At any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, the Merger Agreement may be terminated by the mutual written consent of the board of directors of Thermo Instrument and the Board of Directors of ThermoSpectra (upon approval of the Special Committee). In addition, either Thermo Instrument or ThermoSpectra (upon approval of the Special Committee), in accordance with the provisions of the Merger Agreement, may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, if (i) the Merger has not been consummated by October 31, 1999, subject to certain exceptions, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling is final and nonappealable or (iii) the approval of the stockholders of ThermoSpectra necessary to consummate the Merger has not been obtained, subject to certain exceptions. See "THE MERGER--Termination, Amendment and Waiver."

    In addition, Thermo Instrument may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, if ThermoSpectra breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from Thermo Instrument. ThermoSpectra may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, if (i) ThermoSpectra's Board of Directors, upon approval of the Special Committee, determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so or (ii) Thermo Instrument breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from ThermoSpectra. See "THE MERGER--Termination, Amendment and Waiver."

    Each of the parties has agreed to pay its own costs and expenses in connection with the Merger Agreement, whether or not the Merger is consummated. See "THE MERGER--Expenses."

FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, the receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable sale of the holder's Common Stock. All holders of Common Stock should consult their tax advisors to determine the effect of the Merger under federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES."

RIGHTS OF DISSENTING STOCKHOLDERS

    Any stockholder of ThermoSpectra who does not vote in favor of the proposal to approve the Merger Agreement and who complies strictly with the applicable provisions of Section 262 of the DGCL has the right to dissent and be paid cash for the fair value of such holder's shares of Common Stock ("Dissenters' Rights"). The applicable provisions of Section 262 of the DGCL are attached to this Proxy Statement as Appendix C. To perfect Dissenters' Rights with respect to the Merger, a ThermoSpectra stockholder must follow the procedures set forth therein precisely. These procedures are summarized in this Proxy Statement under "RIGHTS OF DISSENTING STOCKHOLDERS."

    Shares of Common Stock held by persons properly exercising Dissenters' Rights will not be converted into the Cash Merger Consideration in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting stockholder pursuant to
Section 262 of the DGCL. If after the Effective Time any dissenting stockholder
(i) fails to perfect or loses such right to payment or appraisal pursuant to
Section 262 of the DGCL or (ii) withdraws such demand for appraisal within 60 days after the Effective Date pursuant to Section 262 of the DGCL, each share of Common Stock of such stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration.

ACCOUNTING TREATMENT

    The Merger will be accounted for as the acquisition of a minority interest by Thermo Instrument, using the purchase method of accounting.

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

    The Common Stock is traded on the AMEX (symbol: THS). The following table sets forth, for the periods indicated, the high and low sales prices of the Company's Common Stock as reported in the consolidated transaction reporting system.


                                                                           HIGH        LOW
                                                                         ---------  ----------
1997
First Quarter..........................................................  $  15.125  $  11.75
Second Quarter.........................................................     14.50      11.375
Third Quarter..........................................................     13.625      9.75
Fourth Quarter.........................................................     13.625      9.00

1998
First Quarter..........................................................     10.75       8.625
Second Quarter.........................................................     12.75       8.625
Third Quarter..........................................................     12.00       9.25
Fourth Quarter.........................................................     11.75       8.25

1999
First Quarter..........................................................     12.00      10.00
Second Quarter.........................................................     15.875      9.6875
Third Quarter (through September 3, 1999)..............................     16.00      15.50


    On August 11, 1998, the last trading day prior to the date Thermo Electron first publicly announced the proposal to take ThermoSpectra private, the high, low and closing sales price per share of Common Stock reported in the consolidated transaction reporting system was $9.375, $9.25 and $9.375, respectively. On May 20, 1999, the last trading day prior to the public announcement of the financial terms of the proposed Merger, the high, low and closing sales price per share of Common Stock reported in the consolidated transaction reporting system was $11.50, $11.25 and $11.50, respectively. On
            , 1999, the last trading day prior to the printing of this Proxy Statement, the high, low and closing sales price per share of Common Stock
reported in the consolidated transaction reporting system was $               ,
$               and $               , respectively.

    As of       , 1999, there were   holders of record of Common Stock and
approximately       persons or entities holding in nominee name.

    The Company has never paid any cash dividends on its Common Stock. Pursuant to the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the earlier of the termination of the Merger Agreement or the Effective Time.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER


    During the beginning of August 1998, Thermo Instrument's and Thermo Electron's senior management initially considered Thermo Instrument's acquisition of the minority stockholder interest in ThermoSpectra in connection with a proposed corporate reorganization of Thermo Electron and certain of its subsidiaries that was publicly announced on August 12, 1998. The goals of Thermo Electron's proposed corporate reorganization include (i) reducing the complexity of Thermo Electron's corporate structure, (ii) consolidating and strategically realigning certain businesses to enhance their competitive market positions and improve management coordination, and (iii) increasing liquidity in the public markets by providing larger market floats for Thermo Electron's publicly traded subsidiaries. If Thermo Electron's reorganization plan is completed as proposed, including completion of the proposed transaction between Thermo Instrument and the Company, it will reduce the number of Thermo Electron's majority-owned subsidiaries from 23 to 12.



    Thermo Instrument's and Thermo Electron's management examined several factors, including the past performance of the Company and its future business prospects, as well as the potential benefits to ThermoSpectra's business if it were to become part of a larger business unit. Thermo Instrument and Thermo Electron also considered the following factors: (i) the reduction in the amount of public information available to competitors about ThermoSpectra's business that would result from the termination of the Company's obligations under the Commission reporting requirements; (ii) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations; (iii) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly and annual reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron and Thermo Instrument anticipate could result in savings of approximately $450,000 per year, which estimate includes the approximate cost of the associated legal and accounting fees; and (iv) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a private company.


    Thermo Instrument and Thermo Electron also considered the relatively low volume of trading in the Common Stock and that the Merger would result in immediate availability of enhanced liquidity for the Minority Stockholders. Management of both Thermo Instrument and Thermo Electron also considered that, by acquiring the minority stockholder interest in ThermoSpectra, it would advance the goal of Thermo Electron's proposed corporate reorganization to reduce the number of majority-owned, public subsidiaries of Thermo Electron. Management of Thermo Instrument and Thermo Electron also considered recent trends in the price of the Common Stock, although ThermoSpectra's current stock price was not a significant factor in the timing of Thermo Instrument's or Thermo Electron's decision to propose acquiring the minority stockholder interest in ThermoSpectra. In mid-August 1998, management of Thermo Instrument and Thermo Electron decided to propose to their respective board of directors that Thermo Instrument make an offer to acquire all of the shares of Common Stock that Thermo Instrument and Thermo Electron did not already own for either cash or shares of Thermo Instrument common stock.


    On August 10 and 11, 1998, the board of directors of Thermo Electron held a special meeting at which Thermo Electron's and Thermo Instrument's management presented the proposal for Thermo Instrument to acquire all of the shares of Common Stock that Thermo Instrument and Thermo Electron did not already own, as a part of a proposed corporate reorganization of Thermo Electron and certain of its subsidiaries. The Thermo Electron board of directors discussed several factors presented by management regarding this proposal, including (i) the past performance of the Company and its future business prospects, as well as the potential benefits to ThermoSpectra's business if it were to become part of a larger business unit; (ii) the reduction in the amount of public information available to competitors about ThermoSpectra's business that would result from the termination of the Company's obligations under the Commission reporting requirements; (iii) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations; (iv) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly and annual reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron and Thermo Instrument anticipate could result in savings of approximately $450,000 per year, which estimate includes the approximate cost of the associated legal and accounting fees; and (v) the greater flexibility that the Company's management would have to focus on long-term business goals as opposed to quarterly earnings, as a private company.



    The Thermo Electron board of directors also considered the relatively low volume of trading in the Common Stock and that the Merger would result in immediate availability of enhanced liquidity for the Minority Stockholders. The Thermo Electron board of directors also acknowledged that as a result of the Merger, the entire equity interest in ThermoSpectra would be beneficially owned by Thermo Electron, directly and indirectly through Thermo Instrument. The Minority Stockholders would no longer have any interest in, and would not be stockholders of, ThermoSpectra, and therefore would not participate in ThermoSpectra's future earnings and potential growth. Additionally, upon consummation of the Merger, the Common Stock would no longer be traded on the AMEX, price quotations with respect to sales of shares in the public market would no longer be available and the registration of the Common Stock under the Exchange Act would be terminated.



    In addition, the Thermo Electron board of directors considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in ThermoSpectra, including (i) selling its and Thermo Instrument's equity interest in the Company and (ii) leaving ThermoSpectra as a majority-owned, public subsidiary of Thermo Instrument. The first alternative, that of selling its and Thermo Instrument's equity interest in the Company, was briefly considered by Thermo Electron management, but it was not an alternative that was pursued as reasonable, given that Thermo Electron did not want to sell its equity interest, and did not want Thermo Instrument to sell its equity interest, in the Company. The advantages to leaving ThermoSpectra as a majority-owned, public subsidiary that Thermo Electron considered included (i) the ability of Thermo Instrument to invest the cash that would be required to buy the minority stockholder interest in ThermoSpectra in alternative uses and
(ii) maintaining the potential access ThermoSpectra has to capital in the public markets as a public company. The disadvantages to leaving ThermoSpectra as a majority-owned, public subsidiary that Thermo Electron considered included (i) the costs associated with being a public company and (ii) the public information available to competitors about ThermoSpectra's business as result of its filing obligations with the Commission.


    The Thermo Electron board of directors also discussed that, by acquiring the minority stockholder interest in ThermoSpectra, it would advance the goal of Thermo Electron's proposed corporate reorganization to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors, Thermo Electron's board authorized a proposed corporate reorganization, which included Thermo Instrument acquiring all of the shares of Common Stock that Thermo Instrument and Thermo Electron did not already own for either cash or Thermo Instrument common stock. On August 12, 1998, Thermo Electron issued a press release announcing its proposed corporate reorganization.

    On September 24 and 25, 1998, the board of directors of Thermo Instrument held a meeting at which the proposed plan to acquire the minority stockholder interest in ThermoSpectra was discussed. Thermo Instrument's management reviewed the considerations set forth above.

    On December 3, 1998, the board of directors of Thermo Electron held a meeting at which the proposed plan to acquire the minority stockholder interest in ThermoSpectra was discussed. Thermo Instrument's and Thermo Electron's management reviewed the considerations set forth above. Thermo Electron's board discussed the advantages and disadvantages of acquiring the minority stockholder interest in ThermoSpectra. The advantages to acquiring the minority stockholder interest that the Thermo Electron board considered included a review of the factors considered at its August 10-11, 1998 meeting set forth above. The disadvantages to acquiring the minority stockholder interest in ThermoSpectra that Thermo Electron considered included (i) the inability of Thermo Instrument to invest the cash that would be required to buy the minority stockholder interest in ThermoSpectra in alternative uses and (ii) the elimination of potential access by ThermoSpectra to capital in the public markets as a private company. Following these discussions, Thermo Electron's board authorized a modified corporate reorganization plan, which included Thermo Instrument taking ThermoSpectra private by acquiring all of the shares of ThermoSpectra that Thermo Instrument and Thermo Electron did not already own for cash. On December 10, 1998, Thermo Electron issued a press release announcing its modified proposed corporate reorganization.


    On December 4, 1998, the board of directors of Thermo Instrument held a meeting at which the proposed plan to acquire the minority stockholder interest in ThermoSpectra was discussed. Thermo Instrument's management reviewed the considerations set forth above.

    On December 8, 1998, ThermoSpectra's Board held a meeting during which all members were present in person or by telephone. The Board's first action was to appoint Messrs. Joseph A. Baute and David J. Beaubien as directors of the Company. The Board next determined that because Thermo Instrument was its majority stockholder, it was desirable to appoint a Special Committee, to act on behalf of, and in the interests of, the Minority Stockholders, for the purpose of evaluating the merits of, and negotiating the terms of, any proposed transaction with Thermo Instrument. The Board appointed Messrs. Baute and Beaubien to serve as members of the Special Committee. The Board also authorized the Special Committee to retain a financial advisor, a legal advisor and any other advisors it deemed necessary to assist it in carrying out its responsibilities. Additionally, the Board granted the Special Committee and its advisors access to all of the officers and members of management of ThermoSpectra and its subsidiaries, including its books, records, projections and financial statements that were deemed necessary by the Special Committee and its advisors for their review. The Board noted that Mr. Baute was also a director of Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument, and that Mr. Beaubien was a director of ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument. The Board determined that these directorships did not prevent either member from fulfilling his duties as a member of the Special Committee.

    On December 21, 1998, the Company received an unsolicited offer to purchase certain assets of one of its Test and Measurement businesses for approximately $4 million and the assumption of certain liabilities. The Company subsequently rejected the offer due to its proposed participation in the corporate reorganization of Thermo Electron, the inadequacy of the proposed price and its review of various strategic alternatives for this business.

    In December 1998 and early January 1999, the Special Committee conducted interviews with and considered three law firms to act as its legal advisor. Following such investigation, on December 31, 1998 the Special Committee retained Goodwin, Procter & Hoar LLP ("Goodwin Procter") of Boston to act as its legal advisor. In making its decision, the Special Committee took into account that Goodwin Procter (i) had neither currently nor in the past represented Thermo Electron or any of its subsidiaries and (ii) was located in Boston, close to the corporate offices of the Company, Thermo Instrument and Thermo Electron.

    On January 19, 1999 the Special Committee convened a meeting with Goodwin Procter, which meeting included discussions relating to the scope of the duties of the members of the Special Committee, the scope of the Special Committee's authority and the requirement that the members of the Special Committee be independent. The members of the Special Committee affirmed their independence, their understanding of their obligations and their intent to get the best result for the Minority Stockholders. The members of the Special Committee also determined that they would not recommend a transaction if they did not believe it was at a fair price and was not the best transaction available for the Minority Stockholders. At this time, the Special Committee noted that it had requested that Thermo Instrument not disclose the terms of any proposed offer to the Special Committee until the Special Committee had chosen its financial advisor and completed its independent due diligence analysis. The Special Committee discussed its plans to visit various ThermoSpectra facilities and to pursue discussions with management about the business, financial condition and prospects of the Company. The Special Committee then interviewed four investment banking firms that had previously submitted proposals to serve as the Special Committee's financial advisor in evaluating the terms of any proposed offer from Thermo Instrument.

    On January 20, 1999, the Special Committee reconvened telephonically with Goodwin Procter. After due deliberation, the Special Committee retained Tucker Anthony Cleary Gull ("Tucker Cleary") as its financial advisor to assist in the evaluation of any proposed offer from Thermo Instrument. Since it had been over eight years since Tucker Cleary had provided any investment banking services to Thermo Electron or its subsidiaries, the Special Committee concluded that there was no current conflict of interest as a result of such prior work. Tucker Cleary agreed to assist the Special Committee in, among other things:

    - reviewing ThermoSpectra's business plan, growth strategies and historic operating and financial performance;

    - preparing an analysis of ThermoSpectra to determine valuation parameters for ThermoSpectra;

    - assisting in evaluating and negotiating the terms and conditions of any proposed offer from Thermo Instrument; and

    - providing a written opinion as to the fairness, from a financial point of view, of the consideration to be received by the Minority Stockholders in connection with any proposed offer from Thermo Instrument.

    On January 29, 1999, the Special Committee met with representatives from Goodwin Procter and Tucker Cleary at the Company's NESLAB Instruments, Inc. ("NESLAB") facility in Portsmouth, New Hampshire. The Special Committee, Goodwin Procter and Tucker Cleary toured the facilities and were given a business presentation by Mr. Barry Howe, President and Chief Executive Officer of ThermoSpectra. Following the presentation and tour, the members of the Special Committee held a meeting to discuss the presentation, the Company's financial statements, their impressions of the NESLAB facility, the Company's investments, the Company's business focus and the outlook of certain of its industry segments, as well as ThermoSpectra's corporate history and its role in Thermo Electron's overall business and structure. They further discussed the timing of Thermo Instrument's proposed offer, the historic trends in ThermoSpectra's stock price and stockholder expectations.

    Following its selection in January, Tucker Cleary pursued its diligence review and analysis, including preparation of a financial model that incorporated financial projections provided by ThermoSpectra's management (the "Projections"), review of the valuations of comparable public companies and the financial terms of comparable merger transactions, and preparation of discounted cash flow valuations. Tucker Cleary also made visits to the companies comprising ThermoSpectra's Temperature Control business, as well as to the larger companies and divisions within ThermoSpectra's Test and Measurement and Imaging and Inspection businesses.

    On February 25, 1999 and February 26, 1999, the boards of directors of Thermo Electron and Thermo Instrument, respectively, held special meetings to discuss, among other things, a proposed transaction with ThermoSpectra. Thermo Electron's and Thermo Instrument's management discussed the advantages and disadvantages of acquiring the minority stockholder interest in ThermoSpectra, as described above. Thermo Electron and Thermo Instrument also discussed (i) the cyclicality of one of the Company's primary industries, the semiconductor industry and (ii) the burden on ThermoSpectra of, at that time, its $67.3 million borrowings from, primarily, Thermo Electron in connection with various past acquisitions and Thermo Instrument's and Thermo Electron's increased flexibility to cancel or postpone payment of these borrowings if ThermoSpectra were to become a private subsidiary of Thermo Instrument and Thermo Electron. In addition, Thermo Electron and Thermo Instrument reviewed the net overall cost of the transaction and explored alternative uses for the cash proposed to be used for this transaction. After consideration of these various factors, the Thermo Electron board authorized Thermo Instrument to make an offer to ThermoSpectra to acquire, through a merger, all of the outstanding shares of ThermoSpectra Common Stock that Thermo Instrument and Thermo Electron did not already own for cash, and the Thermo Instrument board authorized its management to negotiate such a transaction with ThermoSpectra.

    On March 8, 1999, Goodwin Procter provided the members of the Special Committee with a memorandum of certain principles governing their duties and responsibilities as independent directors representing the Minority Stockholders in evaluating and negotiating the terms of the offer.

    On March 10, 1999, the members of the Special Committee met with Goodwin Procter and Tucker Cleary. Tucker Cleary discussed the Projections and noted that the Projections included an assumption that the Company's operating margins in the future periods would be substantially greater than actual historical operating margins and substantially greater than the actual operating margins realized by comparable companies. Tucker Cleary modified this assumption to reduce the forecast operating margins and presented a revised version of the Projections (the "Revised Projections"). Tucker Cleary noted that using the Projections and a discounted cash flow analysis, which was only one component of its overall aggregate analysis, produced a range of $19.37 to $22.37 per share. The same calculation using the Revised Projections resulted in a per share valuation range of $12.16 to $14.06. Tucker Cleary concluded, based upon its aggregate preliminary analysis and valuation of the Company, that a price in the range of $13.50 to $15.00 per share of Common Stock would be fair to the Minority Stockholders. The members of the Special Committee discussed the appropriateness of the various analyses presented with Tucker Cleary and Goodwin Procter.

    On March 19, 1999, the members of the Special Committee met to review Tucker Cleary's analysis and to prepare for Thermo Instrument's presentation and offer. The Special Committee decided in advance that it would defer any response to the offer until it had fully considered the offer, reviewed its underlying assumptions and analyses, and assessed the merits of the offer. Later that same day, representatives from Thermo Electron and Thermo Instrument presented Thermo Instrument's offer of $13.00 per share for the shares of Common Stock owned by the Minority Stockholders. The Special Committee instructed Tucker Cleary to review Thermo Instrument's offer and underlying financial analysis.

    On March 24, 1999, the members of the Special Committee held a telephonic meeting with Goodwin Procter and Tucker Cleary. Tucker Cleary reviewed Thermo Instrument's financial analysis of ThermoSpectra, noting that Thermo Instrument had utilized a discounted cash flow methodology that was different from that used by Tucker Cleary. The Special Committee also discussed the propriety of using the Revised Projections in Tucker Cleary's various valuation analyses, since among other things, the Projections were prepared by ThermoSpectra management who had the greatest insight into ThermoSpectra's operations and prospects. After discussing the relative merits of different valuation methodologies, the Special Committee directed Tucker Cleary to prepare a revised discounted cash flow analysis of the Company, using the Projections and taking into account certain different assumptions proposed by Tucker Cleary, primarily relating to terminal growth rates and working capital needs, underlying Thermo Instrument's March 19, 1999 financial analysis of ThermoSpectra.

    On March 29, 1999, after reviewing Tucker Cleary's report on its revisions to Thermo Instrument's discounted cash flow analysis of the Projections, the members of the Special Committee held two telephonic meetings. Goodwin Procter was present at both meetings and Tucker Cleary was present at only the second meeting. Tucker Cleary concluded that $19.65 per share of Common Stock, which was the result of its revisions to Thermo Instrument's discounted cash flow analysis of the Projections, would be the price that would have been produced by Thermo Instrument's own analysis had they used the different assumptions proposed by Tucker Cleary. The Special Committee determined that $19.65 should be the Special Committee's counter-offer to Thermo Instrument's offer of $13.00 per share.

    On March 31, 1999, the Company received an unsolicited offer to purchase its Test and Measurement businesses for up to approximately $22 million and the assumption of certain liabilities. The Company subsequently rejected the offer due to its proposed participation in the corporate reorganization of Thermo Electron, the inadequacy of the proposed price and its review of various strategic alternatives for these businesses.

    On April 7, 1999, ThermoSpectra's Board held a regularly scheduled meeting during which all members were present in person or by telephone. The Board attended to various unrelated matters and then heard a brief update from the members of the Special Committee. The members of the Special Committee reported to the Board that they had retained Goodwin Procter and Tucker Cleary as their legal and financial advisors, respectively, and that they were currently in negotiations with Thermo Instrument's management over the terms of the offer.

    On April 9, 1999, the members of the Special Committee held a telephonic consultation with Goodwin Procter and Tucker Cleary. The members of the Special Committee deliberated over the various valuation methodologies and Thermo Instrument's modified offer of a range of $13.00 to $15.00 per share that had been communicated to the Special Committee on April 7, 1999 by Mr. Earl R. Lewis, President and Chief Executive Officer of Thermo Instrument.

    On April 23, 1999, the members of the Special Committee met with Mr. Lewis. At this meeting, Mr. Lewis raised the per share price of the offer to $15.50. The Special Committee responded with a counter-offer of $17.00 per share.

    On April 26, 1999, the members of the Special Committee had a telephonic meeting with Mr. Lewis and Dr. George N. Hatsopoulos, Chairman and then Chief Executive Officer of Thermo Electron, regarding the $15.50 per share price offered by Thermo Instrument. The Special Committee responded that $15.50 was an unacceptably low price and that the Special Committee would consider a per share price of $17.00 to be fair.

    On April 27, 1999, the members of the Special Committee held a telephonic meeting with Goodwin Procter and Tucker Cleary. After a discussion of applicable legal requirements, the Special Committee's responsibilities and the applicability of the various pricing models, the members of the Special Committee determined that it would continue its efforts to obtain a price higher than $15.50 per share.

    On April 29, 1999, in a telephonic meeting of the members of the Special Committee with Mr. Lewis, a price of $16.00 per share was offered and agreed upon as fair to the Minority Stockholders.

    In May, counsel for Thermo Instrument and Goodwin Procter prepared, negotiated and agreed upon the terms of the Merger Agreement.

    On May 18, 1999, Thermo Instrument provided the Special Committee with written confirmation of its proposed offer to purchase the shares of Common Stock of the Minority Stockholders for $16.00 per share in cash, without interest.

    On May 20, 1999, Tucker Cleary met with the members of the Special Committee to give its final report on the terms of the proposed Merger and render its oral opinion to the Special Committee that the proposal by Thermo Instrument of $16.00 per share in cash was fair, from a financial point of view, to the Minority Stockholders. Tucker Cleary reviewed the various factors it considered in rendering its opinion, which are described below under "--Opinion of Financial Advisor." The full Board of ThermoSpectra then met to hear the report of Tucker Cleary and to review the terms of the Merger Agreement. The members of the Special Committee then recommended to the full Board that it accept Thermo Instrument's offer and approve the Merger Agreement in the form presented at the meeting. The Board unanimously approved the Merger Agreement, declared its advisability and recommended that the stockholders vote in favor of the proposed Merger.

    Also on May 20, 1999, the Merger Agreement was presented to the board of directors of Thermo Instrument at a special meeting of the board. Thermo Instrument's board of directors unanimously approved the Merger Agreement.

    On May 21, 1999, the Merger Agreement was presented to the board of directors of Thermo Electron at a special meeting of the board. Thermo Electron's board of directors unanimously approved the Merger Agreement. The Merger Agreement was then duly executed by the parties. Tucker Cleary rendered its written opinion to the Special Committee on May 21, 1999, to the effect that, as of that date, the $16.00 per share consideration to be received pursuant to the proposed Merger was fair, from a financial point of view, to the Minority Stockholders. On the same day, ThermoSpectra issued a press release announcing that, based on the recommendation of the Special Committee, its Board had approved the Merger Agreement with Thermo Instrument.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    The Special Committee and the ThermoSpectra Board believe that the terms of the Merger are fair to, and in the best interests of, the Minority Stockholders. In reaching this conclusion, the Special Committee has determined that the Merger is both substantively and procedurally fair, and is therefore entirely fair, to the Minority Stockholders. The Board has adopted the analysis of the Special Committee with regard to both the substantive and procedural fairness of the Merger. Accordingly, the ThermoSpectra Board has unanimously approved the Merger Agreement and unanimously recommends its approval by the stockholders.


    In reaching their decisions to approve the Merger Agreement, the Special Committee and the ThermoSpectra Board considered the following factors, each of which the Special Committee and the Board deemed favorable:



    - THE PREMIUM REFLECTED IN THE CASH MERGER CONSIDERATION OF $16.00 PER SHARE. Thermo Instrument's willingness to pay $16.00 per share, considered in light of the course of negotiations with Thermo Instrument and the historical market price of the Common Stock, was the most important factor considered by the Special Committee and the Board in making their respective decisions to approve the Merger Agreement.



           - COURSE OF NEGOTIATIONS. The Special Committee and the Board considered the history of negotiations with respect to the Merger Agreement, which led to an increase in Thermo Instrument's initial proposal of $13.00 per share on March 19, 1999 to a range of $13.00 to $15.00 per share offered on April 7, 1999 to $15.50 offered on April 23, 1999 and finally to $16.00 offered on April 29, 1999.



           - THE RELATIONSHIP OF THE CASH MERGER CONSIDERATION OF $16.00 PER SHARE TO THE HISTORICAL MARKET PRICES FOR THE COMMON STOCK. The Special Committee and the Board considered the declining per share price of the Common Stock and the possibility that the price would remain depressed. The Special Committee and the Board noted that it had been approximately three years since the Common Stock had consistently traded at or above $16.00 and that the Common Stock had ranged from a high of $15.125 in the first quarter of 1997 to a low of $8.25 in the fourth quarter of 1998. The Special Committee and the Board concluded that the $16.00 per share price proposed by Thermo Instrument, which represented premiums of (i) approximately 61%, 44% and 39% over the per share price on dates four weeks, one week and one day, respectively, prior to announcement of the offer on May 21, 1999 and (ii) approximately 71% over the per share price on the day prior to Thermo Electron's first public announcement of the proposal to take ThermoSpectra private on August 12, 1998, would enable the Minority Stockholders to obtain a higher price for their stock than would otherwise be available in the market at that time. The purchase by Thermo Instrument would also eliminate the exposure of the Minority Stockholders to any future or continued declines in the price of the Common Stock.



    - INFORMATION CONCERNING THE FINANCIAL PERFORMANCE, CONDITION, BUSINESS OPERATIONS AND PROSPECTS OF THERMOSPECTRA. The Special Committee and the Board considered the historical, current and potential future performance of ThermoSpectra and determined that the substantial premium reflected in the price per share offered by Thermo Instrument was attractive in light of the current performance, declining sales and profitability, and the uncertainty of the Company's growth prospects. In addition, the Special Committee and the Board determined that the Merger would shift the risk of the future financial performance of ThermoSpectra from the Minority Stockholders, who do not have the power to control ThermoSpectra, entirely to Thermo Instrument, which does have the power to control ThermoSpectra and has the resources to manage and bear that risk over the long term.



    - CURRENT MARKET TRENDS IN THE INDUSTRIES IN WHICH THERMOSPECTRA COMPETES, PRIMARILY THE SEMICONDUCTOR INDUSTRY. The Special Committee and the Board considered the fact that a significant portion of the Company's total revenues, primarily in its Imaging and Inspection and Temperature Control businesses, is attributable to the sale of products and related services to customers in the semiconductor industry. The semiconductor industry has historically been cyclical and is characterized by sudden and sharp changes in supply and demand. Demand for the Company's products and services within the semiconductor industry is dependent upon, among other things, the level of capital spending by semiconductor companies. The semiconductor industry has been experiencing weakness in demand for its products as a result of the economic crisis in Asia, excess manufacturing capacity and slowdowns in sales of high-end personal computers. Many semiconductor manufacturers delayed construction or expansion of their production facilities in response to the foregoing conditions. The slowdown in semiconductor activity began to affect demand for the Company's products in the second quarter of 1998. The semiconductor industry has shown some increased activity, but not to the levels experienced prior to this most recent slowdown.



    - TERMS OF THE MERGER AGREEMENT. The Special Committee and the Board considered the terms of the Merger Agreement, including (i) the amount and form of the consideration, (ii) the limited number of conditions to the obligations of Thermo Instrument, including the lack of a financing condition, (iii) the right of the ThermoSpectra Board, upon recommendation of the Special Committee, to terminate the Merger Agreement if the Board determines that the Board's fiduciary duties to the ThermoSpectra stockholders require it to do so, and (iv) the absence of a termination fee in the event ThermoSpectra terminates the Merger Agreement. The Special Committee and the Board believed that the foregoing made the consummation of the transaction more likely than it would if more significant conditions were placed on the completion of the transaction or if Thermo Instrument did not have the independent financial resources to complete the transaction. Further, the Special Committee and the Board believed that the ability of the Board to terminate the Merger Agreement without payment of a termination fee in the event its fiduciary duties to the ThermoSpectra stockholders required it to do so provided the Board the freedom to protect the interests of the Minority Stockholders.



    - THE LIQUIDITY THAT WOULD BE REALIZED BY THE MINORITY STOCKHOLDERS FROM THE ALL-CASH OFFER. The Special Committee and the Board believed that the liquidity to be realized by the Minority Stockholders would be beneficial to such stockholders since Thermo Instrument's and Thermo Electron's combined significant ownership of the Common Stock (i) resulted in a relatively small public float that necessarily limited the amount of trading in the Common Stock and
      (ii) decreased the likelihood that a proposal to acquire the Common Stock would be made by an independent entity without the consent of Thermo Instrument and furthermore, Thermo Instrument and Thermo Electron had stated their current intention to retain their majority holdings in the Company, which foreclosed the opportunity to consider an alternative transaction with a third party purchaser of the Company or otherwise provide liquidity to the Minority Stockholders.



    - THE OPINION OF TUCKER CLEARY THAT THE CONSIDERATION OF $16.00 PER SHARE IN CASH IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE MINORITY STOCKHOLDERS. The Special Committee and the Board reviewed the independent financial analyses performed by Tucker Cleary, including analyses of relative value and discounted cash flows that assume ThermoSpectra will continue as a going concern, and found them to be reasonable. They believed that Tucker Cleary's conclusion that the price offered by Thermo Instrument was fair, from a financial point of view, to the Minority Stockholders was a reasonable conclusion based on the analyses performed. See "--Opinion of Financial Advisor."



    The Special Committee and the Board also considered the following factors, all of which they considered as negative factors in their deliberations concerning their respective decisions to approve the Merger Agreement:



    - FOLLOWING THE MERGER, THE MINORITY STOCKHOLDERS WILL CEASE TO PARTICIPATE IN THE FUTURE EARNINGS OR GROWTH, IF ANY, OF THERMOSPECTRA OR BENEFIT FROM INCREASES, IF ANY, IN THE VALUE OF THERMOSPECTRA. The Special Committee and the Board evaluated this in light of the recent financial performance of ThermoSpectra, the current industry outlook and the risks and uncertainties associated with ThermoSpectra's future prospects, as described above.



    - THE POSITIVE ASPECTS OF THE COMPANY, INCLUDING ITS HIGH QUALITY PRODUCTS, HIGHLY REGARDED MANAGEMENT TEAM, LEADING MARKET POSITION IN CERTAIN PRODUCT AREAS, DIVERSIFIED CUSTOMER BASE AND STRONG EXISTING PRODUCT PORTFOLIO. The Special Committee and the Board believed that these aspects were potential contributors to the future success of ThermoSpectra and weighed in favor of continuing ThermoSpectra as a public company. However, these positive aspects were offset by the many other considerations listed above.



    - POTENTIAL OR ACTUAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS OF THERMOSPECTRA IN CONNECTION WITH THE MERGER. See "--Conflicts of Interest."



    The Special Committee and the Board did not consider the Cash Merger Consideration as compared to any implied liquidation value because it was not contemplated that the Company be liquidated, whether or not the Merger would be completed. In addition, Thermo Instrument and Thermo Electron indicated to the Special Committee and the Board that they intended to continue to operate the Company's businesses substantially as they were being operated.



    In determining that the Merger is fair to the Minority Stockholders, the Special Committee and the Board considered the above factors as a whole and did not assign specific or relative weights to them other than the Cash Merger Consideration, which was considered the most important factor. The factors described above constitute all of the material factors considered by the Special Committee and the Board. In the view of the Special Committee and the Board, each of the positive factors listed above, in the aggregate, reinforced their belief that the transaction was in the best interests of the Minority Stockholders and outweighed the negative factors listed above.



    The Special Committee's and the Board's belief as to the procedural fairness of the Merger was based on their recognition that (i) the Special Committee consisted of two independent directors appointed by a majority of the Board of Directors to represent solely the interests of the Minority Stockholders and to provide independent consideration of the transaction; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Tucker Cleary as its independent financial advisor to assist in evaluating the proposed transaction and received advice from Tucker Cleary;

and (iv) the fact that the Cash Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active arms-length bargaining between representatives of the Special Committee and representatives of management of Thermo Instrument and Thermo Electron. In forming the Special Committee, the Board noted that Mr. Baute was also a director of Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument, and that Mr. Beaubien was a director of ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument. The Board determined that these directorships did not prevent either member from fulfilling his duties as a member of the Special Committee. No other unaffiliated representative was retained to act solely on behalf of the Minority Stockholders for the purposes of negotiating the terms of the Merger or the Merger Agreement.


    THE SPECIAL COMMITTEE AND THE THERMOSPECTRA BOARD, BY A UNANIMOUS VOTE, HAVE APPROVED THE MERGER AGREEMENT, BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO THE MINORITY STOCKHOLDERS AND THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

    In considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Special Committee and the Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders generally and that represent actual or potential conflicts of interest. The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Conflicts of Interest."

    In order to aid the evaluation of the Company by the Special Committee and Tucker Cleary and Tucker Cleary's assessment of the fairness, from a financial point of view, of the consideration of $16.00 per share in cash payable to the Minority Stockholders pursuant to the Merger Agreement, the Company furnished the Special Committee and Tucker Cleary with certain projected financial data prepared by the Company's management. See "CERTAIN PROJECTED FINANCIAL DATA."

OPINION OF FINANCIAL ADVISOR

    The Special Committee retained Tucker Cleary to act as its financial advisor and to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Minority Stockholders of the Company pursuant to the proposed transaction with Thermo Instrument.

    The Special Committee selected Tucker Cleary for a number of reasons, including its knowledge of the instrumentation segment of the technology industry and its experience and reputation in the area of valuation and financial advisory work generally, and in relation to transactions of the size and nature of the proposed transaction specifically. Tucker Cleary is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Cleary and its affiliates may hold long or short positions in the Common Stock, the common stock of Thermo Electron or the common stock of Thermo Instrument.

    Tucker Cleary rendered its written opinion to the Special Committee on May 21, 1999, to the effect that, as of that date, the consideration to be received pursuant to the proposed Merger was fair, from a financial point of view, to the Minority Stockholders. Tucker Cleary has not been requested to, and will not, update its opinion unless the Special Committee requests such an update. The Special Committee has advised Tucker Cleary that it will not seek an update to the fairness opinion unless:

    - there is a material modification to the terms of the proposed consideration or other material amendment to the Merger Agreement that the Special Committee determines would be reasonably likely to impact the overall fairness of the Merger to the Minority Stockholders; or

    - a material event occurs that the Special Committee determines would be reasonably likely to affect Tucker Cleary's opinion if the opinion was reissued taking into account such event.

    The Special Committee has informed Tucker Cleary that, as of the date of this Proxy Statement, there has been no change in the terms of the proposed consideration and there has been no material event that the Special Committee believes could affect Tucker Cleary's opinion since Tucker Cleary rendered such opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF TUCKER CLEARY DATED MAY 21, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY TUCKER CLEARY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE TUCKER CLEARY OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND PERTAINS ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE MINORITY STOCKHOLDERS PURSUANT TO THE PROPOSED MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY THERMOSPECTRA STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER AGREEMENT. THE SUMMARY OF TUCKER CLEARY'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION ATTACHED HERETO AS APPENDIX B. HOLDERS OF COMMON STOCK ARE URGED TO READ THE ENTIRE OPINION CAREFULLY.

    In conducting its investigation and analysis and in arriving at its opinion, Tucker Cleary reviewed the information and took into account the financial and economic factors as it deemed relevant and material under the circumstances. The material actions Tucker Cleary undertook in its analysis were as follows:

    - reviewed internal financial information concerning the business and operations of ThermoSpectra that was furnished to Tucker Cleary by the Company's management for purposes of its analysis, as well as publicly available information, including but not limited to ThermoSpectra's recent filings with the Commission;

    - reviewed the Merger Agreement in the form presented to the Special Committee;

    - compared the historical market prices and trading activity of the Common Stock with those of other publicly traded companies that Tucker Cleary deemed relevant;

    - compared the financial position and operating results of ThermoSpectra with those of other publicly traded companies that Tucker Cleary deemed relevant;

    - compared the proposed financial terms of the Merger with the financial terms of other merger and acquisition transactions that Tucker Cleary deemed relevant; and

    - held discussions with members of ThermoSpectra's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company.

    Tucker Cleary also reviewed relevant industry market research studies, company research reports and key economic and market indicators, including interest rates, inflation rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Other than as set forth above, Tucker Cleary did not review any additional information in preparing its opinion that, independently, was material to its analysis. As a part of its engagement, Tucker Cleary was not requested to, and did not, solicit third party indications of interest in acquiring ThermoSpectra. The Special Committee did not place any limitation upon Tucker Cleary with respect to the procedures followed or factors considered by Tucker Cleary in rendering its opinion.

    In arriving at its opinion, Tucker Cleary assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Tucker Cleary by, or on behalf of, the Company, and did not independently verify that information. Tucker Cleary assumed, with the Special Committee's consent, that:

    - all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its financial statements;

    - obtaining all regulatory and other approvals and third party consents required for consummation of the proposed Merger would not have a material effect on the anticipated benefits of the transaction; and

    - the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without any amendment thereto and without waiver by the Company or Thermo Instrument of any of the conditions to their respective obligations thereunder.

    Tucker Cleary assumed that the Projections examined by it were reasonably prepared based upon the best available estimates and good faith judgments of the Company's senior management as to the future performance of ThermoSpectra. In conducting its review, Tucker Cleary did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ThermoSpectra. Tucker Cleary's opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of its written opinion.

    SUMMARY OF ANALYSES

    The following is a summary of the material financial analyses performed by Tucker Cleary in connection with rendering its opinion.

    ANALYSIS OF THERMOSPECTRA'S VALUATION PREMIUM. Tucker Cleary compared the premium to be received by the Minority Stockholders of ThermoSpectra as represented by the proposed consideration of $16.00 per share in cash to the closing price of the Common Stock one week prior to the May 21, 1999 date of its written opinion.

    - Tucker Cleary calculated that the proposed consideration of $16.00 per share represented a premium of 43.8% over the closing price of $11.125 for the Common Stock on May 14, 1999, one week prior to the date of its written opinion.

    Tucker Cleary reviewed comparable transactions in the following categories:
(i) 103 acquisitions between January 1994 and March 1999 of a minority interest (ranging from 10.0% to 47.0%) in a public company that remained a public company following the transaction; and (ii) 23 acquisitions between February 1994 and January 1999 of a remaining minority interest (ranging from 10.0% to 48.1%) in a public company that went private as a result of the transaction. Tucker Cleary noted that the ThermoSpectra transaction represents a remaining minority interest transaction. Tucker Cleary further noted that an acquisition of a minority interest or a remaining minority interest differs from an acquisition of a 100% interest. In a 100% acquisition, the acquiring company purchases, and the financial terms of the transaction reflect, a control premium. The acquisition of a minority interest in a public company does not, generally, involve a control premium. While the acquisition of a remaining minority interest does not, generally, involve a control premium, it nevertheless is impacted by the fact that stockholders do not have the alternative to retain their publicly traded stock in the subject company. Accordingly, premiums paid in remaining interest transactions generally are greater than premiums paid in minority interest transactions. Tucker Cleary's analysis produced the following adjusted mean premiums (the adjusted mean excludes the high and low values in calculating the average) over the one-week-prior stock price in the comparable transactions as compared to the 43.8% premium in the proposed transaction:

    - the adjusted mean premium over the stock price one week prior to the announcement of the 103 acquisitions of a minority interest in a public company was 14.3%, with a range of 1.5% to 50.7%; and

    - the adjusted mean premium over the stock price one week prior to the announcement of the 23 remaining minority interest transactions was 18.8%, with a range of 3.8% to 50.6%. Tucker Cleary again noted that these transactions are most comparable to the ThermoSpectra transaction.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO
THERMOSPECTRA. Tucker Cleary noted that the profile of the Company's business in aggregate is unique. As a result, Tucker Cleary reviewed publicly available financial information as of the most recently reported period and stock market information as of May 14, 1999 for publicly traded companies that Tucker Cleary deemed relevant to each of the Company's three business segments: (i) Temperature Control segment; (ii) Test and Measurement segment; and (iii) Imaging and Inspection segment. For each comparable company, Tucker Cleary calculated multiples of enterprise value to the latest twelve months ("LTM") earnings before interest and taxes ("EBIT"), LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM Revenues. Tucker Cleary then calculated the implied gross enterprise value for each business segment based on the adjusted mean of these comparable group multiples and the corresponding business segment financial data for the LTM ending April 3, 1999, which financial data is based on actual results for the nine months ending January 2, 1999 and estimated results for the three months ending April 3, 1999. Tucker Cleary compared the financial characteristics of the Company's Temperature Control segment to the following companies:

       1.  Cerprobe Corporation                          5.  Applied Materials, Inc.
       2.  GenRad, Inc.                                  6.  Credence Systems Corporation
       3.  IFR Systems, Inc.                             7.  KLA--Tencor Corporation
       4.  Keithley Instruments, Inc.

    The following table sets forth the calculation of implied gross enterprise values for the Temperature Control segment:

                          TEMPERATURE CONTROL SEGMENT

                                                               COMPARABLE
                                                             GROUP MULTIPLES
                                               SEGMENT      -----------------   IMPLIED GROSS
                                            FINANCIAL DATA                        ENTERPRISE
                                            --------------                          VALUES
                                            (IN THOUSANDS)                     ----------------
                                                                                (IN THOUSANDS)
LTM EBIT                                      $    5,912            17.7x         $  104,434
LTM EBITDA                                    $    7,350            13.6x         $  100,012
LTM Revenues                                  $   54,768             0.9x         $   47,310

    Tucker Cleary compared the financial characteristics of the Company's Imaging and Inspection segment to the following companies:

       1.  American Science and Engineering,                Moore Products Company
           Inc.                                         6.
       2.  Barringer Technologies, Inc.                 7.  Robotic Vision Systems, Inc.
       3.  Bio-Rad Laboratories, Inc.                   8.  Oxford Instruments plc
       4.  Cognex, Inc.                                 9.  PPT Vision, Inc.
       5.  Invision Technologies, Inc.                 10.  Veeco Instruments Inc.

    The following table sets forth the calculation of implied gross enterprise values for the Imaging and Inspection segment:

                         IMAGING AND INSPECTION SEGMENT

                                                              COMPARABLE
                                                            GROUP MULTIPLES
                                               SEGMENT      ---------------   IMPLIED GROSS
                                            FINANCIAL DATA                      ENTERPRISE
                                            --------------                        VALUES
                                            (IN THOUSANDS)                   ----------------
                                                                              (IN THOUSANDS)
LTM EBIT                                      $    4,295           10.8x        $   46,582
LTM EBITDA                                    $    5,946            9.4x        $   55,603
LTM Revenues                                  $   86,026            0.9x        $   74,205

    Tucker Cleary compared the financial characteristics of the Company's Test and Measurement segment to the following companies:

       1.  Astro-Med, Inc.                              7.  Newport Corporation
       2.  Cyber Optics Corp.                           8.  Tektronix Inc.
       3.  Faro Technologies, Inc.                      9.  TSI Incorporated
       4.  Keithley Instruments, Inc.                  10.  Yokogawa Electronic Corporation
       5.  K-Tron International, Inc.                  11.  Zygo Corp.
       6.  Nanometrics Incorporated

    The following table sets forth the calculation of implied gross enterprise values for the Test and Measurement segment:

                          TEST AND MEASUREMENT SEGMENT

                                                                COMPARABLE
                                                              GROUP MULTIPLES
                                               SEGMENT      -------------------   IMPLIED GROSS
                                            FINANCIAL DATA                          ENTERPRISE
                                            --------------                            VALUES
                                            (IN THOUSANDS)                       ----------------
                                                                                  (IN THOUSANDS)
LTM EBIT                                      $    1,984              9.2x          $   18,212
LTM EBITDA                                    $    2,812              7.6x          $   21,434
LTM Revenues                                  $   41,053              0.9x          $   37,328

    Tucker Cleary then calculated the aggregate implied gross enterprise value of the Company as follows:

                                        IMPLIED GROSS ENTERPRISE VALUE BASED ON
                                                     MULTIPLES OF:
                                      -------------------------------------------
THERMOSPECTRA SEGMENT                  LTM EBIT                     LTM REVENUES
------------------------------------  -----------    LTM EBITDA    --------------
                                                   --------------
                                                   (IN THOUSANDS)
Temperature Control                    $ 104,434    $    100,012    $     47,310
Imaging and Inspection                    46,582          55,603          74,205
Test and Measurement                      18,212          21,434          37,328
                                      -----------  --------------  --------------
  Aggregate                            $ 169,228    $    177,049    $    158,843
                                      -----------  --------------  --------------
                                      -----------  --------------  --------------

    Tucker Cleary then calculated the implied equity value per share of the Company based on the above aggregate implied gross enterprise values by adding the cash balance ($18,094,000) and subtracting the amount of outstanding debt ($57,326,000) of the Company, each as of April 3, 1999. The resulting amounts were then divided by the number of outstanding shares of Common Stock as of April 30, 1999. These calculations produced per share values equal to $8.48, $8.99 and $7.80, based upon multiples of LTM EBIT, LTM EBITDA and LTM Revenues, respectively. Tucker Cleary compared these amounts to the Company's one-week-prior stock price of $11.125 and the proposed consideration of $16.00 per share.

    Tucker Cleary performed a sensitivity analysis on these calculations by basing additional calculations on the Company's Projections for the year ending January 1, 2000. These calculations resulted in per share values of $13.72, $18.94 and $8.15 based upon multiples of projected EBIT, EBITDA and Revenues. Tucker Cleary noted that these per share values were not comparable to the comparable company calculations and the per share values derived therefrom discussed above. However, Tucker Cleary believed that they were consistent with its above historical analysis and compared these per share values to the Company's one-week-prior stock price of $11.125 and the proposed consideration of $16.00 per share.

    ANALYSIS OF SELECTED COMPARABLE 100% ACQUISITION TRANSACTIONS. Tucker Cleary reviewed 103 transactions that Tucker Cleary deemed relevant. The transactions were 100% acquisitions and were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies in the industries in which ThermoSpectra's businesses operate. Tucker Cleary noted that none of the selected transactions reviewed were identical to the proposed transaction and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of ThermoSpectra and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of such transactions.

    For each comparable transaction, Tucker Cleary calculated multiples of enterprise value to LTM EBIT, LTM EBITDA and LTM Revenues. Tucker Cleary then calculated the implied gross enterprise value of ThermoSpectra based upon the adjusted mean of these multiples. Tucker Cleary calculated the implied equity value per share by adding the cash balance ($18,094,000) and subtracting the amount of outstanding debt ($57,326,000) of the Company, each as of April 3, 1999. The resulting amounts were divided by the number of outstanding shares of Common Stock as of April 30, 1999. These calculations produced per share values of $3.13, $10.20 and $12.79 based upon the Company's LTM EBIT, LTM EBITDA and LTM Revenues for the twelve months ending April 3, 1999, respectively. Tucker Cleary performed a sensitivity analysis for these calculations based upon the Company's projected EBIT, EBITDA and Revenues for the year ending January 1, 2000. These calculations produced per share values of $12.97, $23.09 and $13.50, respectively. While Tucker Cleary noted that values associated with 100% acquisitions differed from those in a remaining minority interest acquisition such as the proposed transaction, Tucker Cleary compared these per share values to the proposed consideration of $16.00.

    DISCOUNTED CASH FLOW ANALYSIS. Tucker Cleary performed a discounted cash flow analysis of ThermoSpectra using ThermoSpectra's Projections for 1999 through 2003, without taking into account any potential cost savings and efficiencies that may be realized following the Merger. In such analysis, Tucker Cleary assumed terminal value multiples of 11.0x to 13.0x EBIT in the year 2003 and discount rates of 15.7% to 17.7%. Selection of an appropriate discount rate is an inherently subjective process and is affected by numerous factors. The discount rates used by Tucker Cleary were selected based upon its calculation of ThermoSpectra's weighted average cost of capital. This analysis produced present values of the Common Stock ranging from $17.37 to $22.10 per share. Tucker Cleary also performed a sensitivity analysis, resulting in the Revised Projections, taking into account the possibility that ThermoSpectra may be able to attain an operating margin in future years of only 11.0% compared to a range of projected operating margins of 14.0% in 2000 to 17.4% in 2003 in the Projections. Tucker Cleary noted that the Company's historical operating margins were 9.7% in 1994, 8.5% in 1995, 8.8% in 1996, 6.4% in 1997 and 5.4% in 1998 and
3.3% in the quarter ending April 3, 1999. Tucker Cleary also noted that the operating margins in the Projections were substantially in excess of the operating margins achieved by comparable companies. This analysis produced present values of ThermoSpectra's Common Stock ranging from $10.71 to $13.72.

    Tucker Cleary noted that the per share present values in its discounted cash flow analysis represented values attributable to a 100% acquisition. As such, these values included a control premium that was not comparable to this remaining minority interest transaction. While Tucker Cleary compared the above present values per share to the proposed consideration of $16.00 per share, it did so only with reference to this context. Tucker Cleary also compared these present values per share to the per share values of $3.13 to $23.09 derived from its analysis of comparable merger and acquisition transactions involving 100% acquisitions discussed above.

    Tucker Cleary also reviewed and analyzed a discounted cash flow analysis presented to the Special Committee by Thermo Instrument as support for its initial offer of $13.00 per share made on March 19, 1999. The methodology of this analysis differed from that used by Tucker Cleary in its analyses. Tucker Cleary advised the Special Committee that it believed two assumptions upon which, in part, Thermo Instrument's analysis was based were disputable. These assumptions included (i) the terminal growth rate of the business (Thermo Instrument's analysis used 2% and Tucker Cleary proposed a 5% growth rate) and
(ii) the requirement for net operating assets, or working capital, based upon the expected growth rate (Thermo Instrument's analysis indicated a requirement that was substantially in excess of what Tucker Cleary believed such requirement to be).

    At the request of the Special Committee, Tucker Cleary modified Thermo Instrument's discounted cash flow analysis in these two areas. These changes resulted in a per share present value of $19.65.

Subsequently, in response to these proposed modifications, Tucker Cleary and Thermo Instrument management discussed the appropriateness of such modifications. It was agreed that the analysis should be modified to cover a five-year period rather than a 10-year period. On this basis it was agreed that the modifications were appropriate. This analysis resulted in a per share present value of $16.41. Tucker Cleary noted that this per share value was based upon the Projections, not the Revised Projections, and was attributable to a 100% acquisition rather than a remaining minority interest transaction.

    The foregoing summary does not purport to be a complete description of the analyses performed by Tucker Cleary. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Tucker Cleary believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Tucker Cleary did not attempt to assign specific weights to particular analyses. However, there were no specific factors reviewed by Tucker Cleary that did not support its opinion. Any estimates contained in Tucker Cleary's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Tucker Cleary does not assume responsibility for their accuracy.

    Pursuant to the terms of Tucker Cleary's engagement letter dated February 2, 1999 with the Special Committee, the Company paid Tucker Cleary a retainer fee of $50,000 and a fee of $100,000 for the preparation and delivery of its written fairness opinion dated May 21, 1999 (which fee was payable regardless of the conclusions expressed therein). In addition, the Company has agreed to pay Tucker Cleary an additional $75,000 if the Merger is consummated. The Company has also agreed to reimburse Tucker Cleary up to $10,000 for its out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify Tucker Cleary, its affiliates and their respective directors, officers, employees and agents to the fullest extent permitted by law against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement, except for liabilities found to have resulted from the bad faith, gross negligence or intentional or reckless misconduct of Tucker Cleary.

    In the past, Tucker Cleary has not performed investment banking services for ThermoSpectra or received any compensation from ThermoSpectra, other than as provided for in the engagement letter. Additionally, it has been over eight years since Tucker Cleary has provided any investment banking services to Thermo Electron or its subsidiaries.

PURPOSE AND REASONS OF THERMO INSTRUMENT AND THERMO ELECTRON FOR THE MERGER


    The purpose of Thermo Instrument and Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermo Instrument to acquire all of the outstanding shares of Common Stock, other than the shares held by Thermo Electron. In determining to acquire such shares of Common Stock at this time, Thermo Instrument and Thermo Electron considered the following factors: (i) the past performance of ThermoSpectra and its future business prospects, as well as the potential benefits to ThermoSpectra's business if it were to become part of a larger business unit; (ii) the latest market trends in the markets in which the Company competes, primarily the cyclicality of the semiconductor industry; (iii) the substantial debt owed by the Company to, primarily, Thermo Electron; (iv) the reduction in the amount of public information available to competitors about ThermoSpectra's business that would result from the termination of the Company's obligations under the Commission reporting requirements; (v) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board members to stockholder and analyst inquiries, and investor and public relations; (vi) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly and annual reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron and Thermo Instrument anticipate could result in savings of approximately $450,000 per year, which estimate includes the approximate cost of the associated legal and accounting fees; and (vii) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a private company.



    Thermo Instrument and Thermo Electron also considered the advantages and disadvantages of certain alternatives to taking ThermoSpectra private, including
(i) selling their respective equity interests in the Company and (ii) leaving ThermoSpectra as a public majority-owned subsidiary of Thermo Instrument. The first alternative, that of selling their respective equity interests in the Company, was briefly considered by Thermo Electron management, but it was not an alternative that was pursued as reasonable, given that Thermo Electron did not want to sell its equity interest, and did not want Thermo Instrument to sell its equity interest, in the Company. The advantages to leaving ThermoSpectra as a majority-owned, public subsidiary that Thermo Instrument and Thermo Electron considered included (i) the ability of Thermo Instrument to invest the cash that would be required to buy the minority stockholder interest in ThermoSpectra in alternative uses and (ii) maintaining the potential access ThermoSpectra has to capital in the public markets as a public company. The disadvantages to leaving ThermoSpectra as a majority-owned, public subsidiary that Thermo Instrument and Thermo Electron considered included (i) the burden on ThermoSpectra of substantial debt owed primarily to Thermo Electron, (ii) the costs associated with being a public company and (iii) the public information available to competitors about ThermoSpectra's business as result of its filing obligations with the Commission.



    Thermo Instrument and Thermo Electron also considered the number of ThermoSpectra shares held by the Minority Stockholders, recent trends in the price of the Common Stock and the relative lack of liquidity for the Common Stock. Thermo Instrument and Thermo Electron reviewed the net overall cost of the transaction and its benefits, including its contribution to Thermo Instrument's earnings. Thermo Instrument also explored alternative uses for the cash proposed to be used for this transaction. After consideration of these various factors, Thermo Instrument and Thermo Electron decided to make a proposal to ThermoSpectra to acquire for cash, through a merger, all of the outstanding shares of Common Stock that Thermo Instrument and Thermo Electron did not own at a price of $16.00 per share, which represented a premium of (i) approximately 71% over the closing price of the Common Stock reported in the consolidated transaction reporting system on August 11, 1998, the day immediately prior to Thermo Electron's first public announcement of the proposal to take ThermoSpectra private and (ii) approximately 39% over the closing price of the Common Stock reported in the consolidated transaction reporting system on May 20, 1999, the day immediately prior to the public announcement of the financial terms of Thermo Instrument's proposal. Thermo Instrument proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the stockholders other than Thermo Instrument and Thermo Electron with prompt payment in cash in exchange for their shares.


    Thermo Electron beneficially owns, in the aggregate, directly and indirectly through Thermo Instrument, approximately 92% of the outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Principal Stockholder."


    The Minority Stockholders should be aware that as a result of the Merger, the entire equity interest in ThermoSpectra would be beneficially owned by Thermo Electron, directly and indirectly through Thermo Instrument. The Minority Stockholders would no longer have any interest in, and would not be stockholders of, ThermoSpectra, and therefore would not participate in ThermoSpectra's future earnings and potential growth. Additionally, upon consummation of the Merger, the Common Stock would no longer be traded on the AMEX, price quotations with respect to sales of shares in the public market would no longer be available and the registration of the Common Stock under the Exchange Act would be terminated. See "--Certain Effects of the Merger."

POSITION OF THERMO INSTRUMENT AND THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Instrument and Thermo Electron considered the analyses and findings of (i) Tucker Cleary with respect to the fairness, from a financial point of view, of the consideration of $16.00 per share in cash payable under the Merger Agreement to the Minority Stockholders (see "--Opinion of Financial Advisor") and (ii) the Special Committee and the Board with respect to the fairness of the Merger to the Minority Stockholders (see "--The Special Committee's and the Board's Recommendation"). As of the date of the Merger Agreement, each of Thermo Instrument and Thermo Electron adopted the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger. Based on the analyses and findings of Tucker Cleary and the Special Committee, Thermo Instrument and Thermo Electron believe that the Merger is both procedurally and substantively fair to the Minority Stockholders and that the Cash Merger Consideration is fair to the Minority Stockholders from a financial point of view. Neither Thermo Instrument nor Thermo Electron attached specific weights to any factors in reaching its respective belief as to fairness. Thermo Instrument and Thermo Electron are not making any recommendation as to how the Minority Stockholders should vote on the Merger Agreement.

    Certain officers and directors of Thermo Instrument and Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Minority Stockholders. See "--Conflicts of Interest." Thermo Instrument and Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Instrument's proposed offer was conditioned on, among other things, the approval of the Merger by the Special Committee and the receipt by the Special Committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, the Minority Stockholders should be aware that certain officers and directors of ThermoSpectra have interests in connection with the Merger that present them with actual or potential conflicts of interest, as summarized below. The Special Committee and the Board were aware of these interests and did not view them either positively or negatively, but considered them among the other matters described above under "--The Special Committee's and the Board's Recommendation."

    Following consummation of the Merger, the current officers and directors of ThermoSpectra will continue as the initial officers and directors of the Surviving Corporation; however, Thermo Instrument intends to appoint a board of directors comprised solely of members of the Surviving Corporation's and Thermo Instrument's management after the Merger. Officers and directors who own Common Stock will receive the Cash Merger Consideration on the same terms as all the other stockholders.

    SPECIAL COMMITTEE


    As compensation for serving on the Special Committee, which formally met on 16 occasions, either in person or telephonically, from December 1998 through the date of this Proxy Statement, the Board has authorized that each member of the Special Committee receive a one-time special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.


    The members of the Special Committee hold options to acquire an aggregate of 2,000 shares of Common Stock, at exercise prices of $15.33, which will be assumed by Thermo Instrument and converted into options to acquire shares of Thermo Instrument Common Stock on the same terms as all the other holders of ThermoSpectra Stock Options. See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument." Further, deferred units equal to 103 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Mr. Baute, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $1,648. See "THE MERGER--Deferred Compensation Plan for Directors."

    Mr. Baute is also a member of the board of directors of Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument, and Mr. Beaubien is also a member of the board of directors of ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument. See "MANAGEMENT." Mr. Baute and Mr. Beaubien, as compensation for serving on the board of directors of Metrika Systems Corporation and ONIX Systems Inc., respectively, also each receive an annual retainer fee of $4,000 and additional fees of $1,000 for each regular board meeting attended in person and $500 for each board meeting attended telephonically and for participating in certain meetings of committees of the board of directors.

    THE THERMOSPECTRA DIRECTORS AND EXECUTIVE OFFICERS


    The members of the Board of Directors, other than the members of the Special Committee, and executive officers of ThermoSpectra own in the aggregate 40,610 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $649,760 upon consummation of the Merger. In addition, such Board members and executive officers hold options to acquire an aggregate of 362,300 shares of Common Stock, with exercise prices ranging from $9.53 to $15.33, which will be assumed by Thermo Instrument and converted into options to acquire shares of Thermo Instrument Common Stock on the same terms as all the other holders of ThermoSpectra Stock Options. See "THE MERGER--Assumption of ThermoSpectra Stock Options by Thermo Instrument." Further, deferred units equal to 22 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Elias P. Gyftopoulos, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $352. See "THE MERGER--Deferred Compensation Plan for Directors." See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Management," for information regarding beneficial ownership by the Board and executive officers of Common Stock and common stock of Thermo Instrument and Thermo Electron.



    Further, certain members of the Board and certain executive officers hold directorship or officer positions with Thermo Instrument and/or Thermo Electron. For a description of such positions, see "MANAGEMENT" and the information contained in Appendix D to this Proxy Statement.


    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Thermo Instrument will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of ThermoSpectra, pursuant to ThermoSpectra's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, or officers of ThermoSpectra at the Effective Time. The Surviving Corporation's Certificate of Incorporation and Bylaws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in ThermoSpectra's Certificate of Incorporation and Bylaws, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors or officers of ThermoSpectra at the Effective Time, unless such modification is required by law. See "THE MERGER--Indemnification and Insurance."

    In addition, Thermo Instrument will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six years after the Effective Time, a directors' and officers' liability insurance policy covering the ThermoSpectra directors and officers who, at the Effective Time, were then covered by Thermo Electron's liability insurance policy, with coverage providing substantially the same amount and scope as such director's and officer's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by ThermoSpectra. See "THE MERGER--Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER


    As a result of the Merger, the entire equity interest in the Company will be beneficially owned by Thermo Electron, directly and indirectly through Thermo Instrument. Thermo Electron and Thermo Instrument will have complete control over the conduct of the Company's business and will have 100% interest in the net book value and net earnings of the Company and any future increases in the value of the Company. Thermo Instrument's and Thermo Electron's combined ownership of the Company prior to the transaction contemplated herein aggregated approximately 92%. Upon completion of this transaction, Thermo Instrument's and Thermo Electron's aggregate interest in the Company's net book value of $129.7 million on July 3, 1999 and net earnings of $1.8 million and $0.6 million for the year ended January 2, 1999 and the six months ended July 3, 1999, respectively, would increase from approximately 92% of such amounts to 100% of such amounts. The Minority Stockholders will no longer have any interest in, and will not be stockholders of, ThermoSpectra and therefore will not participate in ThermoSpectra's future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. Instead, the stockholders of the Company other than Thermo Instrument, Thermo Electron and holders who perfect their Dissenters' Rights will have the right to receive the Cash Merger Consideration for each share held.


    In addition, upon consummation of the Merger, the Common Stock will no longer be traded on the AMEX, price quotations with respect to sales of shares in the public market will no longer be available and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the Company's obligation to file periodic financial and other information with the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

    For federal income tax purposes, the receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable sale of the holder's Common Stock. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF THERMOSPECTRA'S BUSINESS AFTER THE MERGER

    ThermoSpectra, Thermo Instrument and Thermo Electron are continuing to evaluate ThermoSpectra's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. Subject to the foregoing, for the foreseeable future, Thermo Instrument and Thermo Electron expect that the day-to-day business and operations of ThermoSpectra will be conducted substantially as they are currently being conducted by ThermoSpectra. Thermo Instrument and Thermo Electron are considering the sale of certain ThermoSpectra businesses, but do not currently have any commitment or agreement for any such sales. Additionally, Thermo Electron and Thermo Instrument do not currently contemplate any material change in the composition of ThermoSpectra's current management except that Thermo Instrument intends to appoint a board of directors comprised solely of members of the Surviving Corporation's and Thermo Instrument's management after the Merger.

CONDUCT OF THERMOSPECTRA'S BUSINESS IF THE MERGER IS NOT CONSUMMATED

    If the Merger is not consummated, the Board of Directors expects that the Company's current management will continue to operate the Company's business substantially as presently operated, except with respect to certain businesses that are being considered for sale. See "--Conduct of ThermoSpectra's Business After the Merger."

                              THE SPECIAL MEETING

PROXY SOLICITATION

    This Proxy Statement is being delivered to ThermoSpectra's stockholders in connection with the solicitation by the Board of proxies to be voted at the
Special Meeting to be held on       ,       , 1999 at 10:00 a.m., local time, at
the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders of the
Company on or about       , 1999.

RECORD DATE AND QUORUM REQUIREMENT

    A committee of the Board has fixed the close of business on       , 1999 as
the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of
business on the Record Date, there were       shares of Common Stock issued and
outstanding held by   holders of record and by approximately   persons or
entities holding in nominee name.

    The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present or represented at the Special Meeting for purposes of determining whether a quorum exists. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may only vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority with respect to the proposal to approve the Merger Agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes will not be counted as shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting.

VOTING PROCEDURES

    Under Delaware law, holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must vote to approve the Merger Agreement. The Merger Agreement is attached to this Proxy Statement as Appendix A. For the purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast against approval of the Merger Agreement. Thermo Instrument, which owns approximately 82% of the outstanding Common Stock, and Thermo Electron, which owns approximately 10% of the outstanding Common Stock, own enough shares of Common Stock to vote to approve the Merger Agreement under Delaware law without the vote of the Minority Stockholders and intend to vote their shares in favor of the Merger Agreement.

    If a properly executed Proxy Card is submitted and no instructions are given, the shares of Common Stock represented by that Proxy Card will be voted "FOR" approval of the proposed Merger Agreement.

    The Board is not aware of any other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named on the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval of the Merger Agreement will not be used to vote "FOR" adjournment of the Special Meeting for the purpose of allowing additional time to solicit additional votes "FOR" the Merger Agreement.

    Under Delaware law, holders of Common Stock who comply with certain notice requirements, do not vote in favor of the Merger Agreement and comply with certain other procedures will have the right to dissent and to be paid cash for the fair value of their shares as finally determined in accordance with the procedures under Delaware law. The fair value, as finally determined, may be more or less than the consideration to be received by other stockholders of ThermoSpectra under the terms of the Merger Agreement. Failure to follow such procedures under Delaware law precisely will result in the loss of Dissenters' Rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."

VOTING AND REVOCATION OF PROXIES

    A stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of ThermoSpectra an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of ThermoSpectra will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger Agreement. The shares represented by the accompanying Proxy Card and entitled to vote will be voted if the Proxy Card is properly signed and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME

    The Merger will be effective as soon as practicable following stockholder approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement, and upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. See "THE MERGER--Conditions."

                                   THE MERGER

    The Merger Agreement provides that the Merger Sub, a newly-formed Delaware corporation that is a wholly owned subsidiary of Thermo Instrument, will be merged with and into ThermoSpectra, and that following the Merger, the separate existence of the Merger Sub will cease and ThermoSpectra will continue as the Surviving Corporation.

    The terms of and conditions to the Merger are contained in the Merger Agreement that is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger, and the summary description of all material terms of the Merger Agreement that is contained in this section, are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

CONVERSION OF SECURITIES

    At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by stockholders exercising Dissenters' Rights, shares held in treasury by ThermoSpectra and shares held by Thermo Instrument and Thermo Electron) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares (other than shares held by stockholders exercising Dissenters' Rights, shares held in treasury by ThermoSpectra and shares held by Thermo Instrument and Thermo Electron), by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing any shares (other than shares held by stockholders exercising Dissenters' Rights, shares held in treasury by ThermoSpectra and shares held by Thermo Instrument and Thermo Electron) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the stock certificate.

    No interest will be paid or accrued on the amount payable upon the surrender of any stock certificate. Payment to be made to a person other than the registered holder of the stock certificate surrendered is conditioned upon the stock certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Payment Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable. Six months following the Effective Date, Thermo Instrument may require the Payment Agent to deliver to it any funds made available to the Payment Agent that have not been disbursed to holders of stock certificates formerly representing shares outstanding prior to the Effective Time. After such time and with respect to cash payable upon due surrender of their stock certificates, holders of ThermoSpectra stock certificates will have no greater rights against Thermo Instrument than as may be accorded to general creditors of Thermo Instrument. Notwithstanding the foregoing, neither the Payment Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time held by Thermo Instrument and Thermo Electron will, by virtue of the Merger, be converted at the Effective Time into one share of common stock of the Surviving Corporation. Each share of the Merger Sub's common stock that is issued and outstanding immediately prior to the Merger will, at the Effective Time, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. All shares held in treasury by ThermoSpectra immediately prior to the Effective Time will, at the Effective Time, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. Shares of Common Stock held by persons properly exercising Dissenters' Rights will not be converted into the Cash Merger Consideration in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting stockholder pursuant to Section 262 of the DGCL. See "RIGHTS OF DISSENTING STOCKHOLDERS."

ASSUMPTION OF THERMOSPECTRA STOCK OPTIONS BY THERMO INSTRUMENT

    ThermoSpectra has, from time to time, issued options to acquire Common Stock pursuant to its Park Scientific Instruments Corporation 1988 Incentive Stock Plan, Equity Incentive Plan, Employees Equity Incentive Plan and Directors' Stock Option Plan, each as amended (collectively, the "ThermoSpectra Stock Option Plans"). At the Effective Time, each outstanding ThermoSpectra Stock Option under the ThermoSpectra Stock Option Plans, whether or not exercisable, will be assumed by Thermo Instrument. Each ThermoSpectra Stock Option so assumed by Thermo Instrument will continue to have, and be subject to, the same terms and conditions set forth in the applicable ThermoSpectra Stock Option Plan immediately prior to the Effective Time, except that (i) each ThermoSpectra Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Instrument Common Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such ThermoSpectra Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Thermo Instrument Common Stock, and
(ii) the per share exercise price for the shares of Thermo Instrument Common Stock issuable upon exercise of such assumed ThermoSpectra Stock Option will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such ThermoSpectra Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The Exchange Ratio is a fraction, the numerator of which is the Cash Merger Consideration and the denominator of which is the closing price of Thermo Instrument Common Stock on the day immediately preceding the Effective Date as reported by the AMEX.

    At the Effective Time, each outstanding option to purchase shares of Common Stock (each a "ThermoSpectra ESPP Stock Option") under the ThermoSpectra Employees' Stock Purchase Plan (the "ThermoSpectra ESPP") will also be assumed by Thermo Instrument. Each ThermoSpectra ESPP Stock Option so assumed by Thermo Instrument will continue to have, and be subject to, the same terms and conditions as set forth in the ThermoSpectra ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Instrument Common Stock; (ii) the purchase price per share of Thermo Instrument Common Stock shall be the lower of (a) 85% of (x) the per share market value of the Common Stock on the grant date of the option divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (b) 85% of the market value of Thermo Instrument Common Stock as of the exercise date of the option; and (iii) the $25,000 limit under Section 9.2(i) of the ThermoSpectra ESPP shall be applied by taking into account Thermo Instrument's assumption of the ThermoSpectra ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    At the Effective Time, the ThermoSpectra deferred compensation plan for directors (the "Deferred Compensation Plan") will terminate, and ThermoSpectra will distribute to each participant the sum in cash equal to the balance of stock units credited to his deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Cash Merger Consideration.

TRANSFER OF SHARES

    Shares of Common Stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to ThermoSpectra after the Effective Time, such shares will be canceled and exchanged for the Cash Merger Consideration.

CONDITIONS

    Each party's obligation to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective Time:

    (i) the Merger Agreement and the transactions contemplated therein shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in accordance with the DGCL; and

    (ii) no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    The obligations of ThermoSpectra to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived in writing by ThermoSpectra (upon approval of the Special Committee):

    (i) the representations and warranties of the Merger Sub and Thermo Instrument in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

    (ii) the Merger Sub and Thermo Instrument shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time; and

   (iii) ThermoSpectra shall have received a certificate of the President, Chief Executive Officer or Vice President of Thermo Instrument certifying to the effect of above clauses (i) and (ii).

    The obligations of the Merger Sub and Thermo Instrument to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived in writing by Thermo Instrument:

    (i) the representations and warranties of ThermoSpectra in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

    (ii) ThermoSpectra shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

   (iii) Thermo Instrument shall have received a certificate of the President, Chief Executive Officer or Vice President of ThermoSpectra certifying to the effect of above clauses (i) and (ii).

REPRESENTATIONS AND WARRANTIES

    ThermoSpectra has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, its capitalization, requisite governmental and other consents and approvals, the content and submission of forms and reports required to be filed by ThermoSpectra with the Commission, and its receipt of a fairness opinion from Tucker Cleary.

    Thermo Instrument and the Merger Sub have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter the Merger Agreement and consummate the transactions contemplated thereby, adequacy of Thermo Instrument's financial resources to pay the Cash Merger Consideration, accuracy of information supplied by Thermo Instrument for submission on forms and reports required to be filed by ThermoSpectra with the Commission, and requisite governmental and other consents and approvals.

    The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger. After such expiration, none of the parties to the Merger Agreement or their respective officers, directors or principals will have any liability for any such representations or warranties.

COVENANTS

    In the Merger Agreement, ThermoSpectra has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of termination of the Merger Agreement or the Effective Time, ThermoSpectra will carry on its business in the usual, regular and ordinary course, substantially consistent with past practice and will not, without the prior consent of Thermo Instrument, or unless otherwise permitted by the Merger Agreement:

    (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (ii) enter into any material partnership arrangements, joint development agreements or strategic alliances;

   (iii) grant any severance or termination pay to any officer or employee except payments in amounts consistent with past practices or pursuant to written agreements outstanding, or existing policies, or adopt any new severance plan;

    (iv) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (v) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Common Stock pursuant to the exercise of stock options therefor;

    (vi) cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws;

   (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any other business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

  (viii) sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of ThermoSpectra;

    (ix) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

    (x) adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with past practice;

    (xi) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business;

   (xii) make any grant of exclusive rights to any third party; or

  (xiii) agree in writing or otherwise to take any of the actions described above.

INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Thermo Instrument will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of ThermoSpectra, pursuant to ThermoSpectra's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, or officers of ThermoSpectra at the Effective Time. The Surviving Corporation's Certificate of Incorporation and Bylaws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in ThermoSpectra's Certificate of Incorporation and Bylaws, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors or officers of ThermoSpectra at the Effective Time, unless such modification is required by law.

    In addition, Thermo Instrument will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six years after the Effective Time, a directors' and officers' liability insurance policy covering the ThermoSpectra directors and officers who, at the Effective Time, were then covered by Thermo Electron's liability insurance policy, with coverage providing substantially the same amount and scope as such director's and officer's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by ThermoSpectra.

TERMINATION, AMENDMENT AND WAIVER

    At any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, the Merger Agreement may be terminated by the mutual written consent of the board of directors of Thermo Instrument and the Board of Directors of ThermoSpectra (upon approval of the Special Committee).

    In addition, either Thermo Instrument or ThermoSpectra (upon approval of the Special Committee), in accordance with the provisions of the Merger Agreement, may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, if (i) the Merger has not been consummated by October 31, 1999, unless such party's action or inaction constitutes a breach of the Merger Agreement and has been a principal cause of or resulted in the failure of the Merger to be consummated, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or action is final and nonappealable or
(iii) the approval of the stockholders of ThermoSpectra necessary to consummate the Merger has not been obtained, unless such party's action or inaction constitutes a breach of the Merger Agreement and has been the principal cause of or resulted in the failure to obtain the requisite stockholder approval to consummate the Merger.

    In addition, Thermo Instrument may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, if ThermoSpectra breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from Thermo Instrument.

    ThermoSpectra may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ThermoSpectra, if (i) ThermoSpectra's Board of Directors, upon approval of the Special Committee, determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so or (ii) Thermo Instrument breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from ThermoSpectra.

    Subject to the provisions of applicable law, the Merger Agreement may be amended by the parties thereto at any time by written agreement of the parties; provided, however, that ThermoSpectra may not amend the Merger Agreement without the approval of the Special Committee.

SOURCE OF FUNDS


    The aggregate consideration payable in the Merger is approximately $20 million. Thermo Instrument intends to finance the Merger entirely from cash on hand.


EXPENSES

    The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and the related transactions that will be paid by ThermoSpectra are as follows:


COST OR FEE                                                                  ESTIMATED AMOUNT
---------------------------------------------------------------------------  -----------------
Financial advisory fees....................................................     $   225,000
Legal fees.................................................................         115,000
Accounting fees............................................................          15,000
Special Committee fees.....................................................          64,000
Printing and mailing fees..................................................         150,000
Commission filing fees.....................................................           3,878
Other regulatory filing fees...............................................           5,000
Miscellaneous..............................................................          47,122
                                                                                   --------
                                                                                $   625,000


    See "SPECIAL FACTORS--Opinion of Financial Advisor" for a description of the fees to be paid to Tucker Cleary in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS--Conflicts of Interest."

ACCOUNTING TREATMENT

    The Merger will be accounted for as the acquisition of a minority interest by Thermo Instrument, using the purchase method of accounting.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required to be obtained that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger and (ii) the requirements of the federal securities laws.

                       RIGHTS OF DISSENTING STOCKHOLDERS

    Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Appendix C.

    Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any stockholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

    A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

    Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Sandra L. Lambert, Secretary, ThermoSpectra Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

    If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

    Within 10 calendar days after the Effective Time, the Company, as the Surviving Corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

    The Court may require stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

    If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Cash Merger Consideration in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

    For federal income tax purposes, stockholders who receive cash for their shares of Common Stock upon exercise of Dissenters' Rights will realize taxable gain or loss. See "FEDERAL INCOME TAX CONSEQUENCES."

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax considerations relevant to the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation. In addition, the following discussion does not include any discussion of any state, local or foreign tax consequences that may result from the Merger.

    THIS TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT UNITED STATES FEDERAL INCOME TAX LAW. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

    For federal income tax purposes, the receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable sale of the holder's Common Stock. Each holder's gain or loss per share will equal the difference between $16.00 and the holder's basis in the share of Common Stock. Such gain or loss generally will be a capital gain or loss provided that the holder has held the Common Stock as a capital asset. Capital gain or loss will be treated as long-term capital gain or loss if the holder has held the Common Stock for more than one year, and will be treated as short-term capital gain or loss if the holder has held the Common Stock for one year or less.


    A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, adequately demonstrates this fact, or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup withholding, each holder must provide the Payment Agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9 or, in the case of exempt foreign persons, with certain other information by completing the appropriate Form W-8 or Substitute Form W-8. A holder of Common Stock who does not provide the above information may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Thermo Instrument (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.


    Neither the Company, Merger Sub nor Thermo Instrument will recognize gain or loss for federal income tax purposes as a result of the Merger.

                            BUSINESS OF THE COMPANY

OVERVIEW

    ThermoSpectra was incorporated in 1994 as an indirect wholly owned subsidiary of Thermo Instrument, a publicly traded subsidiary of Thermo Electron. The Company develops, manufactures and markets imaging and inspection, temperature control and test and measurement instruments. These instruments are generally combined with proprietary operations and analysis software to provide industrial and research customers with integrated systems that address their specific needs. The Company's imaging and inspection products include X-ray microanalysis instruments, X-ray fluorescence instruments, nondestructive X-ray inspection systems, specialty X-ray tubes, as well as confocal laser scanning microscopes. The Company broadened its product offerings to include scanning probe microscopes through the acquisitions of Park Scientific Instruments Corporation ("PSI") in March 1997 and TopoMetrix Corporation ("TopoMetrix") in October 1998. These two businesses were subsequently combined to form ThermoMicroscopes Corp. ("ThermoMicroscopes"). In addition, the Company acquired Sierra Research and Technology Inc. ("SRT") in July 1997, a manufacturer of systems that rework and repair printed circuit boards that have failed quality control inspection. The Company expanded into temperature control instruments with its March 1997 acquisition of NESLAB Instruments, Inc. ("NESLAB"), which manufactures temperature control systems for analytical, laboratory, industrial, research and development, laser and semiconductor applications. The Company's test and measurement instruments include data-acquisition systems, digital oscillographic recorders and digital storage oscilloscopes used primarily in product development and process monitoring settings.

IMAGING AND INSPECTION INSTRUMENTS

    The Company's Kevex Instruments Inc. ("Kevex Instruments") and NORAN Instruments Inc. ("NORAN") subsidiaries manufacture X-ray analytical instruments enhanced by real-time digital imaging technology for the electronics, aerospace and automotive industries, among others. Product lines in this segment include several X-ray microanalysis instruments that analyze the chemical composition of microscopic samples by detecting, collecting, sorting and measuring X-rays emitted by a sample that has been excited by an energy source. The Company also manufactures a range of X-ray fluorescence instruments that incorporate an X-ray source into the instrument to excite the sample. Industrial customers, universities and government laboratories represent the majority of the end users of X-ray microanalysis systems. Over 50% of the Company's sales of X-ray microanalyzers are to electron microscope manufacturers for resale to end-users. The Company sells its X-ray microanalyzers and X-ray fluorescence instruments in the United States through a direct sales force; through a combination of direct salespeople, distributors and sales representatives in Europe, Japan and the rest of the Pacific Rim; and through original equipment manufacturer ("OEM") relationships with electron microscope manufacturers.

    The Company's Kevex X-Ray Inc. ("Kevex X-Ray") subsidiary is a manufacturer of specialized X-ray sources used by industrial users for imaging, inspection, analytical and thickness-gauging applications. Kevex X-Ray also supplies X-ray sources for advanced medical diagnostic imaging equipment. The Company sells its X-ray sources primarily to OEMs through a direct sales force in the United States, a distributor in Japan and through both a direct sales force and distributors in the remainder of the world.

    The Company's Nicolet Imaging Systems ("NIS") division manufactures real-time, nondestructive X-ray imaging systems for quality-control inspection. NIS' products are used to inspect high-reliability, high-liability products (for example, components for the telecommunications industry and those used in airbag assembly in the automotive industry). The Company's line of X-ray inspection products are among the most complete on the market, ranging from manual, industrial inspection systems to fully automated, conveyorized circuit board analysis systems for high-volume electronics manufacturing. The Company markets its X-ray inspection systems worldwide through a network of domestic and international sales representatives.

    Through the Company's SRT subsidiary, the Company manufactures systems for the rework and repair of printed circuit boards that have failed quality-control inspection. The product line includes systems that remove defective components from the board, clean away excess solder, redispense solder to the board and replace components. This is facilitated by proprietary software that allows for increased automation and ease of use when incorporated into the system. The Company sells its circuit board-repair systems through a combination of distributors and sales representatives.

    Through its ThermoMicroscopes subsidiary, the Company designs, manufactures and sells a family of scanning probe microscopes including vacuum, ambient air and liquid cell systems. Scanning probe microscopy is a new imaging tool that offers three-dimensional resolution used for studying the surface properties of materials down to the atomic level. Scanning probe microscopes can measure such physical surface properties as magnetic fields, surface conductivity and static-charge distribution. ThermoMicroscopes' instruments are used for academic, semiconductor, computer storage, materials science, optics and life sciences applications. The Company sells its scanning probe microscopes through a direct sales force, representatives and distributors throughout the world.

    The Company's NORAN subsidiary also manufactures confocal laser scanning microscopes that create an image of a sample by rapidly scanning it with a laser light source. Confocal microscopes provide greatly enhanced depth resolution over conventional optical microscopes. The Company sells its confocal laser scanning microscopes through a direct sales force and through distributors and sales representatives.

    Revenues from imaging and inspection systems represented 45%, 46% and 54% of the Company's total revenues in 1998, 1997 and 1996, respectively. See Note 12 to the Company's Consolidated Financial Statements included elsewhere within this Proxy Statement for financial information relating to business segments and geographical information.

TEMPERATURE CONTROL INSTRUMENTS

    Through its NESLAB subsidiary, the Company manufactures and markets precision temperature control systems for analytical, laboratory, industrial, research and development, laser and semiconductor applications. The laboratory product line includes constant-temperature bath/circulators and immersion coolers typically used for cell culture, incubations, refractometer cooling and general research and development. The industrial product line features self-contained cooling systems that pump chilled water through water-cooled equipment such as lasers; analytical instrumentation such as X-ray diffraction; and, in the semiconductor industry, etchers and ion implanters. The Company sells its temperature control systems through a direct sales force in the United States and Europe, and through a network of distributors and sales representatives in the rest of the world.

    Revenues from temperature control systems represented 32% and 28% of the Company's total revenues in 1998 and 1997, respectively. See Note 12 to the Company's Consolidated Financial Statements included elsewhere within this Proxy Statement for financial information relating to business segments and geographical information.

TEST AND MEASUREMENT INSTRUMENTS

    The Company's Nicolet Instrument Technologies and Gould Instrument Systems subsidiaries manufacture data-acquisition systems, digital oscilloscopes and recording systems addressing a broad range of applications, primarily in product development and process monitoring settings. Markets served include automotive, power, medical research, telecommunications, and television and video. The product family enables the analysis and display of most common signal types such as voltage, pressure, current, strain, acceleration and temperature. The Company markets its test and measurement instruments in the United States and Europe through a combination of direct salespeople, distributors and sales representatives, and in the rest of the world through over 90 distributors and sales representatives.

    Revenues from test and measurement instruments represented 23%, 26% and 46% of the Company's total revenues in 1998, 1997 and 1996, respectively. See Note 12 to the Company's Consolidated Financial Statements included elsewhere within this Proxy Statement for financial information relating to business segments and geographical information.

PROPERTIES

    The Company owns approximately 119,000 square feet of office, engineering, laboratory and manufacturing space, which includes approximately 117,000 square feet in Middleton, Wisconsin and Valencia, California used by the Company's Imaging and Inspection businesses and approximately 2,000 square feet in Kempen, Cheshire, United Kingdom used by the Company's Temperature Control businesses.

    The Company leases approximately 432,000 square feet of additional office, engineering, laboratory and manufacturing space under leases expiring from 1999 through 2005. The Company's Imaging and Inspection businesses lease approximately 151,000 square feet, principally in Sunnyvale, San Diego and Scotts Valley, California, and Westford, Massachusetts. The Company's Test and Measurement businesses lease approximately 110,000 square feet, principally in Valley View, Ohio and Madison, Wisconsin. The Temperature Control businesses of the Company lease approximately 170,000, principally in Newington, New Hampshire. In addition, the Company leases approximately 1,000 square feet of office space in Franklin, Massachusetts.

    The Company believes that its facilities are in good condition and are suitable and adequate for its present operations. With respect to leases expiring in the near future, in the event the Company does not renew such leases, the Company believes suitable alternate space is available for lease on acceptable terms.

                         SELECTED FINANCIAL INFORMATION


    The selected financial information presented below as of and for the years ended January 2, 1999, and January 3, 1998, and for the year ended December 28, 1996, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information presented below as of December 28, 1996, and as of and for the years ended December 30, 1995, and December 31, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Proxy Statement. The selected financial information for the six months ended July 3, 1999, and July 4, 1998, has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended July 3, 1999, are not necessarily indicative of results for the entire year.



                                              SIX MONTHS ENDED
                                           ----------------------                        FISCAL YEAR
                                            JULY 3,     JULY 4,    --------------------------------------------------------
                                              1999        1998      1998(1)     1997(2)     1996(3)     1995(4)     1994
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA
Revenues.................................  $   84,609  $  102,125  $  191,017  $  198,900  $  123,199  $  91,714  $  42,142
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
Costs and Operating Expenses:
  Cost of revenues.......................      50,487      58,831     110,915     115,747      62,900     46,384     21,759
  Selling, general, and administrative
    expenses.............................      23,478      27,278      53,643      53,182      36,493     28,501     12,136
  Research and development expenses......       7,530       8,712      16,298      17,303      12,910      9,036      4,149
  Restructuring costs....................         875          --       4,320         953       1,038         --         --
  Other nonrecurring income..............         (45)       (339)       (102)     (2,210)       (867)        --         --
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                               82,325      94,482     185,074     184,975     112,474     83,921     38,044
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
Operating Income.........................       2,284       7,643       5,943      13,925      10,725      7,793      4,098
Interest Income..........................         364         773       1,333         692         935        820        226
Interest Expense.........................      (1,577)     (2,376)     (4,337)     (4,217)       (773)      (707)      (114)
Gain on Sale of Investment...............          --          --         713          --          --         --         --
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
Income Before Provision for Income
  Taxes..................................       1,071       6,040       3,652      10,400      10,887      7,906      4,210
Provision for Income Taxes...............         515       2,480       1,827       4,552       4,270      3,312      1,842
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
Net Income...............................  $      556  $    3,560  $    1,825  $    5,848  $    6,617  $   4,594  $   2,368
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
Earnings per Share:
  Basic..................................  $      .04  $      .23  $      .12  $      .40  $      .53  $     .41  $     .25
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
  Diluted................................  $      .04  $      .23  $      .12  $      .39  $      .53  $     .40  $     .25
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
Weighted Average Shares:
  Basic..................................      15,338      15,322      15,324      14,694      12,437     11,229      9,383
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
  Diluted................................      15,430      15,344      15,354      14,806      12,570     11,356      9,383
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------

                                              SIX MONTHS ENDED
                                           ----------------------                        FISCAL YEAR
                                            JULY 3,     JULY 4,    --------------------------------------------------------
                                              1999        1998      1998(1)     1997(2)     1996(3)     1995(4)     1994
                                           ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND RATIOS)
BALANCE SHEET DATA (AT END OF PERIOD)
Working Capital..........................  $    1,188  $   52,741  $   (2,252) $   53,540  $   44,683  $  35,961  $  27,377
Total Assets.............................     240,225     257,869     249,882     253,397     152,485    122,917     78,701
Long-term Obligations....................       7,300      57,300       7,300      67,300      22,300      7,300      7,300
Shareholders' Investment.................     129,673     132,645     130,835     128,338      89,621     82,525     53,313
OTHER DATA (UNAUDITED)
Book Value per Share.....................        8.44        8.66        8.54        8.38        7.20       6.64       5.08
Cash Dividends Declared per Share........          --          --          --          --          --         --         --
RATIO OF EARNINGS TO FIXED CHARGES
  (UNAUDITED)(5).........................        1.46        2.94        1.67        3.02        7.11       6.39      10.82


------------------------


(1) Reflects the October 1998 acquisition of TopoMetrix Corporation and a $5.4 million pretax charge for restructuring and related costs, consisting of restructuring costs of $4.3 million and an inventory write-down of $1.1 million, which is included in cost of revenues.



(2) Reflects the March 1997 acquisitions of NESLAB Instruments, Inc. and Park Scientific Instruments Corporation, the July 1997 acquisition of Sierra Research and Technology Inc. and a $1.8 million pretax charge for restructuring and related costs, consisting of restructuring costs of $1.0 million and an inventory write-down of $0.8 million, which is included in cost of revenues. Also reflects other nonrecurring income of $2.2 million relating to the sale of a product line.



(3) Reflects the March 1996 acquisition of Kevex Instruments and Kevex X-Ray, pretax restructuring costs of $1.0 million, and other nonrecurring income of $0.9 million related to a settlement with the former owner of Gould Instrument Systems, Inc. in connection with the discontinuance of a product line.



(4) Reflects the May 1995 acquisition of Gould and the net proceeds of the Company's initial public offering and private placement of common stock.


(5) For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, plus fixed charges. "Fixed charges" for continuing operations consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which is deemed to be the interest component of such rental expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    The Company develops, manufactures, and markets precision instruments in three segments: Imaging and Inspection, Temperature Control, and Test and Measurement. These instruments are generally combined with proprietary operations and analysis software to provide industrial and research customers with integrated systems that address their specific needs. The Imaging and Inspection segment includes X-ray microanalysis instruments; X-ray fluorescence instruments; nondestructive X-ray inspection systems; specialty X-ray tubes; and confocal laser scanning microscopes. The Company broadened its product offerings to include scanning probe microscopes through the acquisitions of PSI in March 1997 and TopoMetrix in October 1998 (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). In addition, the Company acquired SRT in July 1997, a manufacturer of systems used for the rework and repair of printed circuit boards (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The Test and Measurement segment includes digital oscillographic recorders, digital storage oscilloscopes ("DSOs"), and data acquisition systems. The Company expanded into the Temperature Control segment through its March 1997 acquisition of NESLAB, which manufactures and markets precision temperature control systems for analytical, laboratory, industrial, research and development, laser, and semiconductor applications (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).



    The Company's growth strategy has included acquiring complementary businesses, developing new applications for its technologies to address related market segments, and strengthening its presence in selected geographic markets. Because the Company competes primarily on the basis of its technology in all of its segments, it will also need to continually improve the technology underlying the products of any company it acquires. One of the Company's principal goals during recent quarters has been to improve operating margins. As part of this plan, the Company completed the divestiture of two low-margin product lines in December 1997 and January 1998 (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement) and undertook certain other restructuring actions during 1998 (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).



    A significant portion of the Company's total revenues, primarily in the Imaging and Inspection and Temperature Control segments, is attributable to the sale of products and related services to customers in the semiconductor industry. The semiconductor industry has historically been cyclical and is characterized by sudden and sharp changes in supply and demand. Demand for the Company's products and services within the semiconductor industry is dependent upon, among other things, the level of capital spending by semiconductor companies. The semiconductor industry has been experiencing weakness in demand for its products as a result of the economic crisis in Asia, excess manufacturing capacity, and a slowdown in sales of high-end personal computers. Many semiconductor manufacturers delayed construction or expansion of their production facilities in response to the foregoing conditions. The slowdown in semiconductor activity began to affect demand for the Company's products in the second quarter of 1998. During the first six months of 1999, the semiconductor industry has shown some increased activity, but not to the levels experienced prior to this most recent slowdown. Continued fluctuation in the semiconductor industry could have a significant adverse effect upon the demand for the Company's products and related services, which could materially adversely affect the Company's business and future results of operations.


    The Company conducts all of its manufacturing operations in the United States. The Company sells its products worldwide. During 1998, exports to the Far East represented 15% of total revenues. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign currency exchange and interest rates, and unstable stock markets. The Company's sales to Asia have been, and are expected to continue to be, adversely affected by the unstable economic conditions in that region. Additionally, certain of the Company's customers located outside of the Asian region could be adversely affected by the unstable economic conditions in Asia.



    The Company anticipates that a significant portion of its revenues in all three segments will be from sales to customers outside the United States. The Company's business activities outside the United States are conducted through sales and service subsidiaries and through third party representatives and distributors. The results of the Company's international operations are subject to foreign currency fluctuations, and the exchange rate value of the dollar may have a significant impact on both revenues and earnings. The Company may use forward contracts to reduce its exposure to currency fluctuations.


RESULTS OF OPERATIONS


    FIRST SIX MONTHS 1999 COMPARED WITH FIRST SIX MONTHS 1998



    Total revenues decreased to $84.6 million in the first six months of 1999 from $102.1 million in the first six months of 1998. Revenues from the Imaging and Inspection segment decreased $3.2 million to $41.9 million in 1999 from $45.1 million in 1998, primarily due to a $4.0 million decrease in revenues at Kevex Instruments as a result of lower demand and lower revenues due to continued softness in the semiconductor market. The decrease in revenues at the Imaging and Inspection segment was offset in part by an increase of $3.9 million due to the inclusion of revenues from TopoMetrix, acquired in October 1998. Revenues from the Temperature Control segment decreased $10.0 million to $24.5 million in 1999 from $34.5 million in 1998, principally due to a severe reduction in capital-equipment expenditures in the semiconductor industry. Revenues from the Test and Measurement segment decreased $4.3 million to $18.2 million in 1999 from $22.5 million in 1998, primarily due to a decline in demand for its products.



    The gross profit margin decreased to 40% in the first six months of 1999 from 42% in the first six months of 1998, primarily due to lower sales volume. The decrease in the gross profit margin was offset in part by reduced spending on labor and overhead of $3.2 million as a result of restructuring actions commenced in 1998.



    Selling, general, and administrative expenses as a percentage of revenues increased to 28% in the first six months of 1999 from 27% in the first six months of 1998, primarily due to decreased revenues. Selling, general, and administrative expenses decreased 14% to $23.5 million in 1999 from $27.3 million in 1998, primarily as a result of restructuring actions commenced in 1998.



    Research and development expenses decreased to $7.5 million in the first six months of 1999 from $8.7 million in the first six months of 1998. The decreased spending primarily resulted from the discontinuation of research and development efforts on underperforming product lines, which reduced expenses by $0.7 million, and, to a lesser extent, the completion of efforts relating to new-product releases.



    The Company recorded $0.9 million of restructuring costs in the first six months of 1999, all of which represents cash costs that were paid in 1999 (See
Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The restructuring charges relate to actions initiated in 1998 and consist of severance costs of $0.3 million, facility-closing costs of $0.2 million, and business relocation and related costs of $0.4 million. Of the total charge for severance, $0.2 million was recorded by PSI and $40,000 was recorded by Kevex, both of which are included in the Imaging and Inspection segment. The severance charge was for terminations across all functions. The restructuring charges for facility-closing and business relocation and related costs were recorded by Kevex and relate to the closure of its southern California facility. In connection with the closing of certain facilities, the Company expects to incur approximately $0.2 million of additional costs in the third quarter of 1999.



    Interest income decreased to $0.4 million in the first six months of 1999 from $0.8 million in the first six months of 1998, principally due to a reduction in invested balances as a result of the repayment of an aggregate $25.0 million of promissory notes to Thermo Electron in August 1998 and March 1999. Interest expense, related party, decreased to $1.6 million in 1999 from $2.4 million in 1998, primarily due to the repayment of such promissory notes.



    The effective tax rate was 48% in the first six months of 1999, compared with 41% in the first six months of 1998. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies for certain of the Company's acquisitions. The effective tax rate increased primarily due to the higher relative impact of nondeductible amortization of cost in excess of net assets of acquired companies.


    1998 COMPARED WITH 1997


    Total revenues decreased $7.9 million to $191.0 million in 1998 from $198.9 million in 1997. Revenues increased $17.6 million due to the inclusion of $22.4 million of revenues for the full year from NESLAB, PSI, and SRT, which were acquired during 1997, in addition to the inclusion of TopoMetrix, acquired October 1998, offset by the exclusion of $4.8 million of revenues resulting from the sale of the NIS product lines in late 1997 and early 1998. Revenues were adversely affected by approximately $4.1 million due to the strengthening in the value of the U.S. dollar relative to currencies in foreign countries in which the Company operates. Revenues from the Imaging and Inspection segment decreased $6.0 million to $85.8 million in 1998 from $91.8 million in 1997. Excluding the impact of acquisitions of $7.3 million, dispositions of $4.8 million and the negative effects of foreign currency translation of $3.9 million, revenues from the Imaging and Inspection segment decreased $4.5 million, primarily due to reduced demand for semiconductor-related products of $2.5 million, a shipment at Kevex Instruments of $1.0 million that occurred in the first quarter of 1997, and a downturn in overseas markets of $0.9 million. Revenues from the Temperature Control segment increased $4.9 million to $61.2 million in 1998 from $56.3 million in 1997, primarily due to the inclusion of $15.1 million of revenues for the full year from NESLAB. This increase was offset in part by a decrease of $10.2 million due to a severe reduction in capital-equipment expenditures in the semiconductor industry. Revenues from the Test and Measurement segment decreased $6.8 million to $44.0 million in 1998 from $50.8 million in 1997, including $0.2 million resulting from currency translation, primarily due to decreased demand. The Company's backlog decreased $14.4 million during 1998 to $26.0 million, primarily due to the downturn in the semiconductor industry.



    The gross profit margin was unchanged at 42% in 1998 and 1997. The Company recorded inventory write-downs of $1.1 million and $0.8 million in 1998 and 1997, respectively, primarily for discontinuing certain underperforming products. The write-downs in 1998 included certain recorders and plotters in the Test and Measurement segment and excess inventories in the Imaging and Inspection segment due to consolidation of facilities. The write-down in 1997 included X-ray inspection systems that the Imaging and Inspection segment discontinued (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The inventory write-downs were recorded in cost of revenues. The gross profit margin remained constant as savings resulting from restructuring actions were offset by lower selling prices at Kevex Instruments and Gould due to decreased demand.



    Selling, general, and administrative expenses as a percentage of revenues increased to 28% in 1998 from 27% in 1997, primarily due to decreased revenues. The impact of decreased revenues was offset in part by lower employment and spending levels at most of the Company's subsidiaries in response to the revenue decline.



    Research and development expenses decreased to $16.3 million in 1998 from $17.3 million in 1997. Research and development expenses decreased $1.7 million due to the completion of efforts as a result of new product releases, $0.6 million due to the discontinuation of underperforming products, and $0.2 million due to a decrease in professional services. These decreases were offset in part by an increase of $1.5 million due to the inclusion of expenses from NESLAB, PSI, and SRT for the full period in 1998.



    In addition to the inventory write-downs, the Company recorded restructuring charges of $4.3 million in 1998 and $1.0 million in 1997 (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The 1998 charges consisted of severance costs of $3.7 million and facility-closing costs of $0.6 million. The 1998 actions arose as a result of lower sales volume due to a downturn in the semiconductor industry, an economic crisis in Asia, and lower demand and will be completed in 1999. Of the total 1998 charge for severance of $3.7 million, $1.2 million was recorded by the Imaging and Inspection segment's Kevex subsidiary, $2.3 million by the Test and Measurement segment's Gould subsidiary, and $0.2 million by the Temperature Control segment's NESLAB subsidiary. The severance charge was for terminations across all functions. Of the total 1998 charge for facility-closing costs of $0.6 million, $0.4 million was for the write-off of building improvements at Kevex's southern California facility, which closed in the fourth quarter of 1998 and was consolidated with other facilities in northern California and Wisconsin. The balance was principally for fixed assets at Gould's U.K. facility, which was consolidated with another U.K. facility. The Company's 1998 and 1997 actions generally occurred over a short period of time and, consequently, the Company does not believe that the restructuring actions materially affected its ongoing business. The relocation of Kevex's facility was announced in the third quarter of 1998 and occurred in the following quarter and, as a result, the Company believes that some disruption to operations occurred, although the effect is not deemed material. Of the total 1998 charges of $4.3 million, $3.8 million represents cash costs, of which $1.4 million was paid in 1998 and $1.5 million was paid in the first six months of 1999. The Company expects that the balance will be paid over the remainder of 1999. The 1998 restructuring actions are expected to result in lower annual payroll costs of approximately $10 million.


    Interest income increased to $1.3 million in 1998 from $0.7 million in 1997, due to higher average invested balances. Interest expense, related party, primarily represents interest incurred on the $60 million aggregate amount of promissory notes issued to Thermo Electron in 1997 in connection with acquisitions.

    During 1998, the Company sold its shares of SteriGenics International Inc. ("SteriGenics") common stock that were received in connection with the 1997 sale of its Linac business, resulting in a gain of $0.7 million.


    The effective tax rate was 50% in 1998, compared with 44% in 1997. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies for certain of the Company's acquisitions. The effective tax rate increased principally due to the larger relative impact of nondeductible amortization of cost in excess of net assets of acquired companies.


    1997 COMPARED WITH 1996


    Revenues were $198.9 million in 1997, compared with $123.2 million in 1996, an increase of 61%. Revenues increased $76.6 million due to the inclusion of revenues from NESLAB, PSI, and SRT, which were acquired during 1997, and the inclusion of revenues for the full year in 1997 from Kevex Instruments and Kevex X-Ray. Excluding the impact of acquisitions and the negative effects of foreign currency translation of $3.5 million, revenues increased 2% in 1997. Revenues from the Imaging and Inspection segment increased $24.1 million to $91.8 million in 1997 from $67.7 million in 1996, primarily due to the inclusion of $20.3 million in revenues from acquisitions and higher demand for inspection systems manufactured by NIS of $6.6 million and X-ray tubes manufactured by Kevex X-Ray of $1.6 million. These increases were offset in part by a decrease in revenues due to a decline in demand for confocal laser scanning microscopes at NORAN of $2.5 million and the negative effects of foreign currency translation of $1.4 million. Test and Measurement segment revenues decreased $4.7 million, or 8%, to $50.8 million in 1997 from $55.5 million in 1996, primarily due to a decline in demand and the negative effects of currency translation of $2.1 million. The Company's Temperature Control segment was created with the 1997 acquisition of NESLAB.



    The gross profit margin declined to 42% in 1997 from 49% in 1996. The decline in the gross profit margin is primarily attributable to the inclusion of lower-margin revenues from NESLAB, which had a gross profit margin of 36% in 1997, and to an eight percentage-point deterioration in margin levels at NIS due to an inventory write-down of $0.8 million in the third quarter of 1997 and a change in mix from higher-margin manual systems to lower-margin automated systems. The inventory write-down included X-ray inspection systems that the Imaging and Inspection segment discontinued and was recorded in cost of revenues. To a lesser extent, the gross margin was adversely impacted in 1997 by a deterioration in the gross profit margin for the Company's test and measurement systems and at NORAN due in part to the strengthening of the U.S. dollar.



    Selling, general, and administrative expenses as a percentage of revenues decreased to 27% in 1997 from 30% in 1996, primarily due to the inclusion of lower selling expenses as a percentage of revenues at NESLAB, which totaled 18%, and, to a lesser extent, lower selling, general, and administrative expenses at Gould as a result of ongoing expense reductions, including restructuring charges taken in 1997 that reduced employee cost levels at that subsidiary (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). These improvements were offset in part by the inclusion of higher selling, general, and administrative expenses as a percentage of revenues at PSI and a higher relative expense level at NORAN primarily due to lower revenues.



    Research and development expenses increased to $17.3 million in 1997 from $12.9 million in 1996, primarily due to the inclusion of $5.8 million of expenses at acquired businesses, offset in part by overall reduced research and development spending levels at the Company's existing operations.



    The Company recorded restructuring charges of $1.0 million in both 1997 and 1996, primarily related to severance costs incurred by the Test and Measurement segment's Gould subsidiary (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). These actions consisted of staff reductions across all functions in response to lower sales volume at this business. The 1997 actions commenced in June 1997 and were completed in February 1998. The 1996 actions commenced in September 1996 and were completed by April 1997. The restructuring charges in both periods represent cash costs. Of the 1997 charges, $0.7 million was paid in 1997 and the remainder was paid in 1998. Of the 1996 charges, $14,000 was paid in 1996 and the remainder was paid in 1997. The 1997 and 1996 restructuring actions resulted in lower annual payroll costs of approximately $2.0 million and $1.5 million, respectively.



    Other nonrecurring income in 1997 represents the sale of the Company's Linac business to SteriGenics for $5.0 million in cash and 109,607 shares of SteriGenics common stock valued at $2.1 million. The Linac business, which had revenues and operating income in 1997 of $3.7 million and $1.2 million, respectively, is an electron beam radiation business that offers contract sterilization services. Other nonrecurring income in 1996 represents a settlement with the prior owner of Gould, for costs incurred by Gould in connection with its Acqulab product line (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).


    Interest income decreased to $0.7 million in 1997 from $0.9 million in 1996 due to lower average invested cash balances as a result of cash used to partially fund the acquisitions of the Kevex businesses, which was paid to Thermo Instrument in August 1996, and the acquisition of PSI in March 1997. Interest expense, related party, increased to $4.2 million in 1997 from $0.8 million in 1996 due to borrowings from Thermo Electron to fund acquisitions (See
Note 8 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).

    The effective tax rate was 44% in 1997, compared with 39% in 1996. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes, nondeductible amortization of cost in excess of net assets of acquired companies for certain of the Company's acquisitions and, in 1997, the inability to benefit losses at certain of the Company's foreign subsidiaries. The increase in the effective tax rate in 1997 was due to the impact of nondeductible amortization of cost in excess of net assets of acquired companies from the acquisitions of NESLAB and PSI and increased losses at certain of the Company's foreign subsidiaries that were not benefited.

LIQUIDITY AND CAPITAL RESOURCES



    The Company had working capital of $1.2 million at July 3, 1999, compared with negative working capital of $2.3 million at January 2, 1999. Included in working capital are cash and cash equivalents of $9.7 million at July 3, 1999, compared with $20.7 million at January 2, 1999. In addition, as of July 3, 1999, the Company had $7.2 million invested in an advance to affiliate. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron (See Note 16 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement), which became effective June 1, 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. Also reflected in working capital are notes payable to Thermo Electron of $50.0 million at July 3, 1999, and $60.0 million at January 2, 1999. In July 1999, the Company repaid its $5.0 million promissory note owed to Thermo Electron, and Thermo Electron extended the maturity of the Company's $45.0 million promissory note to December 1999. The promissory note bears interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month.



    During the first six months of 1999, the Company's operating activities provided $5.9 million of cash. A decrease in accounts receivable, primarily due to lower revenues, provided $3.0 million of cash. An increase in accounts payable, due to the timing of payments, provided $1.5 million of cash. These increases in cash were reduced in part by the use of $3.1 million of cash to fund a decrease in the other current liabilities, primarily for cash payments relating to severance and facility-closure costs (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in the Proxy Statement). As of July 3, 1999, the Company had $0.9 million of accrued restructuring costs, all of which it expects to pay in the remainder of 1999.



    During the first six months of 1999, the Company's primary investing activities, excluding advance to affiliate activity, included the purchase of property, plant, and equipment. The Company used $2.2 million of cash for purchases of property, plant and equipment and received a $0.6 million refund of a portion of the acquisition purchase price for PSI, which resulted from the final determination of the post-closing adjustment. During the remainder of 1999, the Company plans to expend approximately $1.8 million for the purchases of property, plant and equipment.



    During the first six months of 1999, the Company's financing activities used $6.8 million of cash. The Company repaid $10.0 million of borrowings to Thermo Electron in March 1999. In addition, an increase in short-term borrowings provided $2.8 million of cash.



    Net cash provided by operating activities was $21.1 million in 1998. A decrease in accounts receivable provided $3.6 million of cash and a decrease in accounts payable used $2.0 million of cash, primarily due to the decline in revenues and corresponding decline in purchases as result of the downturn in the semiconductor industry. A decrease in inventories, primarily at the Test and Measurement segment, provided $3.3 million due to lower sales volume. Other current liabilities provided $3.8 million, primarily due to restructuring costs that were not paid by the end of 1998. Increases in amounts due to affiliates provided $3.0 million as a result of the timing of payments at year-end.


    The Company's investing activities used $4.7 million of cash in 1998. The Company used $7.9 million, net of cash acquired, for the acquisition of TopoMetrix and received $0.8 million of cash from the sale of a product line (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement) and $2.1 million from the sale of property, plant, and equipment, primarily from the sale of a building by Gould. During 1998, the Company expended $2.2 million for the purchase of property, plant, and equipment. The Company sold its shares of SteriGenics common stock for $2.8 million during 1998 (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).

    During 1998, the Company's financing activities consisted primarily of the repayment of $15.0 million of long-term obligations to Thermo Electron.

    The Company generally expects to have positive cash flow from its existing operations. Although the Company does not presently intend to actively seek to acquire additional businesses in the near future, it may acquire one or more complementary businesses if they are presented to the Company on terms the Company believes to be attractive. Such acquisitions may require significant amounts of cash. The Company expects that it would seek to finance any such acquisitions through a combination of internal funds and/or short-term borrowings from Thermo Instrument or Thermo Electron, although it has no agreement with these companies to ensure that any additional funds will be available on acceptable terms or at all. Thermo Electron has indicated that it will seek repayment from the Company of its $45.0 million promissory note, the maturity of which was extended by Thermo Electron to December 1999, only to the extent the Company's cash flow permits such repayment. Accordingly, the Company believes that its existing resources and cash provided by operations are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.


MARKET RISK

    The Company's exposure to market risk from changes in foreign currency exchange rates and interest rates, which could affect its future results of operations and financial condition, has not changed materially from its exposure at year-end 1998. The Company manages its exposure to these risks through its regular operating and financing activities.

    FOREIGN CURRENCY EXCHANGE RATES

    The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, Japanese yen, French francs, Dutch guilders, and German marks. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is recorded in the "Accumulated Other Comprehensive Items" component of shareholders' investment. A 10% decrease in year-end 1998 functional currencies, relative to the U.S. dollar, would result in an $875,000 reduction of shareholders' investment.

    INTEREST RATES

    The Company's cash and cash equivalents and certain long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income and expense due to the difference between the current interest rates on these financial instruments and the variable rate that these financial instruments may adjust to in the future.

YEAR 2000

    The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, products and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) assessing the Year 2000 readiness of its key suppliers and vendors to determine their year 2000 compliance status; and (iv) developing a contingency plan.

    THE COMPANY'S STATE OF READINESS


    The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. In the first phase of the program, the Company tested and evaluated critical information technology systems and non-information technology systems for year 2000 compliance, which efforts included testing and evaluating its significant computer systems, software applications and related equipment for year 2000 compliance, and testing the year 2000 readiness of its manufacturing, utility and telecommunications systems at its critical facilities. In phase two of its program, any material noncompliant information technology systems or non-information technology systems that were identified during phase one were prioritized and remediated. In many cases, upgrades or replacements were made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. The Company believes that all of its material information technology systems and critical non-information technology systems are currently year 2000 compliant.



    The Company has also implemented a compliance program to test and evaluate the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all of such material products are year 2000 compliant. However, as many of the Company's products are complex, interact with or incorporate third party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and evaluate such products. The Company is focusing its efforts on products that are still under warranty and/ or are early in their expected life. The Company is offering upgrades and/or identifying potential solutions where reasonably practicable.



    The Company has also identified and assessed the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company developed and distributed questionnaires relating to year 2000 compliance to its significant suppliers and vendors. The Company followed up with its significant suppliers and vendors that did not respond to the Company's questionnaires. The Company has completed the majority of its assessment of third party risk.


    CONTINGENCY PLAN


    The Company has developed a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan includes identifying and securing other suppliers, increasing inventories and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required.


    ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES


    To date, costs incurred in connection with the year 2000 issue have not been material. The Company does not expect total year 2000 remediation costs to be material, but there can be no assurance that the Company will not encounter unexpected costs or delays in achieving year 2000 compliance. Year 2000 costs are, and will continue to be, funded from working capital. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been and will continue to be expensed as incurred. The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.


    REASONABLY LIKELY WORST CASE SCENARIO


    At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and are unable to provide materials and services to the Company on time. The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time. If the Company believes that any of its key suppliers or vendors may not be year 2000 compliant, it will seek to identify and secure other suppliers or vendors as part of its contingency plan.

    RISKS OF THE COMPANY'S YEAR 2000 ISSUES


    While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations and financial condition in amounts that cannot be reasonably estimated at this time.

                        CERTAIN PROJECTED FINANCIAL DATA


    The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the evaluation of the Company by the Special Committee and Tucker Cleary, and Tucker Cleary's assessment of the fairness, from a financial point of view, of the consideration of $16.00 per share in cash payable to the Minority Stockholders pursuant to the Merger Agreement, the Company furnished the Special Committee and Tucker Cleary with certain projections (the "Projections") prepared by the Company's management. The following summary of the Projections is included in this Proxy Statement solely because the Projections were made available to such parties. The Projections do not reflect any of the effects of the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. The Company has not updated the Projections to reflect changes that have occurred since their preparation; the Company believes that the assumptions were reasonable at the time the Projections were prepared, given the information known by management at such time. Stockholders should be aware that the Projections were prepared by management approximately one year prior to the date of this Proxy Statement and were based on actual results of the Company through September 1998. As indicated elsewhere in this Proxy Statement, Tucker Cleary used the Projections in its analysis of the fairness, from a financial point of view, of the Cash Merger Consideration to the Minority Stockholders, and for this reason the Company has presented the Projections below. If the Company was to update the Projections, they would reflect a downward adjustment in the Company's performance.


    The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of the Company and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.


    THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS.



    The Projections included herein have been prepared by the Company based upon management's estimates of the total market for its products and the Company's own performance through 2003, as well as cost reductions (reflected in Selling, general and administrative expenses) related to the closure of certain facilities, severance costs for a number of terminated employees, inventory write-downs for discontinuation of certain underperforming products and other estimated expense reductions. In addition, the Projections assume (i) market conditions remaining constant based on past trends, (ii) no significant impact on currency exchange rates, (iii) no significant acquisitions and (iv) the competitive market position of the

Company remaining constant vis-a-vis its competitors. The Projections are necessarily limited by such assumptions, as market conditions, exchange rates and market share do not remain constant for the Company or its competitors in the industries in which the Company competes. The projected results for fiscal 1999 set forth in the Projections were based upon actual results through September 1998 and management forecasts for the remainder of fiscal 1998 and beyond.


                                  PROJECTIONS
                                 (IN THOUSANDS)

                                                                              FISCAL YEAR
                                                       ----------------------------------------------------------
                                                        1999(P)     2000(P)     2001(P)     2002(P)     2003(P)
                                                       ----------  ----------  ----------  ----------  ----------
REVENUES.............................................  $  188,102  $  209,659  $  229,437  $  251,819  $  285,080

COSTS AND OPERATING EXPENSES
  Cost of revenues...................................     102,135     111,966     121,630     132,314     149,500
  Selling, general and administrative expenses.......      49,196      51,473      55,053      57,266      64,996
  Research and development expenses..................      16,892      16,898      17,992      19,200      21,098
  Restructuring costs and nonrecurring income, net...       1,055          --          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
                                                          169,278     180,337     194,675     208,780     235,594
                                                       ----------  ----------  ----------  ----------  ----------
Operating Income.....................................      18,824      29,322      34,762      43,039      49,486
Interest Income......................................         500         482         452         452         452
Interest Expense.....................................      (4,100)     (4,100)     (4,100)     (4,100)     (4,100)
                                                       ----------  ----------  ----------  ----------  ----------
Income Before Provision for Income Taxes.............      15,224      25,704      31,114      39,391      45,838
Provision for Income Taxes...........................       4,872       9,145      11,364      13,931      17,400
                                                       ----------  ----------  ----------  ----------  ----------
Net Income...........................................  $   10,352  $   16,559  $   19,750  $   25,460  $   28,438
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
SELECTED BALANCE SHEET DATA
Accounts Receivable, Net.............................  $   37,441  $   37,251  $   39,376  $   42,741  $   47,253
Inventories..........................................      30,572      29,113      30,837      32,638      35,318
Prepaid Income Taxes and Other Current Assets........       9,015       8,864       8,719       8,755       8,793
                                                       ----------  ----------  ----------  ----------  ----------
Total Current Assets Excluding Cash and
  Investments........................................      77,028      75,228      78,932      84,134      91,364

Property, Plant, and Equipment:
  Balance, beginning of year.........................      16,614       8,103       7,277       6,796       6,417
  Additions..........................................       4,576       3,310       3,349       3,441       3,562
  Depreciation expense...............................      (9,196)     (4,136)     (3,830)     (3,820)     (3,937)
  Sales..............................................      (3,891)         --          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
  Balance, end of year...............................       8,103       7,277       6,796       6,417       6,042
Cost in Excess of Net Assets of Acquired Companies...     106,243     102,309      99,028      95,747      92,466

                                  RISK FACTORS



    The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in the remainder of fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.



    DEPENDENCE ON SEMICONDUCTOR INDUSTRY; INDUSTRY VOLATILITY. A significant portion of the Company's total revenues, primarily in its Imaging and Inspection and Temperature Control businesses, is attributable to the sale of products and related services to customers in the semiconductor industry. The semiconductor industry has historically been cyclical and is characterized by sudden and sharp changes in supply and demand. Demand for the Company's products and services within the semiconductor industry is dependent upon, among other things, the level of capital spending by semiconductor companies. The semiconductor industry has been experiencing weakness in demand for its products as a result of the economic crisis in Asia, excess manufacturing capacity and slowdowns in sales of high-end personal computers. Many semiconductor manufacturers delayed construction or expansion of their production facilities in response to the foregoing conditions. The slowdown in semiconductor activity began to affect demand for the Company's products in the second quarter of 1998. During the first six months of 1999, the semiconductor industry has shown some increased activity, but not to the levels experienced prior to this most recent slowdown. Continued fluctuation in the semiconductor industry could have a significant adverse effect upon the demand for the Company's products and related services, which would materially adversely affect the Company's business and future results of operations.



    POSSIBLE ADVERSE IMPACT OF SIGNIFICANT INTERNATIONAL OPERATIONS. The Company expects that international sales will continue to represent a significant portion of its revenues. In 1998, international sales accounted for approximately half of the Company's total revenues. These sales carry a number of inherent risks, including risks associated with currency exchange, tariffs and other potential trade barriers, potentially reduced protection for intellectual property, the impact of recessionary environments in economies outside the United States, and generally longer receivable collection patterns. In addition, exports to the Far East represented 15% of total revenues in 1998. Exports to Japan represented 7% of total revenues and exports to Taiwan, South Korea and Singapore, collectively, represented 3% of total revenues. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates and unstable stock markets. The Company's sales to Asia have been, and are expected to continue to be, adversely affected by the unstable economic conditions in that region. Additionally, certain of the Company's customers located outside of the Asian region could be adversely affected by the unstable economic conditions in Asia.


    UNCERTAINTY OF GROWTH. Certain of the markets in which the Company competes have been flat or declining over the past several years. The Company has identified a number of strategies it believes will allow it to grow its business, including, acquiring complementary businesses, developing new applications for its technologies and strengthening its presence in selected geographic markets. No assurance can be given that the Company will be able to successfully implement these strategies, or that these strategies will result in growth of the Company's business.

    POTENTIAL INCREASED COMPETITION. The Company predominantly sells its products in the high-performance segment of the markets in which it competes. The products in this segment are generally characterized by superior engineering and performance and compete more on product specifications than on price. The other segments of these markets are dominated by companies with substantially greater financial resources than those of the Company. If these larger companies enter the high-performance segment of the market, no assurance can be given that the Company will be able to successfully compete against them.

    NEED TO RESPOND TO TECHNOLOGICAL CHANGE. Many of the Company's products are marketed primarily based on their technologies. In order to be successful, the Company believes that it will be important to continually improve the technology underlying its products. No assurance can be given that the Company will be able to do so or that a competitor of the Company will not develop technology or products that will render the Company's competing products noncompetitive or obsolete.

    RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy includes the acquisition of underperforming businesses and technologies that complement or augment the Company's existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses into its existing businesses or make such businesses profitable.

    RISKS ASSOCIATED WITH PROTECTION, DEFENSE AND USE OF INTELLECTUAL
PROPERTY. The Company holds many patents relating to various aspects of its products, and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company has received correspondence alleging that certain of its products infringe patents owned by third parties, though no lawsuits have been filed. The Company may need to acquire licenses to, or contest the validity of, these or any other such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. In addition, if any such competitor were successful in enforcing such patents, the Company could be subject to damages and enjoined from manufacturing and selling any related products. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. Further, the laws of some jurisdictions do not protect the Company's proprietary rights to the same extent as the laws of the United States and there can be no assurance that the available protections will be adequate. In addition, the Company relies on trade secrets and proprietary know-how that it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

    RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THERMO ELECTRON. The Company participates in a cash management arrangement with Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a PARI PASSU basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.


    POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING OF DATE-SENSITIVE
INFORMATION. The Company continues to assess the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information technology and non-information technology systems and on products sold as well as products purchased by the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Year 2000."

                                   MANAGEMENT

    The current directors and executive officers of the Company are as follows:


NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Barry S. Howe..........................          43   President, Chief Executive Officer and Director
Theo Melas-Kyriazi.....................          40   Chief Financial Officer and Chairman of the Board
Paul F. Kelleher.......................          57   Chief Accounting Officer
Richard S. Melanson....................          46   Senior Vice President
Christopher J. Barron..................          51   Vice President
Ronald W. Lindell......................          48   Vice President
Joseph A. Baute........................          71   Director
David J. Beaubien......................          64   Director
Robert E. Finnigan.....................          71   Director
Elias P. Gyftopoulos...................          71   Director
Earl R. Lewis..........................          55   Director


    All of the Company's directors are elected annually by the stockholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion.

    Barry S. Howe has been the president, chief executive officer and a director of the Company since March 1998. Mr. Howe has been a vice president of Thermo Instrument since 1994. In March 1999, Mr. Howe was also named interim president of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation. He was chief executive officer, president and a director of Thermo BioAnalysis Corporation, a majority-owned subsidiary of Thermo Instrument that manufactures products for biochemical research, drug discovery and clinical laboratories, from February 1995 to March 1998. From September 1989 to December 1995, he served as the president of Thermo Separation Products Inc. and its predecessor, a manufacturer of chromatography instruments and a subsidiary of ThermoQuest Corporation, which in turn is a majority-owned subsidiary of Thermo Instrument. Mr. Howe is also a director of Thermo Optek Corporation.

    Theo Melas-Kyriazi has been a director of the Company since its inception in August 1994, chairman of the board since March 1998, and chief financial officer since January 1999. Mr. Melas-Kyriazi has also been vice president, corporate strategy of Thermo Electron since March 1998 and chief financial officer since January 1999, and chief financial officer of Thermo Instrument since January 1999. Prior to his appointment as a vice president at Thermo Electron, Mr. Melas-Kyriazi served as the Company's president and chief executive officer from its inception until March 1998. Mr. Melas-Kyriazi was treasurer of Thermo Instrument and Thermo Electron from 1988 to August 1994. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation, an affiliate of Thermo Electron.

    Paul F. Kelleher has been the chief accounting officer of the Company since its inception in August 1994. He has been senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron. Mr. Kelleher also serves as the chief accounting officer of Thermo Instrument.

    Richard S. Melanson joined the Company in October 1997 and was named senior vice president in December 1997. Mr. Melanson also served as president of NESLAB Instruments, Inc. from November 1997 to January 1999. From July 1996 to September 1997, Mr. Melanson was vice president and general manager of Philips Electroscan Corporation, a supplier of scanning and transmission electron microscopes, semiconductor defect review tools and focused ion beam systems. Prior to that time,

Mr. Melanson held a variety of positions at Electroscan Corporation, a venture capital financed high technology start-up, including president and chief executive officer, executive vice president and chief operating officer, and vice president of manufacturing, since 1986.

    Christopher J. Barron has been a vice president of the Company since its inception in August 1994 and president of Nicolet Instrument Technologies Inc. since August 1993. Mr. Barron held various positions within Nicolet Instrument Corporation from May 1988 to August 1993.

    Ronald W. Lindell has been a vice president of the Company since its inception in August 1994 and president of Nicolet Imaging Systems, Inc. since January 1994. Mr. Lindell was a founder of Imaging Systems International, Inc. and its president from November 1992 to January 1994 when it was acquired by Thermo Instrument. From November 1989 to March 1992, he was senior vice president and general manager of the Industrial Products Division of IRT Corporation.

    Joseph A. Baute has been a director of the Company since December 1998. Mr. Baute has been a consultant to Markem Corporation, a manufacturer of marking and printing machinery, specialty inks and printing elements since 1993. Mr. Baute was the chairman and chief executive officer of Markem Corporation from 1977 and 1979, respectively, until his retirement in 1993. He is also a director of Houghton-Mifflin Company, INSO Corporation and Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument.

    David J. Beaubien has been a director of the Company since December 1998. Since 1990, Mr. Beaubien has been the chairman of Yankee Environmental Systems Inc., a manufacturer of solar radiation monitoring instruments. From 1967 until his retirement in 1991, Mr. Beaubien was a senior vice president of EG&G Inc., a manufacturer of scientific instruments and manager of US government facilities. He served as director of the Kidder Peabody Family of Mutual Funds from 1983 to 1995 and of Oriel Instruments Corporation from 1990 to 1996. Mr. Beaubien is also a director of IEC Electronics, Inc., Paine Webber Pace Mutual Funds and ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument.

    Robert E. Finnigan has been a director of the Company since April 1997. Dr. Finnigan served in various executive roles at and was a director of Finnigan Corporation, an analytical instrument manufacturer, from 1967 to 1990, when it was acquired by Thermo Instrument. Since 1990, he has served as a consultant, from time to time, to Thermo Instrument on technology issues, and as an advisor to Hambrecht & Quist's Environmental Technology Fund, a venture capital fund. He is also a director of Strategic Diagnostics Inc.

    Elias P. Gyftopoulos has been a director of the Company since its inception in August 1994. He is Professor Emeritus at The Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron and the following affiliates of Thermo Electron: Thermo BioAnalysis Corporation, Thermo Cardiosystems Inc., ThermoLase Corporation, ThermoRetec Corporation, Thermo Vision Corporation and Trex Medical Corporation.

    Earl R. Lewis has been a director of the Company since its inception in August 1994. He was the chairman of the board from June 1995 until March 1998 and was vice chairman of the board from August 1994 to June 1995. Mr. Lewis has been president and chief executive officer of Thermo Instrument since March 1997 and January 1998, respectively, and was chief operating officer of Thermo Instrument from January 1996 to January 1998. Prior to that time, he was executive vice president of Thermo Instrument from January 1996 to March 1997, senior vice president of Thermo Instrument from January 1994 to January 1996 and vice president of Thermo Instrument from March 1992 to January 1994. Mr. Lewis has been chief operating officer, measurement and detection, of Thermo Electron since September 1998. Prior to his appointment as chief operating officer, Mr. Lewis served as senior vice president of Thermo Electron from June 1998 to September 1998 and vice president from September 1996 to June 1998. Mr. Lewis served as chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in August 1995 to January 1998, and served as president of its predecessor, Thermo Jarrell Ash Corporation, for more than five years prior to 1995. Mr. Lewis is also a director of SpectRx Inc. and the following affiliates of Thermo Electron:
FLIR Systems, Inc., Metrika Systems Corporation, ONIX Systems Inc., Spectra-Physics Lasers, Inc., Thermo BioAnalysis Corporation, Thermo Instrument, Thermo Optek Corporation, ThermoQuest Corporation and Thermo Vision Corporation.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER


    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 3, 1999 with respect to the only person that was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.



                                                                      NUMBER OF SHARES
NAME AND ADDRESS                                                        BENEFICIALLY      PERCENTAGE OF OUTSTANDING
OF BENEFICIAL OWNER                                                         OWNED         SHARES BENEFICIALLY OWNED
--------------------------------------------------------------------  -----------------  ---------------------------
Thermo Electron Corporation (1).....................................       14,118,626                  91.9%
  81 Wyman Street
  Waltham, MA 02454-9046


------------------------


(1) Thermo Electron beneficially owned 91.9% of the Common Stock outstanding as of July 3, 1999, of which approximately 82.2% is owned through Thermo Instrument and approximately 9.7% is owned directly. Thermo Electron, through Thermo Instrument, has the power to elect all of the members of the Company's Board of Directors. After the Merger, Thermo Electron will beneficially own 100% of the outstanding Common Stock.


MANAGEMENT


    The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Instrument and Thermo Electron, as of June 30, 1999, with respect to (i) each director of the Company, (ii) the chief executive officer of the Company and other executive officers of the Company who, during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules (collectively, the "named executive officers") and
(iii) all directors and current executive officers as a group.


    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Instrument or by Thermo Electron, as the case may be.

                                                                                                              THERMO
                                                           THERMOSPECTRA             THERMO INSTRUMENT       ELECTRON
                                                           CORPORATION(2)             SYSTEMS INC.(3)       CORPORATION(4)
                                                    ----------------------------  ------------------------  -----------
                                                     NUMBER OF     PERCENTAGE       NUMBER     PERCENTAGE    NUMBER OF
NAME(1)                                               SHARES        OF CLASS       OF SHARES    OF CLASS      SHARES
--------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
Christopher J. Barron.............................      33,000              *         12,833            *        1,548
Joseph A. Baute...................................       1,103              *              0            *            0
David J. Beaubien.................................       1,000              *              0            *            0
Robert E. Finnigan................................      12,000              *              0            *            0
Elias P. Gyftopoulos..............................      22,022              *         57,743            *       71,698
Barry S. Howe.....................................     119,010              *        138,389            *       73,742
Earl R. Lewis.....................................      55,000              *        338,250            *      204,878
Ronald W. Lindell.................................      37,000              *          3,000            *        1,400
Richard S. Melanson...............................      42,100              *          8,000            *        4,700
Theo Melas-Kyriazi................................      77,800              *         50,258            *      314,125
All directors and current executive officers as a
  group (11 persons)..............................     405,035            2.6        631,837            *      872,996


                                                      PERCENTAGE
NAME(1)                                                OF CLASS
--------------------------------------------------  ---------------
Christopher J. Barron.............................             *
Joseph A. Baute...................................             *
David J. Beaubien.................................             *
Robert E. Finnigan................................             *
Elias P. Gyftopoulos..............................             *
Barry S. Howe.....................................             *
Earl R. Lewis.....................................             *
Ronald W. Lindell.................................             *
Richard S. Melanson...............................             *
Theo Melas-Kyriazi................................             *
All directors and current executive officers as a
  group (11 persons)..............................             *


------------------------

*   Reflects ownership of less than 1.0% of the outstanding common stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) The shares of Common Stock beneficially owned by Mr. Barron, Mr. Baute, Mr. Beaubien, Dr. Finnigan, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 33,000, 1,000, 1,000, 11,000, 21,000, 104,000,
    50,000, 37,000, 37,100, 64,200 and 364,300 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Baute, Dr. Gyftopoulos and all directors and current executive officers as a group include 103, 22 and 125 shares, respectively, allocated through April 3, 1999, to their respective accounts maintained under the Company's Deferred Compensation Plan. Shares beneficially owned by Dr. Finnigan include 1,000 shares held in a trust of which he and his spouse are the trustees. No director or named executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of June 30, 1999; all directors and current executive officers as a group beneficially owned 2.6% of the Common Stock outstanding as of such date.



(3) Shares of the common stock of Thermo Instrument beneficially owned by Mr. Barron, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 12,375, 11,946, 113,750, 322,085, 3,000, 8,000, 44,295 and 534,201
    shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Melas-Kyriazi and all directors and executive officers as a group include 468 and 963 shares, respectively, allocated through June 30, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Howe include 374 shares held by him in custodial accounts for the benefit of two minor children. Shares beneficially owned by Mr. Lewis include 2,987 shares held by his spouse. No director or named executive officer beneficially owned more than 1.0% of the common stock of Thermo Instrument outstanding as of June 30, 1999; all directors and current executive officers as a group did not beneficially own more than 1.0% of the common stock of Thermo Instrument outstanding as of such date.

(4) The shares of the common stock of Thermo Electron beneficially owned by Mr. Barron, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,400, 8,625, 65,757, 202,350, 1,400, 4,700, 275,811 and 728,030
    shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,071 and 2,497 shares, respectively, allocated through June 30, 1999, to accounts maintained pursuant to the ESOP. Shares beneficially owned by Dr. Gyftopoulos and all the directors and current executive officers as a group include 494 shares allocated through April 3, 1999 to Dr. Gyftopoulos' account maintained pursuant to Thermo Electron's deferred compensation plan for directors. No director or named executive officer beneficially owned more than 1.0% of the common stock of Thermo Electron outstanding as of June 30, 1999; all directors and current executive officers as a group did not beneficially own more than 1.0% of the common stock of Thermo Electron outstanding as of such date.


                              CERTAIN TRANSACTIONS

    Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned private and publicly held subsidiaries. Thermo Instrument has created the Company as a majority-owned publicly held subsidiary. The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

    Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

    The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.


    As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including general legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. The Company was assessed an annual fee equal to 1.0% and 0.8% of the Company's revenues for these services in fiscal 1997 and 1998, respectively. The annual fee will remain at 0.8% of the Company's total revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1997, 1998 and the six months ended July 3, 1999, Thermo Electron assessed the Company $1,989,000, $1,528,000 and $677,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. In fiscal 1997, 1998 and the six months ended July 3, 1999, the Company paid Thermo Electron an additional $94,000, $67,000 and $9,000 for certain administrative services required by the Company that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.


    The Company has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the Company will be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument, and Thermo Instrument and Thermo Electron collectively own at least 80% of the outstanding Common Stock of the Company. In years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed its own separate company tax returns. If Thermo Instrument's and Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would file its own tax returns. In 1999, because Thermo Instrument's and Thermo Electron's combined equity ownership of the Company now exceeds 80%, the Company will be included in Thermo Electron's consolidated tax returns and will be assessed for amounts due to Thermo Electron in accordance with the Tax Allocation Agreement.

    From time to time, the Company may transact business with other companies in the Thermo Group. During fiscal 1997, 1998 and the six months ended July 3, 1999, these transactions included the following:


    In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC ("LSI"), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. In July 1997, the Company agreed to acquire NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands (collectively, "NESLAB"), a global supplier of temperature control products and former LSI subsidiary, from Thermo Instrument for approximately $76,222,000. The purchase price represented the sum of the net tangible book value of the business as of June 28, 1997, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on NESLAB's 1996 revenues relative to LSI's 1996 consolidated revenues. The purchase price consisted of 2,759,042 shares of the Company's Common Stock valued at $31,315,000 issued to Thermo Instrument and the assumption of $44,907,000 of debt to Thermo Instrument, which was subsequently paid by borrowing $45,000,000 from Thermo Electron. The purchase price included $255,000 for the increase in net book value from the date the business was acquired by Thermo Instrument to June 28, 1997.


    To finance the acquisition of IRT Corporation in September 1994, the Company borrowed $7,300,000 from Thermo Instrument pursuant to a promissory note due September 2001. In connection with the 1996 acquisition of Kevex Instruments and Kevex X-Ray, the Company borrowed $15,000,000 from Thermo Electron pursuant to a promissory note that was paid in August 1998. In connection with the acquisition of Park Scientific Instruments Corporation in March 1997, the Company borrowed $10,000,000 from Thermo Electron pursuant to a promissory note that was paid in March 1999. In connection with the acquisition of NESLAB from Thermo Instrument in July 1997, the Company borrowed $45,000,000 from Thermo Electron pursuant to a promissory note due July 1999, the maturity of which was extended by Thermo Electron to December 1999. This note bears interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. To partially finance the acquisition of Sierra Research and Technology Inc. in July 1997, the Company borrowed $5,000,000 from Thermo Electron pursuant to a promissory note that was paid in July 1999.



    The Company, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes, as of July 3, 1999, a $72,360,000 credit facility. The Company has access to $315,000 under this credit facility. Only U.K.-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of July 3, 1999, the Company had a positive cash balance of approximately $1,383,000, based on an exchange rate of $1.5763/GBP 1.00 as of July 3, 1999. For the six months ended July 3, 1999, the average interest rate earned on GBP deposits by participants in this credit arrangement was approximately 5.61% and the average interest rate paid on overdrafts was approximately 6.00%.



    The Company, along with certain other Thermo Subsidiaries, also participates in a pool arrangement with ABN AMRO. Only European-based Thermo Subsidiaries participate in this arrangement. This arrangement consists of a zero balance arrangement, which includes, as of July 3, 1999, a $22,534,000 credit facility. The Company has access to $234,000 under this credit facility. Funds borrowed by the Company under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly-owned subsidiary of Thermo Electron, at the beginning of each month, based on Netherlands market rates. Funds invested by the Company under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on Netherlands market rates. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of July 3, 1999, the Company had a positive cash balance of approximately $317,000, based on an exchange rate of $0.4680/NLG 1.00 as of July 3, 1999. For the six months ended July 3, 1999, the average interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.29% and the average interest rate paid on overdrafts was approximately 3.83%.



    As of July 3, 1999, $7,243,000 of the Company's cash equivalents were invested in a cash management arrangement with Thermo Electron, which was effective June 1, 1999. Under the cash management arrangement, the Company lends excess cash to Thermo Electron and has the contractual right to withdraw its invested funds upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company's funds invested in the new arrangement earn a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 50 basis points, set at the beginning of each month. In addition, under the cash management arrangement, amounts borrowed from Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points. The Company has no borrowings under this arrangement as of July 3, 1999.



    As of July 3, 1999, the Company owed Thermo Electron and its other subsidiaries an aggregate of $2,627,000, excluding the promissory notes described above, for amounts due under the Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Company by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of such net indebtedness owed by the Company to Thermo Electron and its other subsidiaries since January 3, 1998, was $5,648,000. These amounts do not bear interest and are expected to be paid in the normal course of business.



    In addition, the Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. In fiscal 1997, 1998 and the six months ended July 3, 1999, purchases from these companies totaled $2,226,000, $2,013,000 and $1,103,000, respectively, and sales to these companies totaled $825,000, $1,215,000 and $421,000, respectively.



    The human resources committee of the Company's board of directors established a stock holding policy that required executive officers of the Company to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with this policy, the Company also adopted a stock holding assistance plan under which the Company may make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. In 1996, Mr. Melas-Kyriazi received loans in the aggregate principal amount of $164,831 under the stock holding assistance plan to purchase 12,525 shares of Common Stock, of which amount $131,864 was outstanding as of July 3, 1999. In 1998, Mr. Howe, Mr. Melas-Kyriazi's successor as president and chief executive officer of the Company, received a loan in the principal amount of $141,992 to purchase 15,000 shares of Common Stock, the entire amount of which was outstanding as of July 3, 1999. These loans are repayable upon the earlier demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee.

                 CERTAIN INFORMATION CONCERNING THE MERGER SUB,
                     THERMO INSTRUMENT AND THERMO ELECTRON

THE MERGER SUB

    The Merger Sub is a newly-formed Delaware corporation organized at the direction of Thermo Instrument for the sole purpose of facilitating the Merger and has not conducted any prior business.

    The principal executive offices of the Merger Sub are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

THERMO INSTRUMENT

    Thermo Instrument develops, manufactures and markets analytical instruments used to identify complex chemical compounds, toxic metals and other elements in a broad range of liquids and solids. Thermo Instrument also develops and manufactures instruments used to monitor radioactivity and air pollution; life sciences instruments and consumables; and imaging, inspection, measurement and control instruments. These products are used for multiple applications in a range of industries, including industrial processing, food and beverage production, life sciences research and medical diagnostics.

    The principal executive offices of Thermo Instrument are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

THERMO ELECTRON


    Thermo Electron develops, manufactures and markets monitoring, analytical and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment and mammography systems; paper recycling and papermaking equipment; alternative-energy systems and clean fuels; industrial process equipment; and other specialized products. Thermo Electron also provides a range of services that include industrial outsourcing, particularly in environmental-liability management, laboratory analysis and metallurgical processing; and conducts advanced-technology research and development.


    The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Consolidated Balance Sheet as of January 2, 1999 and January 3, 1998, and the related Consolidated Statements of Income, Cash Flows, and Comprehensive Income and Shareholders' Investment for each of the three years in the period ended January 2, 1999, included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report. Representatives of Arthur Andersen LLP are not expected to be at the Special Meeting.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of ThermoSpectra must be received by the Company for inclusion in the proxy statement and form of proxy no later than December 14, 1999. Notices of stockholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act (relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 1, 2000.

                             ADDITIONAL INFORMATION

    Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities that is the subject of the Rule 13e-3 transaction, together with the Merger Sub, Thermo Instrument and Thermo Electron, have filed a Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission in the manner set forth below under "AVAILABLE INFORMATION."

    Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the
Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com. The Common Stock is listed on the AMEX, and such material that relates to the Company may also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THERMO INSTRUMENT, THERMO ELECTRON OR THE MERGER SUB. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, THE MERGER SUB, THERMO INSTRUMENT AND THERMO ELECTRON SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission (File No. 1-13876) are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999;

        2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999;


        3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999; and



        4. The Company's Current Report on Form 8-K, filed with the Commission on May 25, 1999, regarding the entering into of the Merger Agreement with Thermo Instrument.


    Copies of the documents listed above (other than exhibits thereto that are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Sandra L. Lambert, Secretary, ThermoSpectra Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone
(781) 622-1000).

    Any statements contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                             PAGE
                                                                                                           ---------

Report of Independent Public Accountants.................................................................     F-2

Consolidated Statement of Income for the six months ended July 3, 1999, and July 4, 1998, and the years
  ended January 2, 1999, January 3, 1998, and December 28, 1996..........................................     F-3

Consolidated Balance Sheet as of July 3, 1999, January 2, 1999, and January 3, 1998......................     F-4

Consolidated Statement of Cash Flows for the six months ended July 3, 1999, and July 4, 1998, and the
  years ended January 2, 1999, January 3, 1998, and December 28, 1996....................................     F-6

Consolidated Statement of Comprehensive Income and Shareholders' Investment for the six months ended July
  3, 1999, and the years ended January 2, 1999, January 3, 1998, and December 28, 1996...................     F-8

Notes to Consolidated Financial Statements...............................................................     F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoSpectra Corporation:

    We have audited the accompanying consolidated balance sheet of ThermoSpectra Corporation (a Delaware corporation and 82%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of January 2, 1999, and January 3, 1998, and the related consolidated statements of income, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoSpectra Corporation and subsidiaries as of January 2, 1999, and January 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 16, 1999 (except with
respect to certain matters discussed
in Note 16, as to which
the date is June 1, 1999)

                           THERMOSPECTRA CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                       SIX MONTHS ENDED                  YEAR ENDED
                                                     --------------------  --------------------------------------
                                                      JULY 3,    JULY 4,   JANUARY 2,   JANUARY 3,   DECEMBER 28,
                                                       1999       1998        1999         1998          1996
                                                     ---------  ---------  -----------  -----------  ------------
                                                         (UNAUDITED)
REVENUES (Notes 8 and 12)..........................  $  84,609  $ 102,125   $ 191,017    $ 198,900    $  123,199
                                                     ---------  ---------  -----------  -----------  ------------
Costs and Operating Expenses:
  Cost of revenues (Note 8)........................     50,487     58,831     110,915      115,747        62,900
  Selling, general, and administrative expenses
    (Note 8).......................................     23,478     27,278      53,643       53,182        36,493
  Research and development expenses................      7,530      8,712      16,298       17,303        12,910
  Restructuring costs (Note 4).....................        875         --       4,320          953         1,038
  Other nonrecurring income (Note 3)...............        (45)      (339)       (102)      (2,210)         (867)
                                                     ---------  ---------  -----------  -----------  ------------
                                                        82,325     94,482     185,074      184,975       112,474
                                                     ---------  ---------  -----------  -----------  ------------
Operating Income...................................      2,284      7,643       5,943       13,925        10,725
Interest Income....................................        364        773       1,333          692           935
Interest Expense...................................         --         --          (3)         (66)           --
Interest Expense, Related Party (Note 8)...........     (1,577)    (2,376)     (4,334)      (4,151)         (773)
Gain on Sale of Investment (Note 3)................         --         --         713           --            --
                                                     ---------  ---------  -----------  -----------  ------------
Income Before Provision for Income Taxes...........      1,071      6,040       3,652       10,400        10,887
Provision for Income Taxes (Note 6)................        515      2,480       1,827        4,552         4,270
                                                     ---------  ---------  -----------  -----------  ------------
NET INCOME.........................................  $     556  $   3,560   $   1,825    $   5,848    $    6,617
                                                     ---------  ---------  -----------  -----------  ------------
                                                     ---------  ---------  -----------  -----------  ------------
EARNINGS PER SHARE (Note 13)
  Basic............................................  $     .04  $     .23   $     .12    $     .40    $      .53
                                                     ---------  ---------  -----------  -----------  ------------
                                                     ---------  ---------  -----------  -----------  ------------
  Diluted..........................................  $     .04  $     .23   $     .12    $     .39    $      .53
                                                     ---------  ---------  -----------  -----------  ------------
                                                     ---------  ---------  -----------  -----------  ------------
WEIGHTED AVERAGE SHARES (Note 13)
  Basic............................................     15,338     15,322      15,324       14,694        12,437
                                                     ---------  ---------  -----------  -----------  ------------
                                                     ---------  ---------  -----------  -----------  ------------
  Diluted..........................................     15,430     15,344      15,354       14,806        12,570
                                                     ---------  ---------  -----------  -----------  ------------
                                                     ---------  ---------  -----------  -----------  ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)


                                                                             JANUARY    JANUARY
                                                                 JULY 3,       2,         3,
                                                                  1999        1999       1998
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)

                                             ASSETS
Current Assets:
  Cash and cash equivalents..................................   $   9,723   $  20,717  $  20,672
  Advance to affiliate (Note 16).............................       7,243          --         --
  Available-for-sale investments, at quoted market value
    (cost of $2,056 in 1997; Note 2).........................          --          --      2,083
  Accounts receivable, less allowances of $2,172, $2,386, and
    $1,934...................................................      36,792      41,016     43,015
  Inventories................................................      30,536      31,745     34,785
  Prepaid income taxes (Note 6)..............................      13,107      10,188      7,337
  Other current assets.......................................       2,343       2,271      1,774
                                                               -----------  ---------  ---------
                                                                   99,744     105,937    109,666
                                                               -----------  ---------  ---------
Property, Plant, and Equipment, at Cost, Net.................      16,212      16,991     20,391
                                                               -----------  ---------  ---------
Patents, Trademarks, and Other Assets........................       7,059       7,280      8,108
                                                               -----------  ---------  ---------
Cost in Excess of Net Assets of Acquired Companies (Note
  3).........................................................     117,210     119,674    115,232
                                                               -----------  ---------  ---------
                                                                $ 240,225   $ 249,882  $ 253,397
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

                           THERMOSPECTRA CORPORATION

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                             JANUARY    JANUARY
                                                                 JULY 3,       2,         3,
                                                                  1999        1999       1998
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)

                            LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Notes payable (includes $50,000, $60,000, and $15,000 due
    to Thermo Electron; Notes 3 and 8).......................   $  52,714   $  60,000  $  15,000
  Accounts payable...........................................      13,135      11,822     12,842
  Accrued payroll and employee benefits......................       5,221       6,239      6,987
  Accrued installation and warranty expenses.................       4,533       4,362      4,495
  Deferred revenue...........................................       3,624       4,360      4,695
  Accrued income taxes.......................................       4,770       3,735      2,050
  Accrued restructuring costs (Note 4).......................         907       2,459        244
  Other accrued expenses (Note 3)............................      11,025      10,684      8,252
  Due to parent company and affiliated companies.............       2,627       4,528      1,561
                                                               -----------  ---------  ---------
                                                                   98,556     108,189     56,126
                                                               -----------  ---------  ---------
Deferred Income Taxes (Note 6)...............................       2,946       1,651        356
                                                               -----------  ---------  ---------
Other Deferred Items.........................................       1,750       1,907      1,277
                                                               -----------  ---------  ---------
Long-term Obligations, Due to Related Party (Notes 3 and
  8).........................................................       7,300       7,300     67,300
                                                               -----------  ---------  ---------
Commitments and Contingencies (Notes 7 and 8)

Shareholders' Investment (Notes 3, 5, and 10):
  Common stock, $.01 par value, 25,000,000 shares authorized;
    15,369,190, 15,327,620, and 15,313,506 shares issued.....         154         153        153
  Capital in excess of par value.............................     111,900     111,549    111,262
  Retained earnings..........................................      20,319      19,763     17,938
  Treasury stock at cost, 423 shares.........................          (7)         (7)        (7)
  Accumulated other comprehensive items (Note 14)............      (2,693)       (623)    (1,008)
                                                               -----------  ---------  ---------
                                                                  129,673     130,835    128,338
                                                               -----------  ---------  ---------
                                                                $ 240,225   $ 249,882  $ 253,397
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)


                                                        SIX MONTHS ENDED                  YEAR ENDED
                                                      ---------------------  -------------------------------------
                                                       JULY 3,     JULY 4,   JANUARY 2,   JANUARY 3,  DECEMBER 28,
                                                         1999       1998        1999         1998         1996
                                                      ----------  ---------  -----------  ----------  ------------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
  Net income........................................  $      556  $   3,560   $   1,825   $    5,848   $    6,617
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization.................       4,346      3,581       7,073        6,615        4,493
      Provision for losses on accounts receivable...          44         96         689          521          199
      Gain on sales of building, investment, and
        business, net (Note 3)......................         (45)      (339)       (815)      (2,210)          --
      Other noncash expenses........................         486        495       2,554        1,417          839
      Deferred income tax benefit...................          --         --      (1,432)         (40)        (796)
      Changes in current accounts, excluding the
        effects of acquisitions and dispositions:
          Accounts receivable.......................       2,956      3,146       3,597         (733)      (3,444)
          Inventories...............................         653        486       3,260        4,873       (3,105)
          Other current assets......................        (126)      (427)       (170)         (81)         335
          Accounts payable..........................       1,485       (849)     (1,988)      (2,330)       2,123
          Due to parent company and affiliated
            companies...............................      (1,352)     2,013       2,967       (2,699)         426
          Other current liabilities.................      (3,111)    (1,171)      3,841       (2,829)      (2,238)
      Other.........................................          --        106        (343)          34          (21)
                                                      ----------  ---------  -----------  ----------  ------------
        Net cash provided by operating activities...       5,892     10,697      21,058        8,386        5,428
                                                      ----------  ---------  -----------  ----------  ------------
INVESTING ACTIVITIES
  Acquisitions, net of cash acquired (Note 3).......          --         --      (7,943)     (21,142)     (22,521)
  Proceeds from sale of product lines and business
    (Note 3)........................................          --        750         750        4,980           --
  Refund of acquisition purchase price (Note 3).....         595         --          --           --        1,103
  Advances to affiliate, net (Note 16)..............      (7,243)        --          --           --           --
  Purchases of property, plant, and equipment.......      (2,193)      (942)     (2,199)      (2,595)      (2,762)
  Proceeds from sale of property, plant, and
    equipment.......................................         160      2,052       2,052           91          168
  Proceeds from sale and maturities of
    available-for-sale investments (Note 3).........          --         --       2,769           --        3,000
  Purchases of available-for-sale investments.......          --         --          --           --       (3,000)
  Other, net........................................        (148)       (30)       (111)        (926)        (733)
                                                      ----------  ---------  -----------  ----------  ------------
        Net cash provided by (used in) investing
          activities................................  $   (8,829) $   1,830   $  (4,682)  $  (19,592)  $  (24,745)
                                                      ----------  ---------  -----------  ----------  ------------

                           THERMOSPECTRA CORPORATION

                                 (IN THOUSANDS)


                                                        SIX MONTHS ENDED                  YEAR ENDED
                                                      ---------------------  -------------------------------------
                                                       JULY 3,     JULY 4,   JANUARY 2,   JANUARY 3,  DECEMBER 28,
                                                         1999       1998        1999         1998         1996
                                                      ----------  ---------  -----------  ----------  ------------
                                                           (UNAUDITED)
FINANCING ACTIVITIES
  Repayment of long-term obligations to Thermo
    Electron........................................  $  (10,000) $      --   $ (15,000)  $       --   $       --
  Proceeds from issuance of long-term obligations to
    Thermo Electron (Note 8)........................          --         --          --       60,000       15,000
  Payment to Thermo Instrument for debt assumed in
    connection with acquisition of NESLAB (Note
    3)..............................................          --         --          --      (44,907)          --
  Net proceeds from issuance of Company common
    stock...........................................         352         42          48          561           74
  Change in short-term borrowings and Other.........       2,812         --         239         (674)         552
                                                      ----------  ---------  -----------  ----------  ------------
        Net cash provided by (used in) financing
          activities................................      (6,836)        42     (14,713)      14,980       15,626
                                                      ----------  ---------  -----------  ----------  ------------
Exchange Rate Effect on Cash........................      (1,221)       (89)     (1,618)         318          (35)
                                                      ----------  ---------  -----------  ----------  ------------
Increase (Decrease) in Cash and Cash Equivalents....     (10,994)    12,480          45        4,092       (3,726)
Cash and Cash Equivalents at Beginning of Period....      20,717     20,672      20,672       16,580       20,306
                                                      ----------  ---------  -----------  ----------  ------------
Cash and Cash Equivalents at End of Period..........  $    9,723  $  33,152   $  20,717   $   20,672   $   16,580
                                                      ----------  ---------  -----------  ----------  ------------
                                                      ----------  ---------  -----------  ----------  ------------
CASH PAID FOR
  Interest..........................................  $    2,185  $   2,376   $   4,335   $    4,217   $      773
  Income taxes......................................  $      199  $     402   $   1,158   $    4,490   $    3,419
NONCASH ACTIVITIES
  Common stock received from sale of business (Note
    3)..............................................  $       --  $      --   $      --   $    2,056   $       --

  Fair value of assets of acquired companies........  $       --  $      --   $  10,519   $  114,495   $   29,757
  Cash paid for acquired companies..................          --         --      (7,967)     (24,379)     (22,525)
  Stock options issued in connection with
    acquisition of PSI..............................          --         --          --       (1,693)          --
  Stock issuable to Thermo Instrument in connection
    with acquisition of NESLAB......................          --         --          --      (31,315)          --
  Debt assumed in connection with acquisition of
    NESLAB..........................................          --         --          --      (44,907)          --
                                                      ----------  ---------  -----------  ----------  ------------
    Liabilities assumed of acquired companies.......  $       --  $      --   $   2,552   $   12,201   $    7,232
                                                      ----------  ---------  -----------  ----------  ------------
                                                      ----------  ---------  -----------  ----------  ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    ThermoSpectra Corporation (the Company) develops, manufactures, and markets imaging and inspection, temperature control, and test and measurement instruments, which represent 45%, 32%, and 23% of the Company's 1998 revenues, respectively. The Company sells its products on a worldwide basis (Note 12).

RELATIONSHIP WITH THERMO INSTRUMENT SYSTEMS INC. AND THERMO ELECTRON CORPORATION

    The Company was incorporated in August 1994 as an indirect, wholly owned subsidiary of Thermo Instrument Systems Inc. As of January 2, 1999, Thermo Instrument owned 12,637,417 shares of the Company's common stock, representing 82% of such stock outstanding. Thermo Instrument is an 85%-owned subsidiary of Thermo Electron Corporation. As of January 2, 1999, Thermo Electron owned 1,491,453 shares of the Company's common stock, representing 10% of such stock outstanding.

    Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of this reorganization, Thermo Electron announced that the Company may be taken private (Note 16).

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

FISCAL YEAR

    The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1998, 1997, and 1996 are for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996, respectively. Fiscal years 1998 and 1996 each included 52 weeks; 1997 included 53 weeks.

REVENUE RECOGNITION

    The Company recognizes product revenue upon shipment. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists of unearned revenue on service contracts, which is recognized as revenue over the life of the service contract. Substantially all of the deferred revenue included in the accompanying 1998 balance sheet will be recognized within one year.

SOFTWARE DEVELOPMENT COSTS

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established. The Company believes that, under its current process for developing software, the software is essentially completed concurrently with the establishment of technological feasibility. Accordingly, no software development costs have been capitalized.

                           THERMOSPECTRA CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
STOCK-BASED COMPENSATION PLANS

    The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

    The Company's initial public offering in August 1995 resulted in a reduction of Thermo Instrument's equity ownership of the Company below 80% and, as a result, the Company was required to file its own federal income tax returns for 1996 through 1998. Thermo Instrument's equity ownership of the Company now exceeds 80%, therefore, effective January 3, 1999, the Company will be included in Thermo Electron's consolidated tax return as provided for under a tax allocation agreement between the Company and Thermo Instrument. This agreement provides that, in years that the Company has taxable income, the Company will pay to Thermo Instrument amounts comparable to the taxes the Company would have paid if it had filed separate tax returns.

    In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

EARNINGS PER SHARE

    Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the exercise of stock options, as well as their related income tax effects.

CASH AND CASH EQUIVALENTS

    At year-end 1998 and 1997, $10,323,000 and $14,311,000, respectively, of the
Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter (Note 16).

    At year-end 1998, $147,000 of the Company's cash equivalents, denominated in Dutch guilders, were invested in a repurchase agreement with a wholly owned subsidiary of Thermo Electron under terms similar to those outlined in the above agreement, except that the rate earned is based on Netherlands market rates, set at the beginning of each month.

    The Company, along with other subsidiaries of Thermo Electron, participates in a notional pool arrangement with Barclays Bank, which includes a $71 million credit facility. The Company has access to $2,423,000 under this credit facility, which is included in the amount available for use as discussed in

                           THERMOSPECTRA CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
Note 9. Only U.K.-based subsidiaries of Thermo Electron participate in this arrangement. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. At year-end 1998 and 1997, the Company had a positive cash balance under this arrangement of $1,958,000 and $44,000, respectively.

    At year-end 1998 and 1997, the Company's cash equivalents also included investments in short-term certificates of deposit held by the Company's foreign operations, which have an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value.

INVENTORIES


    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are:


                                                              1998       1997
                                                            ---------  ---------
                                                               (IN THOUSANDS)
Raw Materials and Supplies................................  $  18,355  $  16,850
Work in Process...........................................      5,899      7,096
Finished Goods............................................      7,491     10,839
                                                            ---------  ---------
                                                            $  31,745  $  34,785
                                                            ---------  ---------
                                                            ---------  ---------


    The Company periodically reviews the quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.


PROPERTY, PLANT, AND EQUIPMENT

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 30 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of:

                                                              1998       1997
                                                            ---------  ---------
                                                               (IN THOUSANDS)
Land......................................................  $   2,424  $   3,067
Buildings.................................................      6,238      6,910
Machinery, Equipment, and Leasehold Improvements..........     21,855     21,131
                                                            ---------  ---------
                                                               30,517     31,108
Less: Accumulated Depreciation and Amortization...........     13,526     10,717
                                                            ---------  ---------
                                                            $  16,991  $  20,391
                                                            ---------  ---------
                                                            ---------  ---------

                           THERMOSPECTRA CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
PATENTS, TRADEMARKS, AND OTHER ASSETS

    Patents, trademarks, and other assets in the accompanying balance sheet includes the costs of acquired patents and trademarks that are amortized using the straight-line method over an estimated useful life of 3 to 20 years. These assets were $4,028,000 and $4,826,000, net of accumulated amortization of $2,965,000 and $2,135,000, at year-end 1998 and 1997, respectively.

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

    The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $8,015,000 and $4,927,000 at year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset. If impairment occurs, any excess of carrying value over fair value is recorded as a loss.

FOREIGN CURRENCY

    All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment (Note 14). Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

FORWARD CONTRACTS

    The Company uses short-term forward foreign exchange contracts to manage exposures related to firm purchase and sale commitments that are denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pound sterling, Japanese yen, French francs, and German marks. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recorded as an offset to the gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION

    Certain amounts in 1997 and 1996 have been reclassified to conform to the presentation in the 1998 financial statements.

                           THERMOSPECTRA CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
INTERIM FINANCIAL STATEMENTS


    The financial statements as of July 3, 1999, and for the six-month periods ended July 3, 1999, and July 4, 1998, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the six-month period ended July 3, 1999, are not necessarily indicative of the results to be expected for the entire year.


2. AVAILABLE-FOR-SALE INVESTMENTS

    The Company's marketable equity securities are considered available-for-sale investments and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated Other Comprehensive Items" component of shareholders' investment. Available-for-sale investments in the accompanying 1997 balance sheet represent common stock received in connection with the sale of its Linac business (Note 3).

3. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

    In October 1998, the Company acquired the assets, subject to certain liabilities, of TopoMetrix Corporation, a scanning probe microscope manufacturing business, for approximately $7,967,000 in cash, subject to a post-closing adjustment. The cost of this acquisition exceeded the estimated fair value of the net assets by $7,061,000. The businesses of Park Scientific Instruments Corporation (PSI) and TopoMetrix were combined and renamed ThermoMicroscopes Corporation.

    In July 1997, the Company acquired Sierra Research and Technology Inc.
(SRT), a manufacturer of systems used for the rework and repair of printed circuit boards, for $7,638,000 in cash. The cost of this acquisition exceeded the estimated fair value of the net assets by $6,368,000. To partially finance the acquisition, the Company borrowed $5,000,000 from Thermo Electron (Note 8).

    In March 1997, Thermo Instrument acquired Life Sciences International PLC
(LSI), a London Stock Exchange-listed company. In July 1997, the Company agreed to acquire NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands, (collectively, NESLAB), a global supplier of temperature control systems and former LSI subsidiary, from Thermo Instrument for $76,222,000. The purchase price represents the sum of the net tangible book value of the business as of June 28, 1997, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on NESLAB's 1996 revenues relative to LSI's 1996 consolidated revenues. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by Securities and Exchange Commission Staff Accounting Bulletin (SAB) 55 (Topic 1:B).

    The purchase price of NESLAB consisted of 2,759,042 shares of Company common stock valued at $31,315,000 issued to Thermo Instrument and the assumption of $44,907,000 of debt to Thermo Instrument, which was subsequently paid. To repay the debt assumed from Thermo Instrument, the Company borrowed $45,000,000 from Thermo Electron (Note 8). The cost of this acquisition exceeded the estimated fair value of the net assets by $57,774,000.

                           THERMOSPECTRA CORPORATION

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    Because the Company and NESLAB were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the results of NESLAB from March 12, 1997, the date the business was acquired by Thermo Instrument and the shares issued have been treated as outstanding from that date. The purchase price included $255,000 for the increase in net book value from the date the business was acquired by Thermo Instrument to June 28, 1997. This amount was recorded as a reduction in retained earnings.

    In March 1997, the Company acquired PSI, a manufacturer of scanning-probe microscopes used in industry and academia to test and measure the topography and other surface properties of materials, for $16,702,000 in cash, including the repayment of $1,300,000 of bank debt. In addition, the Company assumed outstanding PSI stock options, which were converted into stock options that are exercisable into 144,941 shares of Company common stock at a weighted average exercise price of $3.07 per share, with an aggregate value of $1,693,000 as of the date of the merger agreement. The cost of this acquisition exceeded the estimated fair value of the net assets by $14,132,000. To partially finance the acquisition, the Company borrowed $10,000,000 from Thermo Electron (Note 8).

    In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc, a wholly owned subsidiary of Rhone-Poulenc Rorer, Inc. Pursuant to an agreement executed in August 1996, the Company acquired Kevex Instruments and Kevex X-Ray (the Kevex businesses), which were formerly part of Fisons, from Thermo Instrument for $21,567,000 in cash. To partially finance the acquisition, the Company borrowed $15,000,000 from Thermo Electron, which was repaid in 1998 (Note 8). The purchase price was determined based on the net book value of the Kevex businesses at March 29, 1996, and a pro rata allocation of Thermo Instrument's total cost in excess of the net assets of acquired companies recorded in connection with the acquisition of the Fisons businesses. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by SAB 55 (Topic 1:B). The cost of this acquisition exceeded the estimated fair value of the net assets by $10,046,000. Kevex Instruments is a manufacturer of X-ray microanalyzers and X-ray fluorescence instruments and Kevex X-Ray is a manufacturer of specialty X-ray sources.

    Because the Company and the Kevex businesses were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's 1996 financial statements include the results of the Kevex businesses from March 29, 1996, the date these businesses were acquired by Thermo Instrument. During 1996, the Company acquired two additional companies for an aggregate $900,000 in cash.


    Except for NESLAB and the Kevex businesses, the acquisitions described above have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for TopoMetrix, is subject to adjustment. The Company has gathered no information that indicates the final allocation of the purchase price for TopoMetrix will differ materially from the preliminary estimate.


    In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of

                           THERMOSPECTRA CORPORATION

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED)

the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions.



    A summary of the changes in accrued acquisition expenses for severance follows:



                                                           IMAGING AND
                                                            INSPECTION       TEMPERATURE
                                                             SEGMENT           CONTROL
                                                       --------------------    SEGMENT
                                                                    TOPO-    ------------
                                                         KEVEX     METRIX       NESLAB       OTHER      TOTAL
                                                       ---------  ---------  ------------  ---------  ---------
                                                                            (IN THOUSANDS)
                                                       --------------------------------------------------------
BALANCE AT DECEMBER 30, 1995.........................  $      --  $      --   $       --   $     570  $     570
  Reserves established...............................        730         --           --          --        730
  Usage..............................................       (207)        --           --        (344)      (551)
  Decrease due to finalization of restructuring plan,
    recorded as a decrease to cost in excess of net
    assets of acquired companies.....................         --         --           --        (191)      (191)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT DECEMBER 28, 1996.........................        523         --           --          35        558
  Reserves established...............................         --         --          150          23        173
  Usage..............................................       (265)        --          (67)        (58)      (390)
  Decrease due to finalization of restructuring plan,
    recorded as a decrease to cost in excess of net
    assets of acquired companies.....................       (147)        --           (8)         --       (155)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT JANUARY 3, 1998...........................        111         --           75          --        186
  Reserves established...............................         --        149           --          --        149
  Usage..............................................       (111)      (119)          --          --       (230)
  Decrease due to finalization of restructuring plan,
    recorded as a decrease to cost in excess of net
    assets of acquired companies.....................         --         --          (75)         --        (75)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT JANUARY 2, 1999...........................         --         30           --          --         30
                                                                             (UNAUDITED)
  Reserves established...............................         --         39           --          --         39
  Usage..............................................         --        (63)          --          --        (63)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT JULY 3, 1999..............................  $      --  $       6   $       --   $      --  $       6
                                                       ---------  ---------  ------------  ---------  ---------
                                                       ---------  ---------  ------------  ---------  ---------

                           THERMOSPECTRA CORPORATION

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED)

    A summary of the changes in accrued acquisition expenses for the abandonment of excess facilities follows:



                                                           IMAGING AND
                                                            INSPECTION       TEMPERATURE
                                                             SEGMENT           CONTROL
                                                       --------------------    SEGMENT
                                                                    TOPO-    ------------
                                                         KEVEX     METRIX       NESLAB       OTHER      TOTAL
                                                       ---------  ---------  ------------  ---------  ---------
                                                                            (IN THOUSANDS)
                                                       --------------------------------------------------------
BALANCE AT DECEMBER 30, 1995.........................  $      --  $      --   $       --   $     989  $     989
  Reserves established...............................        377         --           --           1        378
  Usage..............................................       (335)        --           --        (700)    (1,035)
  Decrease due to finalization of restructuring plan,
    recorded as a decrease to cost in excess of net
    assets of acquired companies.....................         --         --           --        (114)      (114)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT DECEMBER 28, 1996.........................         42         --           --         176        218
  Reserves established...............................         --         --          588          --        588
  Usage..............................................        (42)        --           --         (85)      (127)
  Decrease due to finalization of restructuring plan,
    recorded as a decrease to cost in excess of net
    assets of acquired companies.....................         --         --         (135)        (91)      (226)
  Currency translation...............................         --         --          (53)         --        (53)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT JANUARY 3, 1998...........................         --         --          400          --        400
  Reserves established...............................         --        602           --          --        602
  Usage..............................................         --       (237)        (213)         --       (450)
  Decrease due to finalization of restructuring plan,
    recorded as a decrease to cost in excess of net
    assets of acquired companies.....................         --         --         (166)         --       (166)
  Currency translation...............................         --         --           30          --         30
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT JANUARY 2, 1999...........................         --        365           51          --        416
                                                                             (UNAUDITED)
  Reserves established...............................         --        207           --          --        207
  Usage..............................................         --       (407)         (40)         --       (447)
  Currency translation...............................         --         --           (5)         --         (5)
                                                       ---------  ---------  ------------  ---------  ---------
BALANCE AT JULY 3, 1999..............................  $      --  $     165   $        6   $      --  $     171
                                                       ---------  ---------  ------------  ---------  ---------
                                                       ---------  ---------  ------------  ---------  ---------



    The increase in accrued acquisition expenses in 1996 primarily related to severance across all functions at the Imaging and Inspection segment's Kevex Instruments subsidiary and relocation of its California sales and service office to another California facility and the closure of its Japan sales and service office. The increase in accrued acquisition expenses in 1997 principally related to lease costs at the Temperature Control segment's NESLAB Instruments subsidiary's Netherlands facility, which was abandoned, and severance across all functions at this business. The increase in accrued acquisition expenses in 1998 and 1999 principally related to cancellation of operating leases at the Imaging and Inspection segment's TopoMetrix subsidiary's sales and services office in Germany and at its manufacturing facility in

                           THERMOSPECTRA CORPORATION

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED)

California, both of which were closed. In addition, the increase represented severance across all functions at this business.



    Unresolved matters at July 3, 1999, primarily included completion of abandonment of excess facilities for TopoMetrix. Accrued acquisition expenses are included in other accrued expenses in the accompanying balance sheet.


    Based on unaudited data, the following table presents selected financial information for the Company, NESLAB, PSI, and the Kevex businesses, on a pro forma basis, assuming that the Company and these acquired businesses had been combined since the beginning of 1996. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.

                                                            1997       1996
                                                          ---------  ---------
                                                          (IN THOUSANDS EXCEPT
                                                           PER SHARE AMOUNTS)
Revenues................................................  $ 210,412  $ 202,813
Net Income..............................................      3,736      3,280
Earnings per Share:
  Basic.................................................        .25        .22
  Diluted...............................................        .24        .21

    The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of NESLAB, PSI, and the Kevex businesses been made at the beginning of 1996.


    In 1996, the Company finalized negotiations with the former owner of Gould Instrument Systems, Inc. in connection with amounts claimed by the Company for the discontinuance of the Acqulab product line, which was sold to the Company as part of the 1995 purchase of Gould. Of the $1,970,000 settlement received, $1,103,000 related to a reduction of the purchase price principally for the unrealized earning potential of the Acqulab product line, resulting in a reduction of cost in excess of net assets of acquired companies in 1996. The remaining $867,000 related to a reimbursement of expenses incurred subsequent to the acquisition of Gould for the ongoing development of Acqulab. This amount is classified as other nonrecurring income in the accompanying 1996 statement of income.


DISPOSITIONS


    In January 1998, the Company's Nicolet Imaging Systems division sold its security screening product line to OSI Systems, Inc. for $750,000 in cash for a nominal loss. The product line represented less than 1.0% of the Company's revenues. During 1998, the Company sold real estate for a gain of $106,000.


    In December 1997, the Company sold its Linac business to SteriGenics International, Inc. for $4,980,000 in cash and 109,607 shares of SteriGenics common stock valued at $2,056,000, resulting in a gain of $2,210,000. The Linac business is an electron beam radiation business that offers contract sterilization services. The Company sold its shares of SteriGenics common stock in 1998 and realized a gain of $713,000.

                           THERMOSPECTRA CORPORATION

4. RESTRUCTURING COSTS



    During 1998, the Company recorded restructuring and related costs of $5,399,000. Restructuring costs of $4,320,000, which were accounted for in accordance with EITF 94-3, consist of $3,712,000 related to severance costs for 259 employees across all functions and $608,000 related primarily to facility-closing costs. The charge for facility-closing costs includes $490,000 for write-downs of related fixed assets. In addition, the Company recorded an inventory write-down totaling $1,079,000 related to the discontinuation of certain underperforming products, which is included in cost of revenues in the accompanying 1998 statement of income. As of January 2, 1999, the Company had terminated 182 employees and had expended $1,371,000 of the established reserves. During the first six months of 1999, the Company terminated 36 additional employees and recorded additional restructuring costs of $875,000. Such costs consist of $265,000 related to severance costs for nine employees at a foreign sales office, $201,000 for facility-closing costs, and $409,000 related to certain business relocation and related costs.



    In connection with the Company's restructuring activities, the Company expects to incur approximately $200,000 of additional costs which, pursuant to the requirements of EITF 94-3, are not permitted as charges until incurred. These additional costs primarily include costs for certain employee and business relocation and related costs. The Company plans to complete implementation of its restructuring plan in the third quarter of 1999.



    In 1997, the Company's Gould subsidiary incurred a $953,000 restructuring charge, related primarily to severance costs for 40 employees terminated during 1997. Accrued restructuring costs of $244,000 in the accompanying 1997 balance sheet relates to these actions and was expended during 1998. In addition, in 1997 the Company's Nicolet Imaging Systems division recorded an inventory write-down of $0.8 million, related primarily to the discontinuation of an underperforming product, which is included in cost of revenues in the accompanying 1997 statement of income.



    In 1996, Gould incurred $1,038,000 in connection with a restructuring plan, which included the termination of approximately 40 employees.

                           THERMOSPECTRA CORPORATION

4. RESTRUCTURING COSTS (CONTINUED)


    The Company recorded charges for its restructuring plans as follows:



                                                                              ABANDONMENT
                                                                               OF EXCESS
                                                                  SEVERANCE   FACILITIES      OTHER      TOTAL
                                                                  ---------  -------------  ---------  ---------
                                                                                  (IN THOUSANDS)
                                                                  ----------------------------------------------
1996 RESTRUCTURING PLAN
  Costs incurred in 1996 (a)....................................  $   1,038   $        --   $      --  $   1,038
  1996 Usage....................................................        (14)           --          --        (14)
                                                                  ---------  -------------  ---------  ---------
  BALANCE AT DECEMBER 28, 1996..................................      1,024            --          --      1,024
  1997 Usage....................................................     (1,024)           --          --     (1,024)
                                                                  ---------  -------------  ---------  ---------
  BALANCE AT JANUARY 3, 1998....................................  $      --   $        --   $      --  $      --
                                                                  ---------  -------------  ---------  ---------
                                                                  ---------  -------------  ---------  ---------
1997 RESTRUCTURING PLAN
  Costs incurred in 1997 (b)....................................  $     953   $        --   $      --  $     953
  1997 Usage....................................................       (709)           --          --       (709)
                                                                  ---------  -------------  ---------  ---------
  BALANCE AT JANUARY 3, 1998....................................        244            --          --        244
  1998 Usage....................................................       (244)           --          --       (244)
                                                                  ---------  -------------  ---------  ---------
  BALANCE AT JANUARY 2, 1999....................................  $      --   $        --   $      --  $      --
                                                                  ---------  -------------  ---------  ---------
                                                                  ---------  -------------  ---------  ---------
1998 RESTRUCTURING PLAN
  Costs incurred in 1998 (c)....................................  $   3,712   $       118   $      --  $   3,830
  1998 Usage....................................................     (1,253)         (118)         --     (1,371)
                                                                  ---------  -------------  ---------  ---------
  BALANCE AT JANUARY 2, 1999....................................      2,459            --          --      2,459
                                                                                   (UNAUDITED)
  Costs incurred in 1999 (d)....................................        265           201         409        875
  1999 Usage....................................................     (1,773)         (201)       (409)    (2,383)
  Currency translation..........................................        (44)           --          --        (44)
                                                                  ---------  -------------  ---------  ---------
  BALANCE AT JULY 3, 1999.......................................  $     907   $        --   $      --  $     907
                                                                  ---------  -------------  ---------  ---------
                                                                  ---------  -------------  ---------  ---------


------------------------


(a) Reflects restructuring costs recorded by the Test and Measurement segment.



(b) Reflects restructuring costs recorded by the Test and Measurement segment. Excludes noncash inventory write-down of $0.8 million included in cost of revenues and recorded by the Imaging and Inspection segment.



(c) Reflects restructuring costs of $1.2 million, $2.4 million, and $0.2 million recorded by the Imaging and Inspection, Test and Measurement, and Temperature Control segments, respectively. Excludes noncash inventory write-down of $1.1 million included in cost of revenues, of which $0.5 million was recorded by the Imaging and Inspection segment and $0.6 million was recorded by the Test and Measurement segment. Excludes provision of $0.5 million for an asset write-down, of which $0.4 million was recorded by the Imaging and Inspection segment and $0.1 million was recorded by the Test and Measurement segment.



(d) Reflects restructuring costs recorded by the Imaging and Inspection segment.

                           THERMOSPECTRA CORPORATION

5. EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS

    The Company has stock-based compensation plans for its key employees, directors, and others, which permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. As of year-end 1998, only nonqualified stock options have been awarded under these plans. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted under the stock-based compensation plans described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo Instrument.

    In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 87,000 shares at a weighted average exercise price of $14.50 per share elected to participate in this exchange and, as a result, received options to purchase 43,500 shares of Company common stock at $11.41 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

                           THERMOSPECTRA CORPORATION

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
    A summary of the Company's stock option activity is:

                                                  1998                   1997                  1996
                                          ---------------------   -------------------   -------------------
                                                       WEIGHTED              WEIGHTED              WEIGHTED
                                            NUMBER     AVERAGE     NUMBER    AVERAGE     NUMBER    AVERAGE
                                              OF       EXERCISE      OF      EXERCISE      OF      EXERCISE
                                            SHARES      PRICE      SHARES     PRICE      SHARES     PRICE
                                          ----------   --------   --------   --------   --------   --------
                                                                (SHARES IN THOUSANDS)
Options Outstanding, Beginning of
  Year..................................    1,256       $11.23       971      $12.10       862      $11.32
  Issued upon acquisition of PSI........       --           --       145        3.07        --          --
  Granted...............................      370        10.73       374       10.46       183       15.26
  Exercised.............................      (14)        3.44      (105)       4.20        (8)      10.00
  Forfeited.............................     (306)       12.17      (129)      12.02       (66)      10.89
  Canceled due to exchange..............      (87)       14.50        --          --        --          --
                                            -----                 --------              --------
Options Outstanding, End of Year........    1,219       $10.70     1,256      $11.23       971      $12.10
                                            -----      --------   --------   --------   --------   --------
                                            -----      --------   --------   --------   --------   --------
Options Exercisable.....................    1,212       $10.74     1,238      $11.35       971      $12.10
                                            -----      --------   --------   --------   --------   --------
                                            -----      --------   --------   --------   --------   --------
Options Available for Grant.............      388                    172                   121
                                            -----                 --------              --------
                                            -----                 --------              --------

    A summary of the status of the Company's stock options at January 2, 1999, is:

                                                    OPTIONS OUTSTANDING
                                          ----------------------------------------
                                                           WEIGHTED
                                                           AVERAGE      WEIGHTED
                                             NUMBER       REMAINING      AVERAGE
                                               OF        CONTRACTUAL    EXERCISE
RANGE OF EXERCISE PRICES                     SHARES          LIFE         PRICE
----------------------------------------  -------------  ------------  -----------
                                               (IN
                                           THOUSANDS)
$ 2.55--$ 6.20..........................           36      6.1 years    $    3.37
  6.21--  9.85..........................          163      6.8 years         9.50
  9.86-- 13.50..........................          847      7.1 years        10.42
 13.51-- 17.15..........................          173      6.5 years        14.73
                                                -----
$ 2.55--$17.15..........................        1,219      6.9 years    $   10.70
                                                -----
                                                -----

    The information disclosed above for options outstanding at January 2, 1999, does not differ materially for options exercisable.

EMPLOYEE STOCK PURCHASE PROGRAM

    Effective November 1, 1996, substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron, under which employees can purchase shares of the Company's and Thermo Electron's common stock. Prior to November 1, 1996, the program was sponsored by Thermo Instrument and Thermo Electron. Prior to the 1998 program year, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Effective November 1, 1998, the applicable shares of common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the plan year, and the shares purchased are subject to a one-year resale restriction.

                           THERMOSPECTRA CORPORATION

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. No shares were issued under this program during 1998. During 1997, the Company issued 9,852 shares of its common stock under this program.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been:

                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
                                                                        (IN THOUSANDS EXCEPT
                                                                         PER SHARE AMOUNTS)
Net Income:
  As reported....................................................  $   1,825  $   5,848  $   6,617
  Pro forma......................................................      1,070      5,343      6,277
Basic Earnings per Share:
  As reported....................................................        .12        .40        .53
  Pro forma......................................................        .07        .36        .50
Diluted Earnings per Share:
  As reported....................................................        .12        .39        .53
  Pro forma......................................................        .07        .36        .50

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

    The weighted average fair value per share of options granted was $4.04, $3.74, and $5.80 in 1998, 1997, and 1996, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Volatility...............................................         28%         28%         26%
Risk-free Interest Rate..................................        5.3%        5.9%        6.6%
Expected Life of Options.................................   5.6 years   5.0 years   5.4 years

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in

                           THERMOSPECTRA CORPORATION

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(K) SAVINGS PLANS

    Substantially all of the Company's full-time U.S. employees are eligible to participate in 401(k) savings plans. Contributions to the 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $1,350,000, $1,427,000, and $689,000 in 1998, 1997, and 1996, respectively.

6. INCOME TAXES

    The components of income before provision for income taxes are:

                                                     1998       1997       1996
                                                   ---------  ---------  ---------
                                                           (IN THOUSANDS)
Domestic.........................................  $   2,306  $  10,719  $   8,969
Foreign..........................................      1,346       (319)     1,918
                                                   ---------  ---------  ---------
                                                   $   3,652  $  10,400  $  10,887
                                                   ---------  ---------  ---------
                                                   ---------  ---------  ---------

    The components of the provision for income taxes are:

                                                     1998       1997       1996
                                                   ---------  ---------  ---------
                                                           (IN THOUSANDS)
Currently Payable:
  Federal........................................  $   2,207  $   3,834  $   3,427
  State..........................................        529        600        774
  Foreign........................................        523        158        865
                                                   ---------  ---------  ---------
                                                       3,259      4,592      5,066
                                                   ---------  ---------  ---------
Net Deferred (Prepaid):
  Federal........................................     (1,248)      (112)      (608)
  State..........................................       (280)       (24)      (129)
  Foreign........................................         96         96        (59)
                                                   ---------  ---------  ---------
                                                      (1,432)       (40)      (796)
                                                   ---------  ---------  ---------
                                                   $   1,827  $   4,552  $   4,270
                                                   ---------  ---------  ---------
                                                   ---------  ---------  ---------

    The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $114,000, $304,000, and $382,000 of such benefits that have been allocated to capital in excess of par value in 1998, 1997, and 1996, respectively. In addition, the provision for income taxes that is currently payable does not reflect $1,024,000 of tax benefits used to reduce cost in excess of net assets of acquired companies in 1996.

                           THERMOSPECTRA CORPORATION

6. INCOME TAXES (CONTINUED)

    The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to:


                                                        1998       1997       1996
                                                      ---------  ---------  ---------
                                                              (IN THOUSANDS)
Provision for Income Taxes at Statutory Rate........  $   1,242  $   3,536  $   3,702
Increases (Decreases) Resulting from:
  State income taxes, net of federal tax............        164        380        426
  Foreign tax rate and tax law differential.........        163        362        154
  Amortization of cost in excess of net assets of
    acquired companies..............................        841        685        146
  Tax benefit of foreign sales corporation..........       (362)      (295)      (268)
  Other, net........................................       (221)      (116)       110
                                                      ---------  ---------  ---------
                                                      $   1,827  $   4,552  $   4,270
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------


    Prepaid and deferred income taxes in the accompanying balance sheet consist of:

                                                               1998       1997
                                                             ---------  ---------
                                                                (IN THOUSANDS)
Prepaid Income Taxes:
  Tax loss carryforwards...................................  $  10,133  $   9,052
  Reserves and accruals....................................      5,439      4,152
  Inventory basis difference...............................      4,749      3,185
                                                             ---------  ---------
                                                                20,321     16,389
  Less: Valuation allowance................................     10,133      9,052
                                                             ---------  ---------
                                                             $  10,188  $   7,337
                                                             ---------  ---------
                                                             ---------  ---------
Deferred Income Taxes:
  Fixed and intangible assets..............................  $   1,651  $     356
                                                             ---------  ---------
                                                             ---------  ---------


    At year-end 1998, the Company had foreign and federal tax loss carryforwards of $23,497,000 and $6,088,000, respectively. The valuation allowance relates to uncertainty surrounding the realization of the tax loss carryforwards, for which realization is limited to the future income of certain subsidiaries. The federal tax loss carryforwards expire in the years 2008 through 2010. Foreign tax loss carryforwards of $313,000 expire in 2006, while the remainder do not expire. Any resulting benefit from the loss carryforwards will first be used to reduce cost in excess of net assets of acquired companies, with any remaining benefit used to reduce other acquired intangible assets.


    A provision has not been made for U.S. or additional foreign taxes on $5,695,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.

                           THERMOSPECTRA CORPORATION

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $2,333,000, $2,171,000, and $2,818,000 in 1998, 1997, and 1996, respectively, net of sublease income of $847,000 and $893,000 in 1998 and 1997, respectively. Future minimum payments due under noncancelable operating leases at January 2, 1999, were $2,093,000 in 1999; $1,937,000 in 2000; $1,589,000 in 2001; $1,438,000 in 2002; $1,312,000 in
2003; and $1,580,000 in 2004 and thereafter. Total future minimum lease payments are $9,949,000 and have not been reduced by minimum sublease rental income of $3,744,000 due through 2004 and thereafter under noncancelable operating subleases. See Note 8 for office and manufacturing space leased from related parties.

CONTINGENCIES

    The Company has received correspondence alleging that certain of its products infringe patents owned by third parties, though no lawsuits have been filed. The Company does not believe that its products infringe the intellectual property rights of these parties; however, given the inherent uncertainty of dispute resolution, there can be no assurance that the outcome of any such lawsuit, if filed, would not result in a material adverse effect on the Company's results of operations or financial position.

8. RELATED-PARTY TRANSACTIONS

CORPORATE SERVICES AGREEMENT

    The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $1,528,000, $1,989,000, and $1,232,000 in 1998, 1997, and 1996, respectively.
The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

OPERATING LEASES

    In addition to the operating leases discussed in Note 7, the Company leases certain office and manufacturing space from subsidiaries of Thermo Instrument under two leases expiring in 2000 and 2001. The accompanying statement of income includes expenses from these operating leases of $899,000, $602,000, and $208,000 in 1998, 1997, and 1996, respectively. At January 2, 1999, future minimum payments due under these leases are $906,000 in 1999, $739,000 in 2000, and $236,000 in 2001. Total future minimum lease payments under these leases are $1,881,000.

                           THERMOSPECTRA CORPORATION

8. RELATED-PARTY TRANSACTIONS (CONTINUED)
OTHER RELATED-PARTY TRANSACTIONS

    The Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of products to such affiliated companies totaled $1,215,000, $825,000, and $240,000 in 1998, 1997, and 1996, respectively. Purchases of products and services from such affiliated companies totaled $2,013,000, $2,226,000, and $1,310,000 in 1998, 1997, and 1996, respectively. During 1998, the Company sold a product line to Thermo Optek for $125,000.

REPURCHASE AGREEMENT

    The Company invests excess cash in repurchase agreements with Thermo Electron as discussed in Notes 1 and 16.

SHORT- AND LONG-TERM OBLIGATIONS

    The accompanying balance sheet includes the following amounts borrowed from Thermo Instrument and Thermo Electron to finance the acquisitions of certain companies (Note 3):

                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Promissory Notes to Thermo Electron, Due:
  August 1998...........................................................  $      --  $  15,000
  March 1999............................................................     10,000     10,000
  July 1999.............................................................     50,000     50,000
Promissory Note to Thermo Instrument, Due September 2001................      7,300      7,300
                                                                          ---------  ---------
                                                                          $  67,300  $  82,300
                                                                          ---------  ---------
                                                                          ---------  ---------

    These notes bear interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The interest rate for the notes outstanding at year-end 1998 and 1997 was 5.36% and 5.76%, respectively.

9. LINES OF CREDIT

    Unused amounts available under outstanding lines of credit were $3,345,000 and $3,249,000 at year-end 1998 and 1997, respectively. Borrowings under lines of credit are guaranteed by Thermo Electron or Thermo Instrument.

10. COMMON STOCK

    At January 2, 1999, the Company had reserved 1,672,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes payable to Thermo Electron, accounts payable, due to affiliated companies, long-term obligations due to related party, and forward foreign exchange contracts. Available-for-sale investments were carried at fair value in the accompanying 1997 balance sheet (Note 2). The Company's long-term

                           THERMOSPECTRA CORPORATION

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) obligations (Note 8) bear interest at a variable market rate and, therefore, the carrying amounts approximate fair value. The carrying amounts of the Company's remaining financial instruments, with the exception of forward foreign exchange contracts, approximate fair value due to their short-term nature.

    The notional amounts of forward foreign exchange contracts outstanding totaled $1,519,000 and $2,041,000 at year-end 1998 and 1997, respectively. The fair value of the Company's forward foreign exchange contracts receivable was $19,000 and $3,000 at year-end 1998 and 1997, respectively. The fair value of such contracts is the estimated amount that the Company would receive upon termination of the contracts, taking into account the change in foreign exchange rates.

12. BUSINESS SEGMENTS AND GEOGRAPHICAL INFORMATION

    The Company organizes and manages its business by functional operating entity. The Company operates in three segments: Imaging and Inspection, Temperature Control, and Test and Measurement. In classifying operational entities into a particular segment, the Company aggregates businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution.

    The Company, through its Imaging and Inspection segment, designs, manufactures, and markets instruments and systems used in the analysis of material samples by industrial, academic, and government laboratories. Principal products manufactured by this segment include X-ray microanalysis systems that analyze the chemical composition of microscopic samples; X-ray sources for imaging, inspection, analytical, and thickness-gauging applications; X-ray imaging systems for quality-control inspections; systems for the rework and repair of printed circuit boards that have failed quality-control inspection; scanning probe microscopes that measure physical surface properties; and confocal laser scanning microscopes that create high-resolution three-dimensional images.

    The Temperature Control segment manufactures and markets precision temperature control systems for analytical, laboratory, industrial, research and development, laser, and semiconductor applications.

    The Test and Measurement segment manufactures data-acquisition systems, digital oscilloscopes, and recording systems used primarily in product development and process monitoring settings.

                           THERMOSPECTRA CORPORATION

12. BUSINESS SEGMENTS AND GEOGRAPHICAL INFORMATION (CONTINUED)


                                                                 SIX MONTHS ENDED
                                                              ----------------------
                                                               JULY 3,     JULY 4,
                                                                 1999        1998        1998        1997        1996
                                                              ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)      (IN THOUSANDS)
BUSINESS SEGMENT INFORMATION

Revenues:
  Imaging and Inspection....................................  $   41,879  $   45,113  $   85,824  $   91,771  $   67,711
  Temperature Control.......................................      24,512      34,545      61,198      56,288          --
  Test and Measurement......................................      18,218      22,467      43,995      50,841      55,488
                                                              ----------  ----------  ----------  ----------  ----------
                                                              $   84,609  $  102,125  $  191,017  $  198,900  $  123,199
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
Income Before Provision for Income Taxes:
  Imaging and Inspection....................................  $      756  $    3,056  $    1,580  $    7,422  $    9,219
  Temperature Control.......................................       1,378       4,498       7,070       6,698          --
  Test and Measurement......................................       1,145       1,184        (967)      2,713       3,942
  Corporate (a).............................................        (995)     (1,095)     (1,740)     (2,908)     (2,436)
                                                              ----------  ----------  ----------  ----------  ----------
  Total operating income....................................       2,284       7,643       5,943      13,925      10,725
  Interest and other income (expense), net..................      (1,213)     (1,603)     (2,291)     (3,525)        162
                                                              ----------  ----------  ----------  ----------  ----------
                                                              $    1,071  $    6,040  $    3,652  $   10,400  $   10,887
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
Total Assets:
  Imaging and Inspection....................................                          $  110,695  $  104,026  $   84,547
  Temperature Control.......................................                              77,356      83,509          --
  Test and Measurement......................................                              42,227      43,658      50,926
  Corporate (b).............................................                              19,604      22,204      17,012
                                                                                      ----------  ----------  ----------
                                                                                      $  249,882  $  253,397  $  152,485
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------
Depreciation and Amortization:
  Imaging and Inspection....................................                          $    3,019  $    2,896  $    2,109
  Temperature Control.......................................                               2,469       1,911          --
  Test and Measurement......................................                               1,582       1,808       2,384
  Corporate.................................................                                   3          --          --
                                                                                      ----------  ----------  ----------
                                                                                      $    7,073  $    6,615  $    4,493
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------
Capital Expenditures:
  Imaging and Inspection....................................                          $    1,083  $    1,857  $    2,215
  Temperature Control.......................................                                 477         516          --
  Test and Measurement......................................                                 621         222         547
  Corporate.................................................                                  18          --          --
                                                                                      ----------  ----------  ----------
                                                                                      $    2,199  $    2,595  $    2,762
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------

                           THERMOSPECTRA CORPORATION

12. BUSINESS SEGMENTS AND GEOGRAPHICAL INFORMATION (CONTINUED)

                                                                                         1998        1997        1996
                                                                                      ----------  ----------  ----------
                                                                                                (IN THOUSANDS)

GEOGRAPHICAL INFORMATION

Revenues (c):
  United States.............................................                          $  165,363  $  176,717  $   94,493
  Germany...................................................                              11,495      12,217      14,673
  England...................................................                              10,853      12,546      14,260
  Other.....................................................                              29,324      25,393      19,291
  Transfers among geographical areas (d)....................                             (26,018)    (27,973)    (19,518)
                                                                                      ----------  ----------  ----------
                                                                                      $  191,017  $  198,900  $  123,199
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------

Long-lived Assets (e):
  United States.............................................                          $   18,462  $   20,684  $   20,361
  International.............................................                                 863       2,104       2,190
                                                                                      ----------  ----------  ----------
                                                                                      $   19,325  $   22,788  $   22,551
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------
Export Revenues Included in United States Revenues Above
  (f).......................................................                          $   59,413  $   59,433  $   36,472
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------

------------------------

(a) Primarily general and administrative expenses.

(b) Primarily cash, cash equivalents, and available-for-sale investments.

(c) Revenues are attributed to countries based on selling location.

(d) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(e) Includes property, plant, and equipment, net, and other long-term tangible assets.

(f) In general, export revenues are denominated in U.S. dollars.

                           THERMOSPECTRA CORPORATION

13. EARNINGS PER SHARE

    Basic and diluted earnings per share were calculated as follows:


                                                   SIX MONTHS ENDED
                                                 --------------------
                                                  JULY 3,    JULY 4,
                                                   1999       1998       1998       1997       1996
                                                 ---------  ---------  ---------  ---------  ---------
                                                     (UNAUDITED)
                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC
Net income.....................................  $     556  $   3,560  $   1,825  $   5,848  $   6,617
                                                 ---------  ---------  ---------  ---------  ---------
Weighted Average Shares........................     15,338     15,322     15,324     14,694     12,437
                                                 ---------  ---------  ---------  ---------  ---------
Basic Earnings per Share.......................  $     .04  $     .23  $     .12  $     .40  $     .53
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
DILUTED
Net Income.....................................  $     556  $   3,560  $   1,825  $   5,848  $   6,617
                                                 ---------  ---------  ---------  ---------  ---------
Weighted Average Shares........................     15,338     15,322     15,324     14,694     12,437
Effect of Stock Options........................         92         22         30        112        133
                                                 ---------  ---------  ---------  ---------  ---------
Weighted Average Shares, as Adjusted...........     15,430     15,344     15,354     14,806     12,570
                                                 ---------  ---------  ---------  ---------  ---------
Diluted Earnings per Share.....................  $     .04  $     .23  $     .12  $     .39  $     .53
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------


    The computation of diluted earnings per share for each period excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 2, 1999, there were 311,075 of such options outstanding, with exercise prices ranging from $11.03 to $17.15 per share.

14. COMPREHENSIVE INCOME

    During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "Other comprehensive items, net," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses from available-for-sale investments.

    Accumulated other comprehensive items in the accompanying balance sheet consists of:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Cumulative Translation Adjustment..........................................  $    (623) $  (1,035)
Net Unrealized Gain on Available-for-sale Investments......................         --         27
                                                                             ---------  ---------
                                                                             $    (623) $  (1,008)
                                                                             ---------  ---------
                                                                             ---------  ---------

                           THERMOSPECTRA CORPORATION

15. UNAUDITED QUARTERLY INFORMATION

1998                                                        FIRST     SECOND    THIRD(A)     FOURTH
--------------------------------------------------------  ---------  ---------  ---------  -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues................................................  $  53,067  $  49,058  $  44,052   $  44,840
Gross Profit............................................     22,670     20,624     16,485      20,323
Net Income (Loss).......................................      2,072      1,488     (2,503)        768
Basic and Diluted Earnings (Loss) per Share.............        .14        .10       (.16)        .05


1997                                                      FIRST(B)    SECOND      THIRD     FOURTH(C)
--------------------------------------------------------  ---------  ---------  ---------  -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues................................................  $  37,177  $  49,692  $  52,271   $  59,760
Gross Profit............................................     16,275     21,702     20,249      24,927
Net Income..............................................      1,188      1,337        705       2,618
Basic and Diluted Earnings per Share....................        .09        .09        .05         .17

------------------------

(a) Reflects a $5.4 million pretax charge for restructuring and related costs.

(b) Reflects the March 1997 acquisitions of NESLAB and PSI.

(c) Reflects a $2.2 million gain from the sale of the Company's Linac business.

16. SUBSEQUENT EVENTS

PROPOSED MERGER


    On May 21, 1999, the Company entered into a definitive agreement and plan of merger with Thermo Instrument pursuant to which Thermo Instrument would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Instrument and Thermo Electron in exchange for $16.00 in cash per share, without interest. Following the merger, the Company's common stock would cease to be publicly traded. The Board of Directors of the Company unanimously approved the merger agreement based on a recommendation by a special committee of the Board of Directors, consisting solely of outside directors of the Company. The special committee's recommendation was based on extensive negotiations, related to the pricing and terms of this proposed transaction, with representatives of Thermo Instrument. The completion of this merger is subject to certain conditions, including shareholder approval of the merger agreement and the completion of review by the Securities and Exchange Commission of certain required filings. Thermo Electron and Thermo Instrument intend to vote all of their shares of common stock of the Company in favor of approval of the merger agreement and, therefore, approval of the merger agreement is assured. This merger is expected to be completed in the fourth quarter of 1999.


CASH MANAGEMENT ARRANGEMENT

    Effective June 1, 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in

                           THERMOSPECTRA CORPORATION


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)


16. SUBSEQUENT EVENTS (CONTINUED)

the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.



    In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Company has no borrowings under this arrangement as of July 3, 1999.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                         THERMO INSTRUMENT SYSTEMS INC.
                           TS ACQUISITION CORPORATION
                                      AND
                           THERMOSPECTRA CORPORATION
                            DATED AS OF MAY 21, 1999

ARTICLE I THE MERGER......................................................................        A-4

1.1.       The Merger.....................................................................        A-4
1.2.       Effective Time; Closing........................................................        A-4
1.3.       Effect of the Merger...........................................................        A-5
1.4.       Certificate of Incorporation; Bylaws...........................................        A-5
1.5.       Directors and Officers.........................................................        A-5
1.6.       Effect on Capital Stock........................................................        A-5
1.7.       Surrender of Certificates......................................................        A-6
1.8.       No Further Ownership Rights in ThermoSpectra Common Stock......................        A-7
1.9.       Lost, Stolen or Destroyed Certificates.........................................        A-7
1.10.      Dissenting Shares..............................................................        A-7
1.11.      Taking of Necessary Action; Further Action.....................................        A-7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THERMOSPECTRA................................        A-8

2.1.       Organization of ThermoSpectra..................................................        A-8
2.2.       ThermoSpectra Capital Structure................................................        A-8
2.3.       Authority......................................................................        A-8
2.4.       Board Approval.................................................................        A-9
2.5.       Fairness Opinion...............................................................        A-9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THERMO INSTRUMENT AND
 MERGER SUB...............................................................................        A-9

3.1.       Organization...................................................................        A-9
3.2.       Authority......................................................................        A-9
3.3.       Financial Resources............................................................       A-10

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................................       A-10

4.1.       Conduct of Business by ThermoSpectra...........................................       A-10
4.2.       Certain Actions by ThermoSpectra...............................................       A-10

ARTICLE V ADDITIONAL AGREEMENTS...........................................................       A-11

5.1.       Schedule 13E-3; Proxy Statement; Other Filings.................................       A-11
5.2.       Meeting of ThermoSpectra Stockholders..........................................       A-12
5.3.       Access to Information..........................................................       A-13
5.4.       Public Disclosure..............................................................       A-13
5.5.       Legal Requirements.............................................................       A-13
5.6.       Notification of Certain Matters................................................       A-13
5.7.       Best Efforts and Further Assurances............................................       A-13
5.8.       Stock Option and Employee Stock Purchase Plans.................................       A-13
5.9.       Thermo Instrument Form S-8.....................................................       A-14
5.10.      Indemnification; Insurance.....................................................       A-14
5.11.      Deferred Compensation Plan.....................................................       A-15

ARTICLE VI CONDITIONS TO THE MERGER.......................................................       A-15

6.1.       Conditions to Obligations of Each Party to Effect the Merger...................       A-15
6.2.       Additional Conditions to Obligations of ThermoSpectra..........................       A-15
6.3.       Additional Conditions to the Obligations of Thermo Instrument and Merger              A-16
           Sub............................................................................

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................................       A-16

7.1.       Termination....................................................................       A-16
7.2.       Notice of Termination; Effect of Termination...................................       A-17
7.3.       Fees and Expenses..............................................................       A-17
7.4.       Amendment......................................................................       A-17
7.5.       Extension; Waiver..............................................................       A-17

ARTICLE VIII GENERAL PROVISIONS...........................................................       A-18

8.1.       Non-Survival of Representations and Warranties.................................       A-18
8.2.       Notices........................................................................       A-18
8.3.       Counterparts...................................................................       A-18
8.4.       Entire Agreement...............................................................       A-18
8.5.       Severability...................................................................       A-19
8.6.       Other Remedies; Specific Performance...........................................       A-19
8.7.       Governing Law..................................................................       A-19
8.8.       Assignment.....................................................................       A-19

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of May 21, 1999 is by and among Thermo Instrument Systems Inc., a Delaware corporation ("Thermo Instrument"), TS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Instrument ("Merger Sub"), and ThermoSpectra Corporation, a Delaware corporation ("ThermoSpectra").

                                    RECITALS

    A. Thermo Instrument and its parent, Thermo Electron Corporation ("Thermo Electron"), own approximately 82% and 10%, respectively, of the outstanding shares of common stock, par value $.01 per share, of ThermoSpectra (the "ThermoSpectra Common Stock"), and Thermo Instrument desires to acquire the remaining outstanding shares of ThermoSpectra Common Stock.

    B. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermo Instrument and ThermoSpectra will enter into a business combination transaction pursuant to which Merger Sub will merge with and into ThermoSpectra (the "Merger").

    C. The Board of Directors of Thermo Instrument (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Instrument, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    D. The Board of Directors of ThermoSpectra, on the recommendation of a special committee of the Board of Directors consisting of all directors of ThermoSpectra that are not (a) officers or directors of Thermo Instrument or Thermo Electron or (b) officers of ThermoSpectra (the "Special Committee") that this Agreement, including the Exchange Price (as defined below), is fair to, and in the best interests of, the stockholders of ThermoSpectra (other than Thermo Instrument and Thermo Electron), (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of ThermoSpectra and fair to, and in the best interests of, ThermoSpectra and its stockholders, (ii) has approved and deemed advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended the approval of this Agreement by the stockholders of ThermoSpectra.

    E. Thermo Instrument, ThermoSpectra and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into ThermoSpectra, the separate corporate existence of Merger Sub shall cease and ThermoSpectra shall continue as the surviving corporation. ThermoSpectra as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) ThermoSpectra shall deliver to Thermo Instrument the various certificates and instruments required under Article VI, (ii) Thermo Instrument and Merger Sub shall deliver to ThermoSpectra the various certificates and instruments required under Article VI and (iii) ThermoSpectra and Merger Sub shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware.

    1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of ThermoSpectra and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ThermoSpectra and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4.  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) At the Effective Time, the Certificate of Incorporation of ThermoSpectra, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

        (b) The Bylaws of ThermoSpectra, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5. DIRECTORS AND OFFICERS. The directors of ThermoSpectra immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of ThermoSpectra immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

    1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, ThermoSpectra or the holders of any of the following securities:

        (a) CONVERSION OF THERMOSPECTRA COMMON STOCK. Each share of ThermoSpectra Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of ThermoSpectra Common Stock held in the treasury of ThermoSpectra, by Thermo Instrument or Thermo Electron or Dissenting Shares, as defined in Section 1.10 hereof) will be automatically converted into the right to receive Sixteen Dollars ($16.00) in cash (the "Exchange Price") upon surrender of the certificate representing such share of ThermoSpectra Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

        (b) STOCK OPTIONS. All options to purchase ThermoSpectra Common Stock then outstanding under the Park Scientific Instruments Corporation 1988 Incentive Stock Plan, ThermoSpectra's Equity Incentive Plan, ThermoSpectra's Employees Equity Incentive Plan and ThermoSpectra's Directors' Stock Option Plan, each as amended (together, the "ThermoSpectra Stock Option Plans"), shall be converted into options to purchase Thermo Instrument common stock, par value $.10 per share ("Thermo Instrument Common Stock"), in accordance with Section 5.8 hereof.

        (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

        (d) TREASURY STOCK; AFFILIATE STOCK. Each share of ThermoSpectra Common Stock issued and outstanding and owned by Thermo Instrument and Thermo Electron shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. All treasury shares held by ThermoSpectra immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

        (e) ADJUSTMENTS TO EXCHANGE PRICE. The Exchange Price shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ThermoSpectra Common Stock), recapitalization or other like change without receipt of consideration with respect to ThermoSpectra Common Stock occurring on or after the date hereof and prior to the Effective Time.

    1.7.  SURRENDER OF CERTIFICATES.

        (a) PAYMENT AGENT. Thermo Instrument shall authorize one or more persons to act as the payment agent (the "Payment Agent") in the Merger.

        (b) THERMO INSTRUMENT TO PROVIDE EXCHANGE CONSIDERATION. Immediately prior to the Effective Time, Thermo Instrument shall deposit with the Payment Agent, in trust for the benefit of the holders of certificates (the "Certificates") representing shares of ThermoSpectra Common Stock converted pursuant to Section 1.6(a) for payment in accordance with this Article I, cash in an amount equal to the product of the Exchange Price multiplied by the number of shares of ThermoSpectra Common Stock entitled to conversion for payment pursuant to Section 1.6(a).

        (c) EXCHANGE PROCEDURES. Promptly after, and in no event more than five days after, the Effective Time, Thermo Instrument shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Thermo Instrument may reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for the Exchange Price. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Thermo Instrument, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the Exchange Price multiplied by the number of shares of ThermoSpectra Common Stock represented by such Certificate, without interest, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive payment of the Exchange Price for each share of ThermoSpectra Common Stock represented on such Certificate.

        (d) TRANSFERS OF OWNERSHIP. If payment of the Exchange Price is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Instrument or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the satisfaction of Thermo Instrument or any agent designated by it that such tax has been paid or is not payable.

        (e)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Payment Agent, Thermo Instrument, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of ThermoSpectra Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f) RESPONSIBILITY; TERM. The Payment Agent shall make the payments referred to in Section 1.6(a) out of the funds supplied by Thermo Instrument. Promptly following the date that is six months after the Effective Date, the Payment Agent shall, upon request by Thermo Instrument, deliver to Thermo Instrument all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of ThermoSpectra Common Stock may surrender such Certificate to Thermo Instrument and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Exchange Price multiplied by the number of shares of ThermoSpectra Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against Thermo Instrument than as may be accorded to general creditors of Thermo Instrument under applicable law.

    1.8. NO FURTHER OWNERSHIP RIGHTS IN THERMOSPECTRA COMMON STOCK. All amounts paid upon the surrender of shares of ThermoSpectra Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of ThermoSpectra Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of ThermoSpectra Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for rights to receive the applicable aggregate Exchange Price as provided in this Article I.

    1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay the aggregate Exchange Price in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Instrument or the Payment Agent may reasonably direct as indemnity against any claim that may be made against Thermo Instrument or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Instrument waives such requirement in writing.

    1.10. DISSENTING SHARES. Notwithstanding any other provision of this Agreement, shares of ThermoSpectra Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal of such shares in accordance with DGCL
Section 262 and who shall not have withdrawn such demand or otherwise forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Price. Such stockholders shall, as of the Effective Time, cease to retain any rights with respect to the ThermoSpectra Common Stock, except as provided in the DGCL, including the right to receive payment of the appraised value of the shares held by them in accordance with the provisions of Section 262, provided that all Dissenting Shares held by stockholders (i) who shall have failed to perfect or lost their rights to appraisal of such shares under Section 262, or (ii) who have withdrawn their demand for appraisal within 60 days after the Effective Date and accept the terms offered upon the Merger in accordance with Section 262(e), shall thereupon be, or be deemed to have been, converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Exchange Price, upon surrender, in the manner provided in
Section 1.7, of the Certificates that formerly evidenced such shares without the prior consent of Thermo Instrument.

    1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ThermoSpectra and Merger Sub, the officers and directors of ThermoSpectra and

Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THERMOSPECTRA

    ThermoSpectra represents and warrants to Thermo Instrument and Merger Sub as follows:

    2.1. ORGANIZATION OF THERMOSPECTRA. ThermoSpectra and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by ThermoSpectra to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on ThermoSpectra.

    2.2. THERMOSPECTRA CAPITAL STRUCTURE. The authorized capital stock of ThermoSpectra consists of 25,000,000 shares of Common Stock, par value $.01 per share, of which there were 15,335,839 shares issued and outstanding as of April 3, 1999, and 423 shares in treasury as of April 3, 1999. All outstanding shares of ThermoSpectra Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of ThermoSpectra or any agreement or document to which ThermoSpectra is a party or by which it is bound. As of May 5, 1999, an aggregate of 1,650,043 shares of ThermoSpectra Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to the ThermoSpectra Stock Option Plans, under which options are outstanding for an aggregate of 1,188,655 shares. All shares of ThermoSpectra Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

    2.3.  AUTHORITY.

        (a) ThermoSpectra has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ThermoSpectra, subject only to the adoption of this Agreement by ThermoSpectra's stockholders and the filing and recording of the Certificate of Merger pursuant to the DGCL. Under the DGCL, ThermoSpectra's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of ThermoSpectra Common Stock. This Agreement has been duly executed and delivered by ThermoSpectra, and assuming the due authorization, execution and delivery by Thermo Instrument and Merger Sub, constitutes the valid and binding obligation of ThermoSpectra, enforceable in accordance with its terms. The execution and delivery of this Agreement by ThermoSpectra do not, and the performance of this Agreement by ThermoSpectra will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of ThermoSpectra, (ii) subject to obtaining the adoption by ThermoSpectra's stockholders of this Agreement as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to ThermoSpectra or any of its material subsidiaries or by which its or their respective properties is bound, or
    (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of ThermoSpectra or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of ThermoSpectra or any of its material subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ThermoSpectra or any of its material subsidiaries is a party or by which ThermoSpectra or any of its material subsidiaries or its or any of their properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a material adverse effect on ThermoSpectra or the Surviving Corporation.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to ThermoSpectra in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware,
    (ii) the filing of the Proxy Statement (as defined in Section 5.1) and the
    Schedule 13E-3 (as defined in Section 5.1) with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    2.4. BOARD APPROVAL. The Board of Directors of ThermoSpectra, upon recommendation of the Special Committee that this Agreement, including the Exchange Price, is fair to, and in the best interests of, the stockholders of ThermoSpectra (other than Thermo Instrument and Thermo Electron), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to, and in the best interests of, ThermoSpectra and its stockholders, and
(iii) determined to recommend that the stockholders of ThermoSpectra approve this Agreement.

    2.5. FAIRNESS OPINION. The Special Committee of ThermoSpectra has received an opinion from Tucker Anthony Incorporated dated May 21, 1999 that, as of such date, the consideration to be received by ThermoSpectra's stockholders in the Merger is fair, from a financial point of view, to ThermoSpectra's stockholders other than Thermo Instrument and Thermo Electron.

                                  ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THERMO INSTRUMENT AND MERGER SUB

    Thermo Instrument and Merger Sub represent and warrant to ThermoSpectra as follows:

    3.1. ORGANIZATION. Thermo Instrument is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Thermo Instrument or Merger Sub.

    3.2.  AUTHORITY.

        (a) Each of Thermo Instrument and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Instrument and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermo Instrument and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by ThermoSpectra, this Agreement constitutes the valid and binding obligation of each of Thermo Instrument and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermo Instrument and Merger Sub do not, and the performance of this Agreement by each of Thermo Instrument and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Instrument or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in
    Section 3.2(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Instrument or any of its material subsidiaries (including Merger Sub, but excluding ThermoSpectra and its subsidiaries) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Instrument's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Instrument or any of its material subsidiaries (including Merger Sub, but excluding ThermoSpectra and its subsidiaries) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Instrument or any of its material subsidiaries (including Merger Sub, but excluding ThermoSpectra and its subsidiaries) is a party or by which Thermo Instrument or any of its material subsidiaries (including Merger Sub, but excluding ThermoSpectra and its subsidiaries) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and
    (iii), for any such conflicts, violations, defaults or other occurrences that would not have a material adverse effect on Thermo Instrument or Merger Sub.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermo Instrument or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Schedule 13E-3 (as defined in Section 5.1) with the SEC in accordance with the Exchange Act, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    3.3. FINANCIAL RESOURCES. Thermo Instrument has the financial resources to consummate the transactions contemplated by this Agreement and to pay the consideration in the Merger provided for in Section 1.6(a).

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1. CONDUCT OF BUSINESS BY THERMOSPECTRA. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, ThermoSpectra shall, except as otherwise contemplated by this Agreement or consented to by Thermo Instrument, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    4.2.  CERTAIN ACTIONS BY THERMOSPECTRA.  In addition, notwithstanding
Section 4.1 above, without the prior consent of Thermo Instrument, ThermoSpectra shall not do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

        (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan;

        (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of ThermoSpectra Common Stock pursuant to the exercise of stock options therefor;

        (f) Cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws;

        (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

        (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of ThermoSpectra;

        (i) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

        (j) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with policies and past practices;

        (k) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

        (l)  Make any grant of exclusive rights to any third party; or

        (m) Agree in writing or otherwise to take any of the actions described in this Section 4.2.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1.  SCHEDULE 13E-3; PROXY STATEMENT; OTHER FILINGS.

        (a) ThermoSpectra agrees that the information supplied by ThermoSpectra for inclusion or incorporation by reference in the Rule 13e-3 Transaction Statement on Schedule 13E-3 (such Schedule, as amended or supplemented, is referred to herein as the "Schedule 13E-3") or the proxy statement to be sent to the stockholders of ThermoSpectra in connection with the meeting of ThermoSpectra's stockholders to consider the adoption of this Agreement and approval of the Merger

    (the "ThermoSpectra Stockholders' Meeting") (such proxy statement, as amended or supplemented, is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to ThermoSpectra's stockholders and at the time of the ThermoSpectra Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the ThermoSpectra Stockholders' Meeting or the Schedule 13E-3 that has become false or misleading.

        (b) Thermo Electron, Thermo Instrument and Merger Sub agree that the information supplied by Thermo Electron, Thermo Instrument and Merger Sub for inclusion in the Schedule 13E-3 and the Proxy Statement shall not, on the date the Proxy Statement is first mailed to ThermoSpectra's stockholders, and at the time of the ThermoSpectra Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the ThermoSpectra Stockholders' Meeting or the Schedule 13E-3 that has become false or misleading.

        (c) As promptly as practicable after the execution of this Agreement, Thermo Electron, Thermo Instrument and ThermoSpectra will jointly prepare and file with the SEC the Schedule 13E-3 and the Proxy Statement. Thermo Electron, Thermo Instrument and ThermoSpectra will cause the Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of ThermoSpectra at the earliest practicable time. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Schedule 13E-3 or the Proxy Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Schedule 13E-3 or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of ThermoSpectra, such amendment or supplement.

        (d) The Proxy Statement will include the recommendation of the Board of Directors of ThermoSpectra in favor of approval of this Agreement (except that the Board of Directors of ThermoSpectra may withdraw, modify or refrain from making such recommendation to the extent that the Board determines in good faith on the written advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so).

    5.2. MEETING OF THERMOSPECTRA STOCKHOLDERS. Promptly after the date hereof, ThermoSpectra will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the ThermoSpectra Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless otherwise required by the fiduciary duties of the ThermoSpectra Board of Directors, ThermoSpectra will use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Each of Thermo Instrument and Thermo Electron shall vote, or cause to be voted, all of the ThermoSpectra Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

    5.3. ACCESS TO INFORMATION. ThermoSpectra will afford Thermo Instrument and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of ThermoSpectra during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of ThermoSpectra, as Thermo Instrument may reasonably request. Thermo Instrument agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Thermo Instrument shall not be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by Thermo Instrument or Merger Sub in violation of this Agreement, (ii) which was available to Thermo Instrument on a nonconfidential basis prior to disclosure to Thermo Instrument, or (iii) which becomes available to Thermo Instrument on a nonconfidential basis from a source other than ThermoSpectra.

    5.4. PUBLIC DISCLOSURE. Thermo Instrument and ThermoSpectra will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

    5.5. LEGAL REQUIREMENTS. Each of Thermo Instrument, Merger Sub and ThermoSpectra will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Thermo Instrument and Merger Sub will give prompt notice to ThermoSpectra, and ThermoSpectra will give prompt notice to Thermo Instrument, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause
(a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Instrument and Merger Sub or ThermoSpectra, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Instrument and ThermoSpectra under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.8.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS.

        (a) At the Effective Time, each outstanding option to purchase shares of ThermoSpectra Common Stock (each a "ThermoSpectra Stock Option") under the ThermoSpectra Stock Option Plans, whether or not exercisable, will be assumed by Thermo Instrument. Each ThermoSpectra Stock

    Option so assumed by Thermo Instrument under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable ThermoSpectra Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each ThermoSpectra Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Instrument Common Stock equal to the product of the number of shares of ThermoSpectra Common Stock that were issuable upon exercise of such ThermoSpectra Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Exchange Price and the denominator of which is the closing price of the Thermo Instrument Common Stock on the day immediately preceding the Effective Date as reported by the American Stock Exchange, rounded down to the nearest whole number of shares of Thermo Instrument Common Stock, and
    (ii) the per share exercise price for the shares of Thermo Instrument Common Stock issuable upon exercise of such assumed ThermoSpectra Stock Option will be equal to the quotient determined by dividing the exercise price per share of ThermoSpectra Common Stock at which such ThermoSpectra Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Instrument will issue to each holder of an outstanding ThermoSpectra Stock Option a notice describing the foregoing assumption of such ThermoSpectra Stock Option by Thermo Instrument.

        (b) At the Effective Time, each outstanding option to purchase shares of ThermoSpectra Common Stock (each, a "ThermoSpectra ESPP Stock Option") under the ThermoSpectra Employees' Stock Purchase Plan ("ThermoSpectra ESPP") will be assumed by Thermo Instrument. Each ThermoSpectra ESPP Stock Option so assumed by Thermo Instrument will continue to have, and be subject to, the same terms and conditions as are set forth in the ThermoSpectra ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Instrument Common Stock; (ii) the purchase price per share of Thermo Instrument Common Stock shall be the lower of (A) eighty-five percent (85%) of (x) the per-share Market Value of ThermoSpectra Common Stock on the Grant Date divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and
    (B) eighty-five percent (85%) of the Market Value of Thermo Instrument Common Stock as of the Exercise Date; and (iii) the $25,000 limit under
    Section 9.2(i) of the ThermoSpectra ESPP shall be applied by taking into account Thermo Instrument's assumption of the ThermoSpectra ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations. For purposes of this subsection, "Market Value," "Grant Date," and "Exercise Date" shall have the meaning given them in the ThermoSpectra ESPP.

        (c) Thermo Instrument will reserve sufficient shares of Thermo Instrument Common Stock for issuance under this Section 5.8.

    5.9. THERMO INSTRUMENT FORM S-8. Thermo Instrument agrees to file a registration statement on Form S-8 or, if required, an amendment to Thermo Instrument's then effective registration statement on Form S-8, for (i) the shares of Thermo Instrument Common Stock issuable with respect to the assumed ThermoSpectra Stock Options no later than the Closing Date and (ii) for the shares of Thermo Instrument Common Stock issuable with respect to the assumed ThermoSpectra ESPP Stock Options no later than October 31, 1999, and shall, in each case, keep such registration statement effective for so long as any such options remain outstanding.

    5.10.  INDEMNIFICATION; INSURANCE.

        (a) From and for a period of six (6) years after the Effective Time, Thermo Instrument will and will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of ThermoSpectra pursuant to the provisions of the Certificate of Incorporation and the Bylaws of ThermoSpectra as in effect immediately prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of ThermoSpectra, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors or officers of ThermoSpectra, unless such modification is required by law.

        (b) For a period of six (6) years after the Effective Time, Thermo Instrument shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those ThermoSpectra directors and officers currently covered by Thermo Electron's liability insurance policy with coverage providing substantially the same amount and scope as existing coverage for such ThermoSpectra directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable and payable by ThermoSpectra (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

    5.11. DEFERRED COMPENSATION PLAN. At the Effective Time, the ThermoSpectra deferred compensation plan for directors (the "Deferred Compensation Plan") will terminate, and ThermoSpectra will distribute to each participant the sum in cash equal to the balance of stock units credited to his or her deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Exchange Price.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of ThermoSpectra.

        (b) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THERMOSPECTRA. The obligations of ThermoSpectra to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
ThermoSpectra:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Instrument and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermo Instrument; and ThermoSpectra shall have received a certificate to such effect signed on behalf of Thermo Instrument by the President, Chief Executive Officer or Vice President of Thermo Instrument; and

        (b) AGREEMENTS AND COVENANTS. Thermo Instrument and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and ThermoSpectra shall have received a certificate to such effect signed on behalf of Thermo Instrument by the President, Chief Executive Officer or Vice President of Thermo Instrument.

    6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO INSTRUMENT AND MERGER SUB. The obligations of Thermo Instrument and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Instrument:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ThermoSpectra contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on ThermoSpectra; and Thermo Instrument and Merger Sub shall have received a certificate to such effect signed on behalf of ThermoSpectra by the President, Chief Executive Officer or Vice President of ThermoSpectra; and

        (b) AGREEMENTS AND COVENANTS. ThermoSpectra shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Instrument shall have received a certificate to such effect signed on behalf of ThermoSpectra by the President, Chief Executive Officer or Vice President of ThermoSpectra.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of ThermoSpectra:

        (a) by mutual written consent duly authorized by the Boards of Directors of Thermo Instrument and ThermoSpectra (upon approval of the Special Committee);

        (b) by either ThermoSpectra (upon approval of the Special Committee) or Thermo Instrument if the Merger shall not have been consummated by October 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

        (c) by either ThermoSpectra (upon approval of the Special Committee) or Thermo Instrument if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by either ThermoSpectra (upon approval of the Special Committee) or Thermo Instrument if the required approval of the stockholders of ThermoSpectra contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to ThermoSpectra where the failure to obtain stockholder approval of ThermoSpectra shall have been caused by the action or failure to act of ThermoSpectra in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Instrument where the failure to obtain the requisite vote by the stockholders of ThermoSpectra shall have been caused by the failure of Thermo Instrument or Thermo Electron to vote their respective shares of ThermoSpectra Common Stock in favor of the Merger and this Agreement);

        (e) by ThermoSpectra if the ThermoSpectra Board of Directors (upon approval of the Special Committee) determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so;

        (f) by ThermoSpectra (upon approval of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Instrument set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Instrument within ten (10) business days following receipt by Thermo Instrument of written notice of such breach from ThermoSpectra; or

        (g) by Thermo Instrument, upon a breach of any representation, warranty, covenant or agreement on the part of ThermoSpectra set forth in this Agreement, if (i) as a result of such breach the conditions set forth in
    Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by ThermoSpectra within ten (10) business days following receipt by ThermoSpectra of written notice of such breach from Thermo Instrument.

    7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) the confidentiality obligations of Thermo Instrument contained in Section 5.3 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

    7.3. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that ThermoSpectra may not amend this Agreement without the approval of the Special Committee.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that ThermoSpectra may not take any such actions without the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of ThermoSpectra, Thermo Instrument and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       (a) if to Thermo Instrument or Merger Sub, to:
       Thermo Instrument Systems Inc.
       860 West Airport Freeway, Suite 301
       Hurst, TX 76054
       Attention: President
       Telephone: (817) 485-6663
       Facsimile: (817) 485-8256

       with a copy to:
       Thermo Electron Corporation
       81 Wyman Street
       Waltham, MA 02454
       Attention: General Counsel
       Telephone: (781) 622-1000
       Facsimile: (781) 622-1283

       (b) if to ThermoSpectra, to:

       ThermoSpectra Corporation
       8 East Forge Parkway
       Franklin, MA 02038
       Attention: President
       Telephone: (508) 528-0551
       Facsimile: (508) 520-9570

       with a copy to:

       Goodwin, Procter & Hoar LLP
       Exchange Place
       Boston, MA 02109
       Attention: Richard A. Soden, Esq.
       Telephone: (617) 570-1533
       Facsimile: (617) 523-1231

    8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

    8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

    8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

                 [The rest of this page intentionally left blank.]

    IN WITNESS WHEREOF, Thermo Instrument, Merger Sub and ThermoSpectra have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                THERMO INSTRUMENT SYSTEMS INC.

                                By:  /s/ EARL R. LEWIS
                                     -----------------------------------------
                                     Name: Earl R. Lewis
                                     Title: President and Chief Executive
                                     Officer

                                TS ACQUISITION CORPORATION

                                By:  /s/ EARL R. LEWIS
                                     -----------------------------------------
                                     Name: Earl R. Lewis
                                     Title: President

                                THERMOSPECTRA CORPORATION

                                By:  /s/ THEO MELAS-KYRIAZI
                                     -----------------------------------------
                                     Name: Theo Melas-Kyriazi
                                     Title: Chairman of the Board and Chief
                                            Financial Officer

    Thermo Electron Corporation joins this Agreement for the specific purpose of consenting to the provisions of Section 1.6 hereof and agreeing to perform its obligations under Sections 5.1 and 5.2 hereof.

                                THERMO ELECTRON CORPORATION

                                By:  /s/ SANDRA L. LAMBERT
                                     -----------------------------------------
                                     Name: Sandra L. Lambert
                                     Title: Vice President and Secretary

                                                                      APPENDIX B

                                 TUCKER CLEARY

May 21, 1999

Special Committee of the Board of Directors
ThermoSpectra Corporation
8 East Forge Parkway
Franklin, MA 02038

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the minority shareholders of ThermoSpectra Corporation (the "Company" or "THS") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and Thermo Instrument Systems Inc. ("THI"). We understand that at the time of the merger (the "Merger") each share of common stock, par value $0.01 per share of the Company (the "Common Stock"), other than shares held by dissenting shareholders, if any, will be converted into the right to receive $16.00 per share in cash.

    Tucker Anthony Cleary Gull ("Tucker Cleary") as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In connection with the procedures outlined herein and in the preparation of this fairness opinion, Tucker Cleary was not authorized by the Company to solicit, nor have we solicited, third party indications of interest for the acquisition of the Company. Tucker Cleary has not evaluated any indications of interest for the Company other than the proposal submitted by THI. Tucker Cleary will receive fees for the rendering of this opinion and any subsequent opinions issued in connection with the Merger.

    In arriving at our opinion, we have among other things:

    (i) Reviewed a draft of the Merger Agreement;

    (ii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended January 2, 1999 and the first quarter ending April 3, 1999;

   (iii) Held discussions with the senior management of the Company with respect to the Company's past and current financial performance, financial condition and future prospects;

    (iv) Reviewed certain internal financial and other data and other information of the Company, including financial projections prepared by management;

    (v) Reviewed historical trading activity and ownership data of the Common Stock and considered the prospects for dividends and price movement;

    (vi) Analyzed certain publicly available information of other companies that we deemed comparable or otherwise relevant to our inquiry, and compared the Company, from a financial point of view, with certain of these companies;

   (vii) Compared the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement with the consideration received by stockholders in other acquisitions of companies that we deemed comparable or otherwise relevant to our inquiry; and

  (viii) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company provided to us have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance and results and (ii) that such financial projections will be realized in the amounts and in the time periods currently estimated by management. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, nor did we verify any of the Company's books or records. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    This opinion is being furnished for the use and benefit of the Special Committee of the Board of Directors of the Company and is not a recommendation to the shareholders of the Company. Tucker Cleary has advised the Special Committee that it does not believe any person other than the Special Committee has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the minority holders of the Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

Very truly yours,
/s/ Tucker Anthony Cleary Gull
TUCKER ANTHONY CLEARY GULL

                                                                      APPENDIX C

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph(1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
     OF THE COMPANY, THERMO INSTRUMENT, THE MERGER SUB AND THERMO ELECTRON

    The following individuals are executive officers or directors of the Company, Thermo Instrument, the Merger Sub or Thermo Electron. Unless otherwise noted, all such individuals are citizens of the United States. Unless otherwise noted, the business address of each executive officer and director (i) of the Company is 8 East Forge Parkway, Franklin, Massachusetts 02038; (ii) of Thermo Instrument is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046;
(iii) of the Merger Sub is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046; and (iv) of Thermo Electron is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

CHRISTOPHER J. BARRON: Vice President

    Christopher J. Barron has been a vice president of the Company since its inception in August 1994 and president of Nicolet Instrument Technologies Inc. since August 1993. Mr. Barron held various positions within Nicolet Instrument Corporation from May 1988 to August 1993. Mr. Barron's business address is 5225 Verona Road, Building 4, Madison, Wisconsin 53711.

JOSEPH A. BAUTE: Director

    Joseph A. Baute has been a director of the Company since December 1998. Mr. Baute has been a consultant to Markem Corporation, a manufacturer of marking and printing machinery, specialty inks and printing elements since 1993. Mr. Baute was the chairman and chief executive officer of Markem Corporation from 1977 and 1979, respectively, until his retirement in 1993. He is also a director of Houghton-Mifflin Company, INSO Corporation and Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument.

DAVID J. BEAUBIEN: Director

    David J. Beaubien has been a director of the Company since December 1998. Since 1990, Mr. Beaubien has been the chairman of Yankee Environmental Systems Inc., a manufacturer of solar radiation monitoring instruments. From 1967 until his retirement in 1991, Mr. Beaubien was a senior vice president of EG&G Inc., a manufacturer of scientific instruments and manager of US government facilities. He served as director of the Kidder Peabody Family of Mutual Funds from 1983 to 1995 and of Oriel Instruments Corporation from 1990 to 1996. Mr. Beaubien is also a director of IEC Electronics, Inc., Paine Webber Pace Mutual Funds and ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument. Mr. Beaubien's business address is 101 Industrial Boulevard, Turner Falls, Massachusetts 01376.

ROBERT E. FINNIGAN: Director

    Robert E. Finnigan has been a director of the Company since April 1997. Dr. Finnigan served in various executive roles at and was a director of Finnigan Corporation, an analytical instrument manufacturer, from 1967 to 1990, when it was acquired by Thermo Instrument. Since 1990, he has served as a consultant, from time to time, to Thermo Instrument on technology issues, and as an advisor to Hambrecht & Quist's Environmental Technology Fund, a venture capital fund. He is also a director of Strategic Diagnostics Inc.

ELIAS P. GYFTOPOULOS: Director

    Elias P. Gyftopoulos has been a director of the Company since its inception in August 1994. He is Professor Emeritus at The Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron and the following affiliates of Thermo Electron: Thermo BioAnalysis Corporation, Thermo Cardiosystems Inc., ThermoLase Corporation, ThermoRetec Corporation, Thermo Vision Corporation and Trex Medical Corporation. Dr. Gyftopoulos' business address is The Massachusetts Institute of Technology, Room 24-109, 77 Massachusetts Avenue, Cambridge, Massachusetts 02139. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.

BARRY S. HOWE: President, Chief Executive Officer and Director

    Barry S. Howe has been the president, chief executive officer and a director of the Company since March 1998. Mr. Howe has been a vice president of Thermo Instrument since 1994. In March 1999, Mr. Howe was also named interim president of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation. He was chief executive officer, president and a director of Thermo BioAnalysis Corporation, a majority-owned subsidiary of Thermo Instrument that manufactures products for biochemical research, drug discovery and clinical laboratories, from February 1995 to March 1998. From September 1989 to December 1995, he served as the president of Thermo Separation Products Inc. and its predecessor, a manufacturer of chromatography instruments and a subsidiary of ThermoQuest Corporation, which in turn is a majority-owned subsidiary of Thermo Instrument. Mr. Howe is also a director of Thermo Optek Corporation. For further information, please see description under "Directors and Executive Officers of Thermo Instrument," below.

PAUL F. KELLEHER: Chief Accounting Officer

    Paul F. Kelleher has been the chief accounting officer of the Company since its inception in August 1994. He has been senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron. Mr. Kelleher also serves as the chief accounting officer of Thermo Instrument. Mr. Kelleher's business address is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046. For further information, please see descriptions under "Directors and Executive Officers of Thermo Instrument" and "Directors and Executive Officers of Thermo Electron," below.

EARL R. LEWIS: Director

    Earl R. Lewis has been a director of the Company since its inception in August 1994. He was the chairman of the board from June 1995 until March 1998 and was vice chairman of the board from August 1994 to June 1995. Mr. Lewis has been president and chief executive officer of Thermo Instrument since March 1997 and January 1998, respectively, and was chief operating officer of Thermo Instrument from January 1996 to January 1998. Prior to that time, he was executive vice president of Thermo Instrument from January 1996 to March 1997, senior vice president of Thermo Instrument from January 1994 to January 1996 and vice president of Thermo Instrument from March 1992 to January 1994. Mr. Lewis has been chief operating officer, measurement and detection, of Thermo Electron since September 1998. Prior to his appointment as chief operating officer, Mr. Lewis served as senior vice president of Thermo Electron from June 1998 to September 1998 and vice president from September 1996 to June 1998. Mr. Lewis served as chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in August 1995 to January 1998, and served as president of its predecessor, Thermo Jarrell Ash Corporation, for more than five years prior to 1995. Mr. Lewis is also the president and sole director of the Merger Sub. Mr. Lewis is also a director of SpectRx Inc. and the following affiliates of Thermo
Electron: FLIR Systems, Inc., Metrika Systems Corporation, ONIX Systems Inc., Spectra-Physics Lasers, Inc., Thermo BioAnalysis Corporation, Thermo Instrument, Thermo Optek Corporation, ThermoQuest Corporation and Thermo Vision Corporation. Mr. Lewis' business address is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046. For further information, please see descriptions under "Directors and Executive Officers of Thermo Instrument," "Director and Executive Officer of the Merger Sub" and "Directors and Executive Officers of Thermo Electron," below.

RONALD W. LINDELL: Vice President

    Ronald W. Lindell has been a vice president of the Company since its inception in August 1994 and president of Nicolet Imaging Systems, Inc. since January 1994. Mr. Lindell was a founder of Imaging Systems International, Inc. and its president from November 1992 to January 1994 when it was acquired by Thermo Instrument. From November 1989 to March 1992, he was senior vice president and general manager of the Industrial Products Division of IRT Corporation. Mr. Lindell's business address is 8221 Arjons Drive, Suite F, San Diego, California 92126.

RICHARD S. MELANSON: Senior Vice President

    Richard S. Melanson joined the Company in October 1997 and was named senior vice president in December 1997. Mr. Melanson also served as president of NESLAB Instruments, Inc. from November 1997 to January 1999. From July 1996 to September 1997, Mr. Melanson was vice president and general manager of Philips Electroscan Corporation, a supplier of scanning and transmission electron microscopes, semiconductor defect review tools and focused ion beam systems, with offices located at 66 Concord Street, Wilmington, Massachusetts 01887. Prior to that time, Mr. Melanson held a variety of positions at Electroscan Corporation, a venture capital financed high technology start-up, also with offices at 66 Concord Street, Wilmington, Massachusetts 01887, including president and chief executive officer, executive vice president and chief operating officer, and vice president of manufacturing, since 1986. Mr. Melanson's business address is 245 Winter Street, Suite 300, Waltham, Massachusetts 02451.

THEO MELAS-KYRIAZI: Chief Financial Officer and Chairman of the Board

    Theo Melas-Kyriazi has been a director of the Company since its inception in August 1994, chairman of the board since March 1998, and chief financial officer since January 1999. Mr. Melas-Kyriazi has also been vice president, corporate strategy of Thermo Electron since March 1998 and chief financial officer since January 1999, and chief financial officer of Thermo Instrument since January 1999. Prior to his appointment as a vice president at Thermo Electron, Mr. Melas-Kyriazi served as the Company's president and chief executive officer from its inception until March 1998. Mr. Melas-Kyriazi was treasurer of Thermo Instrument and Thermo Electron from 1988 to August 1994. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation, an affiliate of Thermo Electron. Mr. Melas-Kyriazi is a citizen of Greece. Mr. Melas-Kyriazi's business address is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046. For further information, please see descriptions under "Directors and Executive Officers of Thermo Instrument" and "Directors and Executive Officers of Thermo Electron," below.

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO INSTRUMENT

FRANK BORMAN: Director


    Frank Borman has been a director of Thermo Instrument since May 1986. Col. Borman has been the chairman of DBT Online, Inc. ("DBT"), a company engaged in the provision of integrated database services and related reports, and in the exploitation and enforcement of two laser patents, since August 1996. From September 1995 until August 1996, he served as the chief executive officer and a director of Patlex Corporation ("Patlex"), a company engaged in the exploitation and enforcement of two laser patents, which became a subsidiary of DBT in August 1996. Col. Borman served as the chairman and chief executive officer of Patlex from 1988 to December 1992, and as chairman of AutoFinance Group, Inc. ("AFG") from December 1992 to September 1995, during the period that Patlex was a subsidiary of AFG. Col. Borman is a member of the Board of Trustees of the National Geographic Society. He serves as a director of American Superconductor Corporation, The Home Depot, Inc. and Thermo Power Corporation, an affiliate of Thermo Electron. Col. Borman's business address is P.O. Box 1139, Fairacres, New Mexico 88033-1139.


RICHARD W.K. CHAPMAN: Senior Vice President

    Richard W.K. Chapman, has been the chief executive officer, president and a director of ThermoQuest Corporation, a majority-owned subsidiary of Thermo Instrument, since its inception in June 1995. He served as president of Finnigan Corporation ("Finnigan"), a subsidiary of ThermoQuest Corporation, from 1992 to 1995, and as marketing director of Finnigan from 1989 to 1995. He has been senior vice president of Thermo Instrument since July 1998 and was a vice president of Thermo Instrument from 1992 until July 1998. Dr. Chapman's business address is 2215 Grand Avenue Parkway, Austin, Texas 78728.

GEORGE N. HATSOPOULOS: Director

    George N. Hatsopoulos has been a director of Thermo Instrument since May 1986. From 1986 until March 1997, Dr. Hatsopoulos also served as chairman of the board of Thermo Instrument. Dr. Hatsopoulos has been the chairman of the board of directors of Thermo Electron since he founded Thermo Electron in 1956. He was also the chief executive officer and president of Thermo Electron from 1956 until June 1999 and January 1997, respectively. Dr. Hatsopoulos is also a director of Photoelectron Corporation and the following affiliates of Thermo
Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Optek Corporation, ThermoQuest Corporation and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a director of Thermo Instrument and a director and vice chairman of the board of directors of Thermo Electron. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.

JOHN N. HATSOPOULOS: Director

    John N. Hatsopoulos has been a director of Thermo Instrument since May 1986. He was its chief financial officer from 1988 until his retirement in December 1998. He was also vice president of Thermo Instrument from 1988 until 1997, and senior vice president from 1997 until 1998. Mr. Hatsopoulos has also been a director of Thermo Electron since September 1997 and the vice chairman of the board of directors of Thermo Electron since September 1998. He was the president of Thermo Electron from January 1997 until September 1998, its chief financial officer from 1988 until his retirement in December 1998, and an executive vice president from 1986 until 1997. Mr. Hatsopoulos is also a director of LOIS/USA Inc., US Liquids Inc. and the following affiliates of Thermo Electron:
Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Power Corporation and Thermo TerraTech Inc. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a director of Thermo Instrument and the chairman of the board of directors of Thermo Electron. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.

DENIS A. HELM: Executive Vice President

    Denis A. Helm has been executive vice president of Thermo Instrument since January 1999, and was a senior vice president of Thermo Instrument from 1994 to 1998, and a vice president from 1986 until 1994. From 1981 to 1998, Mr. Helm also served as president of Thermo Instrument's Thermo Environmental

Instruments Inc. subsidiary, a manufacturer of instruments and systems for detecting and monitoring environmental pollutants. Mr. Helm has also been chairman of the board and a director of Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument, since its inception in November 1996, and served as its chief executive officer from November 1996 until February 1998. Mr. Helm's business address is 8 East Forge Parkway, Franklin, Massachusetts 02038.

BARRY S. HOWE: Vice President

    Barry S. Howe has been a vice president of Thermo Instrument since 1994. Mr. Howe has been the president, chief executive officer and a director of ThermoSpectra since March 1998. In March 1999, Mr. Howe was also named interim president of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation. He was chief executive officer, president and a director of Thermo BioAnalysis Corporation, a majority-owned subsidiary of Thermo Instrument that manufactures products for biochemical research, drug discovery and clinical laboratories, from February 1995 to March 1998. From September 1989 to December 1995, he served as the president of Thermo Separation Products Inc. and its predecessor, a manufacturer of chromatography instruments and a subsidiary of ThermoQuest Corporation, which in turn is a majority-owned subsidiary of Thermo Instrument. Mr. Howe is also a director of Thermo Optek Corporation. Mr. Howe's business address is 8 East Forge Parkway, Franklin, Massachusetts 02038. For further information, please see description under "Directors and Executive Officers of the Company," above.

PAUL F. KELLEHER: Chief Accounting Officer

    Paul F. Kelleher has been the chief accounting officer of Thermo Instrument since May 1986. He has been senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron. Mr. Kelleher also serves as the chief accounting officer of ThermoSpectra. For further information, please see descriptions under "Directors and Executive Officers of the Company," above, and "Directors and Executive Officers of Thermo Electron," below.

EARL R. LEWIS: President, Chief Executive Officer and Director

    Earl R. Lewis has been president, and chief executive officer and a director, of Thermo Instrument since March 1997 and January 1998, respectively, and was chief operating officer of Thermo Instrument from January 1996 to January 1998. Prior to that time, he was executive vice president of Thermo Instrument from January 1996 to March 1997, senior vice president of Thermo Instrument from January 1994 to January 1996 and vice president of Thermo Instrument from March 1992 to January 1994. Mr. Lewis has been chief operating officer, measurement and detection, of Thermo Electron since September 1998. Prior to his appointment as chief operating officer, Mr. Lewis served as senior vice president of Thermo Electron from June 1998 to September 1998 and vice president from September 1996 to June 1998. Mr. Lewis is also a director of ThermoSpectra, was the chairman of the board of ThermoSpectra from June 1995 until March 1998, and was vice chairman of the board from August 1994 to June 1995. Mr. Lewis also served as chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in August 1995 to January 1998, and served as president of its predecessor, Thermo Jarrell Ash Corporation, for more than five years prior to 1995. Mr. Lewis is also the president and sole director of the Merger Sub. Mr. Lewis is also a director of SpectRx Inc. and the following affiliates of Thermo Electron: FLIR Systems, Inc., Metrika Systems Corporation, ONIX Systems Inc., Spectra-Physics Lasers, Inc., Thermo BioAnalysis Corporation, Thermo Optek Corporation, ThermoQuest Corporation and Thermo Vision

Corporation. For further information, please see descriptions under "Directors and Executive Officers of the Company," above, and "Director and Executive Officer of the Merger Sub" and "Directors and Executive Officers of Thermo Electron," below.

THEO MELAS-KYRIAZI: Chief Financial Officer

    Theo Melas-Kyriazi has been chief financial officer of Thermo Instrument since January 1999. He has also been a director of ThermoSpectra since its inception in August 1994, chairman of the board since March 1998, and chief financial officer since January 1999. Mr. Melas-Kyriazi has also been vice president, corporate strategy of Thermo Electron since March 1998 and chief financial officer since January 1999. Prior to his appointment as a vice president at Thermo Electron, Mr. Melas-Kyriazi served as ThermoSpectra's president and chief executive officer from its inception in August 1994 until March 1998. Mr. Melas-Kyriazi was treasurer of Thermo Instrument and Thermo Electron from 1988 to August 1994. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation, an affiliate of Thermo Electron. Mr. Melas-Kyriazi is a citizen of Greece. For further information, please see descriptions under "Directors and Executive Officers of the Company," above, and "Directors and Executive Officers of Thermo Electron," below.

ARVIN H. SMITH: Director

    Arvin H. Smith has been a director of Thermo Instrument since May 1986, and chairman of the board since March 1997. He was also president and chief executive officer of Thermo Instrument from 1986 to March 1997 and January 1998, respectively. Mr. Smith was the president of Thermo Electron from September 1998 until June 1999. He was executive vice president of Thermo Electron from 1991 until September 1998 and senior vice president from 1986 to 1991. Mr. Smith is also a director of ONIX Systems Inc. Mr. Smith's business address is 860 West Airport Freeway, Suite 301, Hurst, Texas 76054.

RICHARD F. SYRON: Director


    Richard F. Syron has been a director of Thermo Instrument since June 1999. Dr. Syron has also been the president and chief executive officer of Thermo Electron since June 1999 and a director of Thermo Electron since September 1997. From April 1994 to May 1999, Dr. Syron was the chairman and chief executive officer of the American Stock Exchange, Inc., which has offices located at 86 Trinity Place, New York, New York 10006. From January 1989 through April 1994, he was the president and chief executive officer of the Federal Reserve Bank of Boston. Prior to that time, he held a variety of senior positions with the Federal Home Loan Bank of Boston, the Federal Reserve Bank of Boston, the Board of Governors of the Federal Reserve System and the U.S. Department of Treasury. Dr. Syron is also a director of Dreyfus Corporation, The John Hancock Corporation and the following affiliates of Thermo Electron: Thermedics Inc. and Thermo Fibertek Inc. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.


POLYVIOS C. VINTIADIS: Director

    Polyvios C. Vintiadis has been a director of Thermo Instrument since July 1993. Mr. Vintiadis has been the chairman and chief executive officer of TowerMarc Corporation, a real estate development company, since 1984. Prior to joining TowerMarc, Mr. Vintiadis was a principal of Morgens, Waterfall & Vintiadis, Inc., a financial services firm, with whom he remains associated. For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D. Little & Company, Inc. Mr. Vintiadis is also a director of The Randers Killam Group Inc. and Thermo TerraTech Inc. Mr. Vintiadis' business address is 2 Pickwick Plaza, 4th Floor, Greenwich, Connecticut 06830.

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
DIRECTOR AND EXECUTIVE OFFICER OF THE MERGER SUB

EARL R. LEWIS: President and Director

    Earl R. Lewis has been the Merger Sub's president and sole director since the Merger Sub's formation in May 1999. For further information, please see descriptions under "Directors and Executive Officers of the Company" and "Directors and Executive Officers of Thermo Instrument," above, and "Directors and Executive Officers of Thermo Electron," below.

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON

JOHN M. ALBERTINE: Director

    John M. Albertine has been a director of Thermo Electron since 1986. Dr. Albertine serves as the chairman of the board and chief executive officer of Albertine Enterprises, Inc., an economic and public policy consulting and full-service mergers and acquisitions firm he founded in 1990. Dr. Albertine is also a director of American Precision Industries, Inc., Intermagnetics General Corp. and U.S. Cast Products Inc. Dr. Albertine's business address is Albertine Enterprises, Inc., 1156 15(th) Street N.W., Suite 505, Washington, DC 20005.

SAMUEL W. BODMAN: Director

    Samuel W. Bodman has been a director of Thermo Electron since May 1999. Since 1988, Mr. Bodman has served as the chairman and chief executive officer of Cabot Corporation, a manufacturer of specialty chemicals and materials. Mr. Bodman is a director of Cabot Oil & Gas Corporation, John Hancock Mutual Life Insurance Company, Security Capital Group Incorporated and Westvaco Corporation. Mr. Bodman's business address is Cabot Corporation, 75 State Street, Boston, Massachusetts 02109.

PETER O. CRISP: Director

    Peter O. Crisp has been a director of Thermo Electron since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. He has been vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, NovaCare Inc. and United States Trust Corporation, as well as the following affiliates of Thermo Electron: Thermo Power Corporation, Thermedics Inc. and ThermoTrex Corporation. Mr. Crisp's business address is Venrock, Inc., 30 Rockefeller Plaza, New York, New York 10112.

ELIAS P. GYFTOPOULOS: Director

    Elias P. Gyftopoulos has been a director of Thermo Electron since 1976. Dr. Gyftopoulos is Professor Emeritus of the Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of the following affiliates of Thermo Electron: Thermo BioAnalysis Corporation, Thermo Cardiosystems Inc., ThermoLase Corporation, ThermoRetec Corporation, ThermoSpectra, Thermo Vision Corporation and Trex Medical Corporation. Dr. Gyftopoulos' business address is Massachusetts Institute of Technology, Room 24-109, 77 Massachusetts Avenue, Cambridge, Massachusetts 02139. For further information, please see description under "Directors and Executive Officers of the Company," above.

GEORGE N. HATSOPOULOS: Chairman of the Board and Director

    George N. Hatsopoulos has been a director and the chairman of the board of directors of Thermo Electron since he founded Thermo Electron in 1956. He was also the chief executive officer and president of Thermo Electron from 1956 until June 1999 and January 1997, respectively. Dr. Hatsopoulos is also a director of Photoelectron Corporation and the following affiliates of Thermo
Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument, Thermo Optek Corporation, ThermoQuest Corporation and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a director of Thermo Instrument and a director and vice chairman of the board of directors of Thermo Electron. For further information, please see description under "Directors and Executive Officers of Thermo Instrument," above.

JOHN N. HATSOPOULOS: Vice Chairman of the Board and Director

    John N. Hatsopoulos has been a director of Thermo Electron since September 1997 and the vice chairman of the board of directors since September 1998. He was the president of Thermo Electron from January 1997 until September 1998, its chief financial officer from 1988 until his retirement in December 1998, and an executive vice president from 1986 until 1997. Mr. Hatsopoulos is also a director of LOIS/ USA Inc., US Liquids Inc. and the following affiliates of Thermo Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument, Thermo Power Corporation and Thermo TerraTech Inc. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a director of Thermo Instrument and a director and chairman of the board of directors of Thermo Electron. For further information, please see description under "Directors and Executive Officers of Thermo Instrument," above.


BRIAN D. HOLT: Chief Operating Officer, Energy and Environment



    Brian D. Holt became the chief operating officer, energy and environment, of Thermo Electron in September 1998. Mr. Holt has been the president and chief executive officer of Thermo Ecotek Corporation, a majority-owned subsidiary of Thermo Electron, since February 1994, and has been a director of Thermo Ecotek Corporation since January 1995. For more than five years prior to his appointment as an officer of Thermo Ecotek Corporation, he was the president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc. and the following affiliates of Thermo Electron: Thermo Power Corporation, ThermoRetec Corporation, The Randers Killam Group Inc. and Thermo TerraTech Inc. Mr. Holt's business address is 245 Winter Street, Waltham, Massachusetts 02451.


FRANK JUNGERS: Director

    Frank Jungers has been a director of Thermo Electron since 1978. Mr. Jungers has been a consultant on business and energy matters since 1977. From 1974 through 1977, Mr. Jungers was employed by the Arabian American Oil Company as the chairman and chief executive officer. Mr. Jungers is also a director of The AES Corporation, Donaldson, Lufkin & Jenrette, Inc., Georgia-Pacific Corporation, Statia Terminals Group N.V. and the following affiliates of Thermo
Electron: ONIX Systems Inc., Thermo Ecotek Corporation and ThermoQuest Corporation. Mr. Jungers' business address is 822 N.W. Murray, Suite 242, Portland, Oregon 97229.

JOHN T. KEISER: Chief Operating Officer, Biomedical and Emerging Technologies

    John T. Keiser became the chief operating officer, biomedical and emerging technologies, of Thermo Electron in September 1998. Mr. Keiser has been president of Thermedics Inc., a majority-owned subsidiary of Thermo Electron, since March 1994, its chief executive officer since December 1998 and its senior vice president from 1994 until March 1998. Mr. Keiser was the president of the Eberline Instrument division of Thermo Instrument from 1985 to July 1994. Mr. Keiser is also a director of the following affiliates of Thermo Electron:
Metrika Systems Corporation, Thermedics Detection Inc., ThermoTrex Corporation, ThermoLase Corporation, Trex Medical Corporation, Thermo Sentron Inc. and Thermo Cardiosystems Inc. He has also been the president of Thermo Biomedical Inc., a wholly owned subsidiary of Thermo Electron, since 1994.

PAUL F. KELLEHER: Senior Vice President, Finance and Administration

    Paul F. Kelleher has been the senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. Mr. Kelleher is also the chief accounting officer of ThermoSpectra and Thermo Instrument. For further information, please see descriptions under "Directors and Executive Officers of the Company" and "Directors and Executive Officers of Thermo Instrument," above.

EARL R. LEWIS: Chief Operating Officer, Measurement and Detection


    Earl R. Lewis became the chief operating officer, measurement and detection of Thermo Electron in September 1998, and had been a vice president of Thermo Electron since September 1996. Mr. Lewis has been a director and chief executive officer of Thermo Instrument since January 1998, and has been president of Thermo Instrument since March 1997. He was the chief operating officer of Thermo Instrument from January 1996 to January 1998. Prior to that time, he was an executive vice president of Thermo Instrument from January 1996 to March 1997, a senior vice president from January 1994 to January 1996 and a vice president from March 1992 to January 1994. Prior to his appointment as Thermo Instrument's chief executive officer, Mr. Lewis was also the chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument, from its inception in August 1995 to January 1998 and was the president of its predecessor, Thermo Jarrell Ash Corporation for more than five years prior to 1995. He is also the president and sole director of the Merger Sub. Mr. Lewis is also a director of SpectRx Inc. and the following affiliates of Thermo Electron:
FLIR Systems, Inc., Metrika Systems Corporation, ONIX Systems Inc., Spectra-Physics Lasers, Inc., Thermo BioAnalysis Corporation, Thermo Optek Corporation, ThermoQuest Corporation, ThermoSpectra and Thermo Vision Corporation. For further information, please see descriptions under "Directors and Executive Officers of the Company," "Director and Executive Officer of the Merger Sub" and "Directors and Executive Officers of Thermo Instrument," above.


ROBERT A. MCCABE: Director

    Robert A. McCabe has been a director of Thermo Electron since 1962. He has been the chairman of Pilot Capital Corporation, which is engaged in private investments, since 1998. Mr. McCabe was president of Pilot Capital Corporation from 1987 to 1998. Prior to that time, Mr. McCabe was a managing director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Atlantic Bank & Trust Company, Borg-Warner Security Corporation, Church & Dwight Company and Thermo Optek Corporation, an affiliate of Thermo Electron. Mr. McCabe's business address is Pilot Capital Corporation, 444 Madison Avenue, Suite 2103, New York, New York 10022.

THEO MELAS-KYRIAZI: Chief Financial Officer and Vice President


    Theo Melas-Kyriazi has been the chief financial officer of Thermo Electron since January 1999 and a vice president since March 1998. In addition, Mr. Melas-Kyriazi was the treasurer of Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as the president and chief executive officer of ThermoSpectra. Mr. Melas-Kyriazi is also the chief financial officer of ThermoSpectra and Thermo Instrument. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation and is the chairman of the board of directors of ThermoSpectra, both affiliates of Thermo Electron. Mr. Melas-Kyriazi is a citizen of Greece. For further information, please see descriptions under "Directors and Executive Officers of the Company" and "Directors and Executive Officers of Thermo Instrument," above.

DONALD E. NOBLE: Director

    Donald E. Noble has been a director of Thermo Electron since 1983. Mr. Noble has announced his intention to retire from the board of directors in September 1999. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid, Incorporated, first with the title of president and then as the chairman of the board. Mr. Noble is also a director of the following affiliates of Thermo Electron: Thermo Fibertek Inc., Thermo Power Corporation, Thermo Sentron Inc. and Thermo TerraTech Inc. Mr. Noble's business address is 345 North Market Street, Suite G-05, Wooster, Ohio 44691.

HUTHAM S. OLAYAN: Director

    Hutham S. Olayan has been a director of Thermo Electron since 1987. She has served since 1995 as the president and a director of Olayan America Corporation, a member of the Olayan Group, and as the president and a director of Competrol Real Estate Limited, another member of the Olayan Group, from 1986 until its merger into Olayan America Corporation in 1997. The surviving company is engaged in private investments, including real estate, and advisory services. In addition, from 1985 to 1994, Ms. Olayan served as the president and a director of Crescent Diversified Limited, another member of the Olayan Group engaged in private investments. Ms. Olayan is also a director of Trex Medical Corporation, an affiliate of Thermo Electron. Ms. Olayan is a citizen of Saudi Arabia. Ms. Olayan's business address is Suite 1100, 505 Park Avenue, New York, New York 10022.

ROBERT W. O'LEARY: Director


    Robert W. O'Leary has been a director of Thermo Electron since June 1998. He has been the president and the chairman of Premier, Inc., a strategic alliance of not-for-profit health care and hospital systems, since 1995. From 1990 to 1995, Mr. O'Leary was the chairman of American Medical International, Inc., one of the three predecessor entities of Premier, Inc. Mr. O'Leary's business address is Premier, Inc., 12225 El Camino Real, San Diego, California 92130.


WILLIAM A. RAINVILLE: Chief Operating Officer, Recycling and Resource Recovery

    William A. Rainville became the chief operating officer, recycling and resource recovery, of Thermo Electron in September 1998. Prior to that time, Mr. Rainville had been a senior vice president of Thermo Electron since March 1993 and was a vice president of Thermo Electron from 1986 to 1993. Mr. Rainville has been the president and chief executive officer of Thermo Fibertek Inc., a majority-owned subsidiary of Thermo Electron, since its inception in 1991 and a director since January 1992. From 1984 until January 1993, Mr. Rainville was the president and chief executive officer of Thermo Web Systems Inc., a subsidiary of Thermo Fibertek Inc. Mr. Rainville is also a director of the following affiliates of Thermo Electron: Thermo Ecotek Corporation, Thermo Fibergen Inc., ThermoRetec Corporation, and Thermo TerraTech Inc. Mr. Rainville's business address is 245 Winter Street, Waltham, Massachusetts 02451.

RICHARD F. SYRON: President, Chief Executive Officer and Director


    Richard F. Syron has been the president and chief executive officer of Thermo Electron since June 1999 and a director of Thermo Electron since September 1997. From April 1994 to May 1999, Dr. Syron was the chairman and chief executive officer of the American Stock Exchange, Inc., which has offices located at 86 Trinity Place, New York, New York 10006. From January 1989 through April 1994, he was the president and chief executive officer of the Federal Reserve Bank of Boston. Prior to that time, he held a variety of senior positions with the Federal Home Loan Bank of Boston, the Federal Reserve Bank of Boston, the Board of Governors of the Federal Reserve System and the U.S. Department of Treasury. Dr. Syron is also a director of Dreyfus Corporation, The John Hancock Corporation and the following affiliates of Thermo Electron:
Thermedics Inc., Thermo Fibertek Inc. and Thermo Instrument. For further information, please see description under "Directors and Executive Officers of Thermo Instrument," above.

ROGER D. WELLINGTON: Director

    Roger D. Wellington has been a director of Thermo Electron since 1986. Mr. Wellington serves as the president and chief executive officer of Wellington Consultants, Inc. and of Wellington Associates Inc., international business consulting firms he founded in 1994 and 1989, respectively. Prior to 1989, Mr. Wellington served as the chairman of the board of Augat Inc., a manufacturer of electromechanical components and systems, for more than five years. Prior to 1988, Mr. Wellington also served as the chief executive officer and president of Augat Inc. for more than ten years. Mr. Wellington is also a director of Photoelectron Corporation and Thermo Fibergen Inc., an affiliate of Thermo Electron.

    To the knowledge of the Company, all of the above-listed officers and directors intend to vote to approve the Merger Agreement.

                                                                      APPENDIX E

                     INFORMATION CONCERNING TRANSACTIONS IN
                        THE COMMON STOCK OF THE COMPANY

    The following sets forth information with respect to purchases of Common Stock by ThermoSpectra, Thermo Instrument, the Merger Sub and Thermo Electron since the commencement of ThermoSpectra's second full fiscal year preceding the date of this Proxy Statement.

                                                                             RANGE OF PRICES      AVERAGE PURCHASE
                                                            NUMBER OF         PAID PER SHARE       PRICE PER SHARE
                                                        SHARES PURCHASED      DURING QUARTER           DURING
QUARTER/YEAR                            PURCHASER        DURING QUARTER           ($)(1)           QUARTER ($)(1)
----------------------------------  ------------------  -----------------  --------------------  -------------------
1st Quarter 1997..................   Thermo Electron          287,200          12.500--15.125            14.484
2nd Quarter 1997..................   Thermo Electron          216,400          11.625--14.500            12.983
3rd Quarter 1997..................   Thermo Electron          117,800          10.313--13.313            11.255
4th Quarter 1997..................   Thermo Electron          155,800           9.000--13.000            11.255
1st Quarter 1998..................   Thermo Electron          152,300           8.625--10.500             9.771
2nd Quarter 1998..................   Thermo Electron          272,400           9.375--11.375            10.478
3rd Quarter 1998..................   Thermo Electron          140,900           9.688--12.125            10.369
3rd Quarter 1998..................  Thermo Instrument         390,200           9.750--10.250             9.910
4th Quarter 1998..................   Thermo Electron           39,500          11.000--11.375            11.337
4th Quarter 1998..................  Thermo Instrument         490,700           8.500--11.750            10.385

------------------------

(1) Prices per share of Common Stock are net of commissions paid by the respective purchasers.

    The following chart sets forth information with respect to options granted by ThermoSpectra since the commencement of ThermoSpectra's second full fiscal year preceding the date of this Proxy Statement to directors and executive officers of ThermoSpectra, Thermo Instrument, the Merger Sub and Thermo Electron.

                                                                                                      NUMBER OF
                                                                                                       SHARES
                                                                                           DATE OF     COVERED     EXERCISE
NAME                                                        RELATIONSHIP                    GRANT    BY OPTIONS      PRICE
-------------------------------------------  -------------------------------------------  ---------  -----------  -----------
Christopher J. Barron......................  Vice President, ThermoSpectra                  5/20/98       7,000    $   10.68
Christopher J. Barron......................  Vice President, ThermoSpectra                  9/25/98       1,000    $   10.13
Joseph A. Baute............................  Director, ThermoSpectra                        5/27/99       1,000    $   15.33
David J. Beaubien..........................  Director, ThermoSpectra                        5/27/99       1,000    $   15.33
Robert E. Finnigan.........................  Director, ThermoSpectra                        4/28/97      10,000    $   11.93
Robert E. Finnigan.........................  Director, ThermoSpectra                        5/27/99       1,000    $   15.33
Elias P. Gyftopoulos.......................  Director, ThermoSpectra                        5/27/99       1,000    $   15.33
Barry S. Howe..............................  President, Chief Executive Officer and
                                             Director, ThermoSpectra; Vice President,
                                             Thermo Instrument                              5/20/98     100,000    $   10.68
Ronald W. Lindell..........................  Vice President, ThermoSpectra                  5/20/98       6,000    $   10.68
Ronald W. Lindell..........................  Vice President, ThermoSpectra                  9/25/98       1,000    $   10.13
Richard S. Melanson........................  Senior Vice President, ThermoSpectra          12/04/97      35,000    $    9.53
Richard S. Melanson........................  Senior Vice President, ThermoSpectra           9/25/98       2,100    $   10.13
Theo Melas-Kyriazi.........................  Chief Financial Officer and Chairman of the
                                             Board, ThermoSpectra; Chief Financial
                                             Officer, Thermo Instrument; Vice President
                                             and Chief Financial Officer, Thermo
                                             Electron                                       3/06/97       2,000    $   14.98
Theo Melas-Kyriazi.........................  Chief Financial Officer and Chairman of the
                                             Board, ThermoSpectra; Chief Financial
                                             Officer, Thermo Instrument; Vice President
                                             and Chief Financial Officer, Thermo
                                             Electron                                       3/11/98       7,200    $   10.00

    The following chart sets forth information with respect to options to purchase Common Stock that have been exercised by directors and executive officers of ThermoSpectra, Thermo Instrument, the Merger Sub and Thermo Electron since the commencement of ThermoSpectra's second full fiscal year preceding the date of this Proxy Statement.

                                                                                                     NUMBER OF
                                                                                                      SHARES          AVERAGE
                                                                                     EXERCISE      RECEIVED UPON     EXERCISE
NAME                                                    RELATIONSHIP                   DATE          EXERCISE          PRICE
----------------------------------------  ----------------------------------------  -----------  -----------------  -----------
John N. Hatsopoulos.....................  Director, Thermo Instrument; Vice
                                            Chairman of the Board, Thermo Electron     3/02/99           8,000       $   10.00
John N. Hatsopoulos.....................  Director, Thermo Instrument; Vice
                                            Chairman of the Board, Thermo Electron     3/02/99           4,400       $    9.30

  OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY


    The following table sets forth the beneficial ownership of Common Stock, as of June 30, 1999, with respect to (i) each director and current executive officer of the Company and (ii) all directors and current executive officers as a group.


    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Instrument or by Thermo Electron, as the case may be.


                                                                                            THERMOSPECTRA CORPORATION(2)
                                                                                            ----------------------------
                                                                                             NUMBER OF     PERCENTAGE
NAME(1)                                                                                       SHARES        OF CLASS
------------------------------------------------------------------------------------------  -----------  ---------------
Christopher J. Barron.....................................................................      33,000              *
Joseph A. Baute...........................................................................       1,103              *
David J. Beaubien.........................................................................       1,000              *
Robert E. Finnigan........................................................................      12,000              *
Elias P. Gyftopoulos......................................................................      22,022              *
Barry S. Howe.............................................................................     119,010              *
Paul F. Kelleher..........................................................................       5,000              *
Earl R. Lewis.............................................................................      55,000              *
Ronald W. Lindell.........................................................................      37,000              *
Richard S. Melanson.......................................................................      42,100              *
Theo Melas-Kyriazi........................................................................      77,800              *
All directors and current executive officers as a group (11 persons)......................     405,035            2.6


------------------------

*   Reflects ownership of less than 1.0% of the outstanding Common Stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) The shares of Common Stock beneficially owned by Mr. Barron, Mr. Baute, Mr. Beaubien, Dr. Finnigan, Dr. Gyftopoulos, Mr. Howe, Mr. Kelleher, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 33,000, 1,000, 1,000, 11,000, 21,000,
    104,000, 5,000, 50,000, 37,000, 37,100, 64,200 and 364,300 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Baute, Dr. Gyftopoulos and all directors and current executive officers as a group include 103, 22 and 125 shares, respectively, allocated through April 3, 1999, to their respective accounts maintained under the Company's Deferred Compensation Plan. Shares beneficially owned by Dr. Finnigan include 1,000 shares held in a trust of which he and his spouse are the trustees. No director or current executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of June 30, 1999; all directors and current executive officers as a group beneficially owned 2.6% of the Common Stock outstanding as of such date.


    OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THERMO
                                   INSTRUMENT


    The following table sets forth the beneficial ownership of Common Stock, as of June 30, 1999, with respect to (i) each director and current executive officer of Thermo Instrument and (iii) all directors and current executive officers of Thermo Instrument as a group.


    While certain directors and executive officers of Thermo Instrument are also directors and executive officers of Thermo Electron or its subsidiaries other than Thermo Instrument, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron or Thermo Instrument, as the case may be.


                                                                                            THERMOSPECTRA CORPORATION(2)
                                                                                            ----------------------------
                                                                                             NUMBER OF     PERCENTAGE
NAME(1)                                                                                       SHARES        OF CLASS
------------------------------------------------------------------------------------------  -----------  ---------------
Frank Borman..............................................................................       1,500              *
Richard W.K. Chapman......................................................................       4,000              *
George N. Hatsopoulos.....................................................................      24,750              *
John N. Hatsopoulos.......................................................................      12,000              *
Denis A. Helm.............................................................................       4,000              *
Barry S. Howe.............................................................................     119,010              *
Paul F. Kelleher..........................................................................       5,000              *
Earl R. Lewis.............................................................................      55,000              *
Theo Melas-Kyriazi........................................................................      77,800              *
Arvin H. Smith............................................................................      20,000              *
Richard F. Syron..........................................................................           0              *
Polyvios C. Vintiadis.....................................................................       1,500              *
All directors and current executive officers as a group (12 persons)......................     324,560            2.1


------------------------

*   Reflects ownership of less than 1.0% of the outstanding Common Stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) The shares of Common Stock beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Kelleher, Mr. Lewis, Mr. Melas-Kyriazi, Mr. Smith, Mr. Vintiadis and all directors and current executive officers as a group include 1,500, 4,000, 24,750, 12,000, 4,000, 104,000, 5,000, 50,000, 64,200, 20,000, 1,500 and 290,950 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. No director or current executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of June 30, 1999; all directors and current executive officers as a group beneficially owned 2.1% of the Common Stock outstanding as of such date.

OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THERMO ELECTRON


    The following table sets forth the beneficial ownership of Common Stock, as of June 30, 1999, with respect to (i) each director and current executive officer of Thermo Electron and (ii) all directors and current executive officers as a group.


    While certain directors and executive officers of Thermo Electron are also directors and executive officers of majority-owned subsidiaries of Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron or by such majority-owned subsidiaries, as the case may be.


                                                                                            THERMOSPECTRA CORPORATION(2)
                                                                                            ----------------------------
                                                                                             NUMBER OF     PERCENTAGE
NAME(1)                                                                                       SHARES        OF CLASS
------------------------------------------------------------------------------------------  -----------  ---------------
John M. Albertine.........................................................................       1,000              *
Samuel W. Bodman..........................................................................           0              *
Peter O. Crisp............................................................................       1,000              *
Elias P. Gyftopoulos......................................................................      22,022              *
George N. Hatsopoulos.....................................................................      24,750              *
John N. Hatsopoulos.......................................................................      12,000              *
Brian D. Holt.............................................................................           0              *
Frank Jungers.............................................................................       1,500              *
John T. Keiser............................................................................       1,500              *
Paul F. Kelleher..........................................................................       5,000              *
Earl R. Lewis.............................................................................      55,000              *
Robert A. McCabe..........................................................................       1,500              *
Theo Melas-Kyriazi........................................................................      77,800              *
Donald E. Noble...........................................................................       4,000              *
Hutham S. Olayan..........................................................................       1,000              *
Robert W. O'Leary.........................................................................           0              *
William A. Rainville......................................................................      10,000              *
Richard F. Syron..........................................................................           0              *
Roger D. Wellington.......................................................................       1,000              *
All directors and current executive officers as a group (19 persons)......................     219,072            1.4


------------------------

*   Reflects ownership of less than 1.0% of the outstanding Common Stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) The shares of Common Stock beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. Keiser, Mr. Kelleher, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 1,000, 1,000, 21,000, 24,750, 12,000,
    1,500, 1,500, 5,000, 50,000, 1,500, 64,200, 1,000, 1,000, 10,000, 1,000 and
    196,450 shares, respectively, that such person or members of the group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos and all directors and current executive officers as a group include 22 shares allocated through April 3, 1999 to his account maintained pursuant to the Company's Deferred Compensation Plan. No director or current executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of June 30, 1999; all directors and current executive officers as a group beneficially owned 1.4% of the Common Stock outstanding as of such date.

OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THE MERGER SUB

    Please see "Ownership of Common Stock by Executive Officers and Directors of the Company," "Ownership of Common Stock by Executive Officers and Directors of Thermo Instrument" and "Ownership of Common Stock by Executive Officers and Directors of Thermo Electron," above, for information regarding the ownership of Common Stock by Earl R. Lewis, the sole director and executive officer of the Merger Sub.

                        TRANSACTIONS IN THE COMMON STOCK

    There were no transactions in the Common Stock effected during the 60 days preceding the date of this Proxy Statement by ThermoSpectra, Thermo Instrument, the Merger Sub, Thermo Electron or, to the best knowledge of the Company, the directors and executive officers of any of ThermoSpectra, Thermo Instrument, the Merger Sub or Thermo Electron.